                                                                    EXHIBIT 99.1

               SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

    The following selected supplemental consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Supplemental Consolidated Financial Statements and Notes, and the Supplemental Unaudited Condensed Consolidated Financial Statements and Notes included elsewhere in this document.

FINANCIAL OVERVIEW

                                NINE MONTHS ENDED
                                  SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                              ---------------------   ------------------------------------------------------
                               1999(3)      1998       1998(1)     1997(2)      1996       1995       1994
                              ---------   ---------   ---------   ---------   --------   --------   --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues................  $ 620,424   $ 520,587   $ 735,506   $ 663,892   $734,540   $636,547   $451,969
Net income (loss)...........    (53,934)     27,630      50,184    (360,388)   (74,019)    38,600     48,293
Preferred stock dividend....       (829)     (1,816)     (3,478)       (301)        --         --         --
Value assigned to
  warrants..................         --      (1,982)     (1,982)     (1,601)        --         --         --
Net income (loss) applicable
  to common stockholders....    (54,763)     23,832      44,724    (362,290)   (74,019)    38,600     48,293
Net income (loss) per common
  share:
  Basic.....................      (0.28)       0.14        0.26       (2.37)     (0.49)      0.27       0.35
  Diluted...................      (0.28)       0.13        0.25       (2.37)     (0.49)      0.26       0.34
Total assets................    583,320     547,312     622,065     566,021    883,259    682,445    447,769
Long-term obligations.......      2,090       5,201       3,759       6,544      2,394      2,846        892
Retained earnings
  (accumulated deficit).....   (283,848)   (254,489)   (231,934)   (282,118)    78,269    154,098    115,668

--------------------------

(1) In fiscal 1998, we recorded restructuring-related adjustments that increased operating income by $10.3 million and, in connection with our acquisition of Red Brick in December 1998, recorded a charge to operations of $2.6 million for in-process research and development which had not yet reached technological feasibility and had no alternative future uses.

(2) In fiscal 1997, we recorded a restructuring charge of $108.2 million, a write-down of certain assets in Japan of $30.5 million and a write-down of capitalized software of $14.7 million.

(3) In the nine month period ended September 30, 1999, we recorded a charge of $97.0 million related to the pending settlement of the private securities and related litigation against us.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF INFORMIX, WHICH INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS.

OVERVIEW

    Informix Corporation is a leading supplier of information management software and solutions to governments and enterprises worldwide. We design, develop, manufacture, market and support

    - Relational database management systems

    - Connectivity interfaces and gateways

    - Graphical and character-based application development tools for building database applications that allow customers to access, retrieve and manipulate business data

    We also offer complete solutions, which include our database management software, our own and third-party software, and our consulting services, to help customers design and deploy data warehouses, Web-based enterprise repositories and electronic commerce applications.

    On October 1, 1999, the Company reorganized its operating business divisions into four new business groups: the TransAct Business Group, which is responsible for delivering on-line transaction processing products, the i.Foundation Business Group, which is responsible for delivering products that provide the technological foundation for Internet-based electronic commerce solutions; the i.Informix Business Group, which is responsible for delivering Internet-based solutions for electronic commerce; and the i.Intelligence Business Group, which is responsible for delivering Internet-based data warehouse products and solutions.

    On May 26, 1999, we entered into a memorandum of understanding regarding the settlement of pending private securities and related litigation against us, including a federal class action, a derivative action, and a state class action. The settlement will resolve all material litigation arising out of the restatement of our financial statements that was publicly announced in November, 1997. In accordance with the terms of the memorandum of understanding, we paid approximately $3.2 million in cash during the second quarter of 1999 and an additional amount of approximately $13.8 million of insurance proceeds was contributed directly by certain of our insurance carriers on behalf of certain of our current and former officers and directors. We will also contribute a minimum of 9 million shares of our common stock, which will have a guaranteed value of $91 million for a maximum term of one year from the date of final approval of the settlement by the courts. Our former independent auditors, Ernst & Young LLP, will pay $34 million in cash. The total amount of the settlement, which has received final approval with respect to the federal class action and is pending final state court approval with respect to the derivative and state class actions, will be $142 million.

    In our Form 10-K for the year ended December 31, 1997, we stated that Ernst & Young LLP, our former independent auditors, had issued a letter identifying certain material weaknesses in our internal accounting controls for the year ended December 31, 1997. During fiscal year 1998, we devoted substantial effort and expense to addressing those material weaknesses.

    In connection with their audit of our consolidated financial statements for the year ended December 31, 1998, KPMG LLP, our independent auditors, notified us that they identified certain conditions which, collectively, represented a continuing material weakness in our internal accounting controls during the year ended December 31, 1998. The identified conditions were: significant turnover and a lack of adequate resources in the accounting and finance departments; a failure to have timely and complete account analyses and reconciliations at the end of each financial reporting period; the absence of a formal budgeting process; and a lack of up-to-date formal written accounting policies and procedures, We have taken, and we continue to take, actions to strengthen our internal accounting controls. We have added a significant number of experienced accounting and finance personnel; we have improved our account reconciliation and review processes; we have created a 1999 revenue and operating expense budget by quarter that was approved by our Board of Directors; and our internal audit department engaged in a comprehensive review of our accounting policies and procedures, as well as our compliance with our existing accounting policies and procedures.

    We have made significant progress toward addressing each of the identified conditions. Our independent auditors have informed us that the existence of the identified conditions did not affect their report on our consolidated financial statements for the year ended December 31, 1998. In addition, it is our conclusion that the existence of the identified conditions for the year ended December 31, 1998 had no effect on our reported financial results for the nine-month period ended September 30, 1999. Moreover, based on the existing personnel, policies and procedures, monthly financial statement review, account reconciliations and general business processes, including forecasting, it is our conclusion that during the nine-month period ended September 30, 1999, we maintained, and we continue to maintain, effective internal control over financial reporting.

    On December 31, 1998, we acquired Red Brick Systems, Inc. ("Red Brick"), a provider of scaleable decision support solutions for data warehousing, data marts, online analytical processing and data mining, in a transaction which has been accounted for as a purchase. Of the total purchase price, $2.6 million was allocated to in-process research and development expense and charged to operations in the fourth quarter of 1998. The development efforts related to the purchased in-process research and development projects have progressed as anticipated. We released Informix Red Brick Warehouse version 5.1.7 and Formation version 1.4 on schedule during May 1999, and we anticipate that we will release Formation version 1.5 before the end of 1999 as originally estimated. We are not aware of any events which would significantly alter the estimates used in the valuation of such component of the total purchase price.

    On October 8, 1999, we completed our acquisition of Cloudscape, Inc., ("Cloudscape"), a privately-held provider of synchronized database solutions for the remote and occasionally connected workforce. In the acquisition, the former shareholders of Cloudscape received shares of our common stock in exchange for their shares of Cloudscape at the rate of approximately 0.56 shares of our common stock for each share of Cloudscape common stock (the "Cloudscape Merger"). The Cloudscape Merger was accounted for as a pooling-of-interests. An aggregate of 9,583,000 shares of our common stock were issued pursuant to the Merger, and an aggregate of 417,000 options and warrants to purchase Cloudscape common stock were assumed by us.

    All of our financial data presented in the supplemental consolidated financial statements and management's discussion and analysis of financial condition and results of operations included within this Form 8-K have been restated to include the historical financial information of Cloudscape in accordance with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of a business combination and pursuant to Regulation S-X. Our statement of operations for the nine-month period ended September 30, 1999 has been combined with the Cloudscape statement of operations for the same period. Our statement of operations for the nine-month period ended September 30, 1998 has been combined with the Cloudscape statement of operations for the nine-month period ended December 31, 1998. Our statement of income for the year ended December 31, 1998 has been combined with the Cloudscape statement of operations for the year ended March 31, 1999. Our statement of operations for the year ended December 31, 1997 has been combined with the Cloudscape statement of operations for the year ended March 31, 1998. Our statement of operations for the year ended December 31, 1996 has been combined with the Cloudscape statement of operations for the period from August 2, 1996 (inception) through March 31, 1997. This presentation is in accordance with the rules and regulations of the Securities and Exchange Commission (SEC) which require that the fiscal periods combined in the supplemental consolidated financial statements be within 93 days of

Informix's fiscal period ends. As a consequence, the results of Cloudscape for the three-month period ended March 31, 1999 are included in the results of operations for both the year ended December 31, 1998 and the nine-month period ended September 30, 1999. Cloudscape revenues and net loss for the three-month period ended March 31, 1999 were $347,000 and $2,020,000, respectively.

The supplemental consolidated balance sheets at December 31, 1998 and 1997 combine the balance sheets of Cloudscape as of March 31, 1999 and 1998, respectively. The supplemental consolidated balance sheet at September 30, 1999 combines the balance sheet of Cloudscape as of September 30, 1999.

RESULTS OF OPERATIONS

RESULTS OF OPERATIONS FOR YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

    The following table and discussion compares the results of operations for the years ended December 31, 1998, 1997 and 1996.

                                                                              YEARS ENDED
                                                                              DECEMBER 31,
                                                                  ------------------------------------
                                                                    1998          1997          1996
                                                                  --------      --------      --------
                                                                             PERCENT OF NET
                                                                                REVENUES
Net revenues:
  Licenses..................................................         52%           57%           68%
  Services..................................................         48            43            32
    Total net revenues......................................        100           100           100
Cost and expenses:
  Cost of software distribution.............................          5            19             6
  Cost of services..........................................         21            25            20
  Sales and marketing.......................................         37            63            56
  Research and development..................................         20            21            16
  General and administrative................................         10            13             9
  Write-off of goodwill and long-term assets................         --             5            --
  Write-off of acquired research and development............         --             1            --
  Restructuring charges.....................................         (1)           16            --
  Merger expenses...........................................         --            --             1
    Total expenses..........................................         93           154           108
Operating income (loss).....................................          7           (54)           (8)
Net income (loss)...........................................          7%          (54)%         (10)%

    Our operating results for fiscal 1998 improved over the prior year due to revenue growth of 11% and a reduction in operating expenses of 33%. The growth in consolidated revenues was primarily derived in North America as sales increased by 18% in this region during fiscal 1998, while Latin America and Europe experienced revenue growth of 7% and 6%, respectively, during the same period. Revenues in Asia/Pacific in fiscal 1998, while consistent with fiscal 1997 when translated into U.S. dollars, actually increased 16% on a constant-currency basis. In an effort to keep operating expenses in line with revenues, and as a result of our restructuring initiated in fiscal 1997, we reduced total operating expenses as a percent of net revenues from 154% in fiscal 1997 to 93% in fiscal 1998. The most significant cost-cutting efforts were achieved in sales and marketing as we were able to reduce these expenditures, as a percentage of net revenues, from 63% in fiscal 1997 to 37% in fiscal 1998. In total dollars, sales and marketing expenses decreased from $418.1 million in fiscal 1997 to $271.9 million in fiscal 1998, or 35%. We believe that research and development is essential to maintaining our competitive position in our primary markets and as a result increased research and development expenditures by 6% in fiscal 1998. Revenue growth combined with lower operating costs resulted in operating income of $53.3 million for fiscal 1998 compared to an operating loss of $359.5 million in fiscal 1997.

REVENUES

    We derive revenues from licensing software and providing post-license technical product support and updates to customers and from consulting and training services.

    LICENSE REVENUES. License revenues may involve the shipment of product by us or the granting of a license to a customer to manufacture products. Our products are sold directly to end-user customers or through resellers, including OEMs, distributors and value added resellers (VAR's).

    License revenues for fiscal 1998 increased slightly to $383.9 million from $378.2 million in fiscal 1997. We believe that this modest increase in license revenues reflected a number of factors which affected us during fiscal 1998, including an overall decrease in revenue growth rates in the RDBMS industry worldwide, continued uncertainty in the Asia/Pacific economies and financial markets as well as changes to our European management.

    License revenues declined by 25% to $378.2 million for fiscal 1997 from $502.7 million for fiscal 1996. We believe that this decrease was primarily attributable to slowing growth in the market for RDBMS products and customer uncertainty about our financial condition at that time. In addition, we experienced a significant turnover in senior management sales positions during fiscal 1997, which adversely affected sales.

    Our increased focus on reseller channels in fiscal 1996 resulted in a significant build-up of licenses that had not been resold or utilized by the resellers. As discussed in Note 1 to our Consolidated Financial Statements for the year ended December 31, 1998, revenue from license agreements with resellers is recognized as earned by us when the licenses are resold or utilized by the reseller and all of our related obligations have been satisfied. Amounts received from customers and financial institutions in advance of revenue being recognized are recorded as a liability in "advances from customers and financial institutions" in our Consolidated Financial Statements. Advances in the amount of $121.1 million and $180.0 million had not been recognized as earned revenue as of December 31, 1998 and 1997, respectively. During the year ended
December 31, 1998, we received $11.4 million in customer advances and recognized revenue from resellers with previously recorded customer advances of $66.1 million. Included in the $66.1 million recognized were $61.7 million of licenses which were resold or utilized by the reseller and $4.4 million related to contractual reductions in customer advances. Contractual reductions result from settlements between us and resellers in which the customer advance contractually expires or a settlement is structured wherein the rights to resell our products terminate without sell through or deployment of the software.

    As of December 31, 1998, we had reached structured settlements with three resellers with remaining rights to resell a total of $25.7 million of our products. In accordance with the settlements, the minimum future reduction in customer advances totals $18.4 million and $7.3 million for the years ended December 31, 1999 and 2000, respectively.

    In order to properly recognize revenue on arrangements where the reseller has duplication rights, we rely on accurate and timely reports from resellers of the quantity of licenses that have been resold or utilized. In instances where a reseller does not submit a timely report, we accrue royalty revenue through the end of the reporting period provided we have vendor specific historical information. From time to time, late or inaccurate reports are identified or corrected for a variety of reasons, including resellers updating their reports or as a result of our proactive activities such as audits of the resellers' royalty reports. As a result, revenue from these late or updated reports, which was not previously accrued, is recognized in the period during which the reports are received. Such revenue amounted to approximately $6.0 million for fiscal 1998. We expect that the late or inaccurate reporting of resale or utilization of licenses by resellers and the resulting fluctuations will continue for the foreseeable future.

    Our license transactions can be relatively large in size and difficult to forecast both in timing and dollar value. As a result, license transactions have caused fluctuations in net revenues and net income (loss) because of the relatively high gross margin on such revenues. As is common in the industry, a disproportionate amount of our license revenue is derived from transactions that close in the last weeks or days of a quarter. The timing of closing large license agreements also increases the risk of quarter-to-quarter fluctuations. We expect that these types of transactions and the resulting fluctuations in revenue will continue.

    SERVICE REVENUES. Service revenues are comprised of maintenance, consulting and training revenues. Service revenues increased 23% to $351.6 million for fiscal 1998 from $285.7 million for fiscal 1997. Service revenues also increased 23% in fiscal 1997 as compared to $231.8 million for fiscal 1996. Service revenues accounted for 48%, 43% and 32% of total revenues in fiscal 1998, 1997 and 1996, respectively. The increase in service revenues, both in absolute dollars and as a percentage of total revenues, is attributable primarily to higher initial year maintenance fees and the renewal of maintenance contracts in connection with our installed customer base. As our products continue to grow in complexity, more support services are expected to be required. We intend to satisfy this requirement through internal support, third-party services and OEM support.

    Consulting and training revenues remained flat at $97.9 million for fiscal 1998 as compared to $97.6 million in fiscal 1997. Consulting and training revenues increased 34% to $97.6 million in fiscal 1997 from $72.8 million in fiscal 1996. The growth in the consulting and training practice in fiscal 1997 was driven by increased demand for consulting services primarily in North America and in Europe. In addition, some significant large consulting contracts were executed in fiscal 1997 and contributed to the significant increase of consulting revenues compared to the prior year.

COSTS AND EXPENSES

    COST OF SOFTWARE DISTRIBUTION. Cost of software distribution consists primarily of: (1) manufacturing and related costs such as media, documentation, product assembly and purchasing costs, freight, customs and third party royalties; and (2) amortization of previously capitalized software development costs and any write-offs of previously capitalized software.

    Cost of software distribution decreased to $35.4 million in fiscal 1998 from $63.0 million and $46.8 million in fiscal 1997 and fiscal 1996, respectively. Cost of software distribution as a percentage of license revenue was 9%, 17% and 9% in fiscal 1998, 1997 and 1996, respectively. The decrease in fiscal 1998, both in absolute dollars and as a percentage of license revenue, was primarily caused by a write-down in fiscal 1997 of $14.7 million to net realizable value of certain of our database tool products related to our acquisition of CenterView Software, Inc. ("CenterView") in the first quarter of fiscal 1997, a decrease in third party software royalties, the write-off of certain unused application software in the second quarter of fiscal 1997 and a reduction in labor, materials and shipping costs. Amortization of capitalized software remained relatively flat at $20.7 million in fiscal 1998 compared to $21.4 million in fiscal 1997 and increased 47% in fiscal 1997 as compared to $14.6 million for fiscal 1996. The increase in amortization of capitalized software in fiscal 1997 over fiscal 1996 was due primarily to the release of our object-relational Universal Data Option product in the fourth quarter of fiscal 1996. The amortization of capitalized software will vary from period to period as new products are released and other products become fully amortized.

    COST OF SERVICES. Cost of services consists primarily of maintenance, consulting and training expenses. Cost of services for fiscal 1998 decreased by 7% to $155.9 million as compared to $166.9 million in fiscal 1997 and decreased as a percentage of net service revenues to 44% for fiscal 1998 compared to 58% for fiscal 1997. These decreases were primarily attributable to decreases of 11% in average headcount for fiscal 1998 over the same period in 1997 as well as improved efficiency and better control of outsourced expenses. Cost of services increased 15% to $166.9 million for fiscal 1997 from $144.9 million for fiscal 1996. Cost of services decreased as a percentage of net service revenues to 58% for fiscal 1997 compared to 62% for the same period in 1996. During fiscal 1997, gross margins increased relative to both support revenue and consulting/training revenue, particularly in the third and fourth quarters of that year. We believe that the increased margins during fiscal 1997 were attributable principally to more efficient delivery of services.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses consist primarily of salaries, commissions, marketing programs and related overhead costs. Sales and marketing expenses decreased 35% to $271.9 million for fiscal 1998 from $418.1 million for fiscal 1997. Sales and marketing expenses increased approximately 1% to $418.1 million for fiscal 1997 from $413.7 million for fiscal 1996. As a percentage of net revenues, sales and marketing expenses decreased to 37% in fiscal 1998 from 63% in fiscal 1997 and 56% in fiscal 1996. The decrease in sales and marketing expenses in fiscal 1998 in absolute dollars and as a percentage of net revenues, as compared to fiscal 1997 was primarily the result of a significant reduction in average sales and marketing headcount worldwide. The slight increase in sales and marketing expense in fiscal 1997 in absolute dollars compared to fiscal 1996 was a result of continued increased expenses in the early months of fiscal 1997, offset by a significant reduction in overall sales and marketing expenses in the second half of fiscal 1997 in connection with our restructuring.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consist primarily of salaries, project consulting and related overhead costs for product development. Research and development expenses increased 6% to $149.6 million for fiscal 1998 from $141.5 million for fiscal 1997. The increase in research and development expenses in absolute dollars for fiscal 1998 is attributable primarily to increases in salary and benefits and a 15% decrease in the amount of product development expenditures capitalized in fiscal 1998 compared to fiscal 1997. This decrease in capitalized expenditures is attributable to the fact that, during the first half of fiscal 1997, a large portion of expenditures incurred were on products that had reached technological feasibility but had not yet been commercially released. Research and development expenses increased 17% to $141.5 million for fiscal 1997 from $120.6 million for fiscal 1996. The increase in research and development expenses for fiscal 1997 from fiscal 1996 is attributable principally to an increase in headcount, which occurred during the early part of fiscal 1997, working on new products and product extensions. The higher capitalization in absolute dollars of product development expenditures in fiscal 1996 compared to fiscal 1997 also resulted from an increase in the work involved on products that had already reached technological feasibility as they neared their release dates.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of finance, legal, information systems, human resources, bad debt expense and related overhead costs. General and administrative expenses decreased 13% to $77.0 million for fiscal 1998 from $88.1 million for fiscal 1997 and increased 37% to $88.1 million from $64.5 million for fiscal 1996. The decrease in fiscal 1998 in absolute dollars and as a percentage of net revenues was primarily the result of a reduction in bad debt expense due to our efforts to better manage both the amount and credit risk of our accounts receivable balances, offset by increases in legal and other professional service fees, consulting fees and average headcount. The increase in fiscal 1997 when compared to fiscal 1996 was primarily due to the expansion of our international operations and incremental legal expenses resulting from the stockholders' litigation and auditing expenses relating to the restatement of our financial statements.

    WRITE-OFF OF GOODWILL AND OTHER LONG-TERM ASSETS. During the first quarter of 1997, our Japanese subsidiary experienced a significant sales shortfall and operating losses. Accordingly, we evaluated the ongoing value of the subsidiary's long-lived assets (primarily computer and other equipment) and goodwill. Based on this evaluation, we determined that the subsidiary's assets had been impaired and wrote them down by $30.5 million to their estimated fair values. Fair value was determined by using estimated future discounted cash flows and/or resale market quotes as appropriate.

    WRITE-OFF OF ACQUIRED RESEARCH AND DEVELOPMENT. On December 31, 1998, we acquired Red Brick in a transaction which has been accounted for as a purchase. We issued approximately 7.6 million shares of our common stock to acquire all of the outstanding shares of Red Brick common stock. We also reserved an additional
2.5 million shares of our common stock for issuance in connection with the assumption of Red Brick's outstanding stock options and warrants.

    The purchase price was allocated to the fair value of the acquired assets and assumed liabilities based on their fair values at the date of acquisition. The total purchase price of $55.8 million included the issuance of stock and the assumption of stock options (together $35.9 million, net of issuance costs), direct acquisition costs of $1.0 million, accrued merger and integration costs of $7.9 million and liabilities assumed of $11.0 million. Of the total purchase price, $2.6 million was allocated to in-process research and development expense that had not yet reached technological feasibility and has no alternative future uses, $7.8 million was allocated to cash and short-term investments, approximately $10.2 million was allocated to other tangible assets, $7.4 million was allocated to capitalized software, $4.7 million was allocated to the acquired workforce and $23.1 million was allocated to goodwill. Goodwill, capitalized software and the acquired workforce are intangible assets which will be amortized over their estimated lives, which average five years.

    The following two in-process research and development projects were acquired in the acquisition of Red Brick:

        RED BRICK WAREHOUSE ("WAREHOUSE") -- high-performance, client/server RDBMS software product specifically designed for data warehousing, data mart, data mining, and OLAP applications. Warehouse has been Red Brick's core product and, as of December 31, 1998 (the "Valuation Date"), was being sold as version 5.1, which was released in January 1998. We released Informix Red Brick Warehouse version 5.1.7 on schedule during May 1999.

        RED BRICK FORMATION ("FORMATION") --  ETML (Extract, Transfer, Move,
    Load) product which was originally released as version 1.3 in September 1998 (the current version as of the Valuation Date). Formation is considered to be in the early stages of its product life cycle. New features and functionality are currently under development and will be added in subsequent releases. We released Red Brick Formation version 1.4 on schedule during May 1999 and we anticipate that we will release Formation version 1.5 before the end of 1999 as originally estimated.

    The fair value of the in-process technology was based on a discounted cash flow model, similar to the traditional Income Approach. The Income Approach involves five steps: (1) the annual after-tax cash flows the asset will generate over its remaining useful life are estimated; (2) these cash flows are converted to their present value equivalents using a required rate of return which accounts for the relative risk of not realizing the annual cash flows and for the time value of money; (3) the residual value, if any, of the asset at the end of its remaining useful life is estimated; (4) the estimated residual value is converted to its present value equivalent; and (5) the present value of the estimated annual after-tax cash flows is added to the present value of the residual value to obtain an estimate of the asset's fair value. The discount rate used in discounting the estimated cash flows is based on the risks associated with achieving such estimated cash flows upon successful completion of the acquired projects. Associated risks include the inherent difficulties and uncertainties in completing each project and thereby achieving technological feasibility, and risks related to the impact of potential changes in market conditions and technology.

    In developing cash flow estimates, revenues were forecasted based on relevant factors, including aggregate revenue growth rates for the business as a whole, characteristics of the potential market for the technology and the anticipated life of the underlying technology. Projected annual revenues for the Warehouse and Formation projects were assumed to increase from product release through 2000, decline slightly in 2001 and decline significantly in 2002 which is estimated to be the end of the in-process technology's economic life. Cost of software distribution and services, sales and marketing expense, research and development expense and general and administrative expense were estimated as a percentage of revenues throughout the forecast period. Gross profit was assumed to be between 74% and 80% for both the Warehouse project and the Formation project.

    As certain other assets contribute to the cash flow attributable to the two projects, returns to these other assets or capital charges were calculated and deducted from the after-tax operating income to isolate the cash flow solely attributable to the two projects. Accordingly, returns were deducted for working capital, fixed assets (i.e. property and equipment) and the workforce in place. We then discounted the estimated cash flows attributable to Warehouse and Formation using a 18.0% discount rate.

    The fair value of the in-process research and development was allocated as approximately $2.0 million and $0.6 million to the Warehouse and Formation projects, respectively. We are not aware of any events which would significantly alter the estimates used in the valuation of such component of the purchase price.

    The acquisition of Red Brick was a tax-free reorganization under the Internal Revenue Code. Therefore, the charge for in-process research and development and amortization of acquired intangible assets is not deductible for income tax purposes.

    In February 1997, we acquired all of the outstanding capital stock of CenterView, a privately-owned company which developed and sold software application development tools. The aggregate purchase price paid was approximately $8.7 million, which included cash and direct acquisition costs. The transaction was accounted for as a purchase and, based on an independent appraisal of the assets acquired and liabilities assumed, the purchase price was allocated to the net tangible and intangible assets acquired including developed software technology, acquired workforce, in-process technology, and goodwill. The in-process technology, which, based on the independent appraisal, was valued at $7 million, had not reached technological feasibility at the date of acquisition and had no alternative future uses in other research and development projects. Consequently, its value was charged to operations in the first quarter of fiscal 1997, the period in which the acquisition was consummated. The remaining identifiable intangible assets are being amortized over three to five years.

    The in-process research and development project acquired in the acquisition of CenterView consisted of the client/server software, "Data Director," that combines the functionality of high-end client/server tools with the price and openness of visual programming environments. Data Director is an integrated development extension for Microsoft Visual Basic that enables companies to build corporate Intranet and client/server applications in a single environment. As of the date of acquisition, Data Director Version 2.1 was considered developed technology while Data Director Versions 3.0 and 4.0 were considered in-process technology which had not reached technological feasibility and did not have any alternative future uses. Data Director Version 3.0 was scheduled for first customer release in July 1997 while Version 4.0 was anticipated to reach first customer release in April 1998, with commercial release to occur approximately two to three months after first customer introduction of the product. The expected aggregate costs to complete both Data Director Versions 3.0 and 4.0 were approximately $12.6 million.

    The fair value of the in-process technology was based on projected cash flows which were discounted based on the risks associated with achieving such projected cash flows upon successful completion of the acquired projects. Associated risks include the inherent difficulties and uncertainties in completing each project and thereby achieving technological feasibility, and risks related to the impact of potential changes in market conditions and technology. In developing cash flow projections, revenues were forecasted based on relevant factors, including aggregate revenue growth rates for the business as a whole and for the database application development market, product family revenues, the aggregate size of the database application development market, anticipated product development and product introduction schedules, product sales cycles, and the estimated life of the underlying technology.

    Projected annual revenues for the Data Director in-process development projects were assumed to increase from product release through 1999, decline slightly in 2000 and decline significantly in 2001, which was estimated to be the end of the in-process technology's economic life. Gross profit was assumed to be 90% throughout the technology life cycle based on percentages estimated in our aggregate business model. Estimated operating expenses, income taxes and capital charges to provide a return on other acquired assets were deducted from gross profit to arrive at net operating income. Operating expenses were estimated as a percentage of revenue and included general and administrative expenses, sales and marketing expenses and development costs to maintain the technology once it achieved technological feasibility.

    The net cash flows of the in-process research and development projects were discounted to their present values using a discount rate of 20%. This discount rate approximated the overall rate of return for the acquisition of CenterView as a whole and reflected the inherent uncertainties surrounding the successful development of the in-process research and development projects and the uncertainty of technological advances.

    We are currently selling two versions of Data Director, one for Visual Basic applications and the other for Web applications.

    RESTRUCTURING CHARGES. In June and September 1997, we approved plans to restructure our operations to bring expenses in line with forecasted revenues and substantially reduced our worldwide headcount and modified operations to improve efficiency. Accordingly, we recorded restructuring charges totaling $108.2 million for fiscal 1997. The significant components of these restructuring changes were severance and benefits, write-off of assets, and facility charges. Severance and benefits represented the reduction of approximately 670 employees, primarily sales and marketing personnel, on a worldwide basis. Temporary employees and contractors were also reduced. Write-off of assets included the write-off or write-down in carrying value of equipment as a result of our decision to reduce the number of Information Superstores throughout the world, as well as the write-off of equipment associated with headcount reductions. The equipment subject to the write-offs and write-downs consisted primarily of computer servers, workstations, and personal computers that were no longer utilized in our operations. Facility charges included early termination costs associated with the closing of certain domestic and international sales offices.

    During fiscal 1998, adjustments of $10.3 million were recorded to the results of operations. These adjustments, which appear as a credit to restructuring charges in our Consolidated Statement of Operations for the year ended December 31, 1998, were due primarily to adjusting the estimated severance and facility components of the fiscal 1997 restructuring charge to actual costs incurred. We have substantially completed actions associated with our restructuring except for subleasing or settling our remaining long-term operating leases related to vacated properties. The terms of these operating leases expire at various dates through 2003. Accrued restructuring costs totaling $5.8 million remained as a liability in our Consolidated Financial Statements as of December 31, 1998, of which $5.2 million related to facility charges. (See Note 13 to our Supplemental Consolidated Financial Statements.)

    INTEREST INCOME. Interest income for fiscal 1998 was $11.7 million as compared to $5.8 million and $9.9 million for fiscal 1997 and 1996, respectively. The increase in fiscal 1998 in comparison to fiscal 1997 resulted from an increase in the average interest-bearing cash and short-term investment balances in fiscal 1998 due to increased sales and operating income as well as approximately $2.4 million in interest income related to income tax refunds received during fiscal 1998. The reduction in interest income from fiscal 1996 to fiscal 1997 was due to a reduction in the average interest-bearing cash and short-term investment balances in fiscal 1997.

    INTEREST EXPENSE. Interest expense decreased to $5.8 million for fiscal 1998 from $9.4 million and $12.5 million for fiscal 1997 and 1996, respectively. Interest expense for fiscal 1998 consists primarily of interest charges related to payments on capital leases. Interest expense for fiscal 1997 and fiscal 1996 related to interest charges incurred in connection with financing of customer accounts receivable, in addition to interest charges related to payments on capital leases. We did not enter into any accounts receivable financing transactions in fiscal 1998.

    OTHER INCOME (EXPENSE), NET. Other income (expense), net, decreased to a net other expense of $4.6 million for fiscal 1998 from net other income of $10.5 million and $2.9 million for fiscal 1997 and 1996, respectively. Other income (expense), included $4.8 million of foreign currency transaction losses and $8.0 million of foreign currency transaction gains in fiscal 1998 and fiscal 1997, respectively. Approximately $7.5 million of the $8.0 million of foreign currency transaction gains recognized in fiscal 1997 resulted primarily from a change in our foreign currency denominated intercompany accounts payable and accounts receivable balances arising from the restatement of our 1996, 1995 and 1994 financial statements. Other components of other income (expense) included $8.1 million and $3.9 million of net gains on the sale of long-term investments in fiscal 1997 and fiscal 1996, respectively, as well as the downward adjustment of $4.5 million to the carrying value of certain investments in fiscal 1997.

    INCOME TAXES. In fiscal 1998, income tax expense resulted primarily from foreign withholding taxes and taxable earnings in certain foreign jurisdictions. We have provided a valuation allowance for the net deferred tax assets that are dependent on future taxable income. The expected tax expense of $19.1 million, computed by applying the federal statutory rate of 35% to the income before income taxes, was offset primarily by a $11.2 million decrease in the valuation allowance and a $4.4 million net foreign tax benefit.

    In fiscal 1997, income tax expense resulted primarily from foreign withholding taxes and taxable earnings in certain foreign jurisdictions. The expected tax benefit computed by applying the federal statutory rate to the loss before income taxes was substantially offset by a corresponding increase in the valuation allowance for net deferred tax assets. We have provided a valuation allowance for the net deferred tax assets in excess of amounts recoverable through carryback of net operating losses. Accordingly, the net deferred tax asset at December 31, 1997 of $34 million was provided for anticipated IRS tax refunds, which were received during fiscal 1998.

LIQUIDITY AND CAPITAL RESOURCES

                                                             AS OF OR FOR THE YEAR ENDED
                                                                     DECEMBER 31,
                                                            ------------------------------
                                                              1998       1997       1996
                                                            --------   --------   --------
                                                                    (IN MILLIONS)
Cash, cash equivalents and short-term investments.........   $226.6    $ 157.6    $ 262.1
Working capital (deficit).................................     31.3     (138.8)       3.0
Cash and cash equivalents provided by (used in)
  operations..............................................     21.4     (147.7)     (29.7)
Cash and cash equivalents used for investment
  activities..............................................    (60.2)     (63.5)    (145.5)
Cash and cash equivalents provided by financing
  activities..............................................     66.6      119.7      230.3

    OPERATING CASH FLOWS. We generated positive cash flows from operations totaling $21.4 million for fiscal 1998 as compared to cash used in operations of $147.7 million and $29.7 million for fiscal 1997 and 1996, respectively. This significant increase in operating cash flows was due primarily to our improved profitability in fiscal 1998, offset by significant fluctuations in the effect of restructuring charges and changes in accounts receivable on operating cash flows. Net income for fiscal 1998 was $50.2 million as compared to net losses of $360.4 million and $74.0 million for fiscal 1997 and 1996, respectively. We recorded a net credit for restructuring charges of $10.3 million in fiscal 1998 as compared to restructuring expense for fiscal 1997 of $108.2 million. Net accounts receivable increased at December 31, 1998 as compared to December 31, 1997, primarily as a result of an increase of $33.6 million in net revenues in the fourth quarter of fiscal 1998 when compared to the same quarter in fiscal 1997.

    INVESTING CASH FLOWS. Net cash and cash equivalents used in investing activities decreased by approximately $3.3 million for fiscal 1998 compared with fiscal 1997. The decrease was due in large part to a reduction in capital expenditures to $20.8 million in fiscal 1998 from $31.8 million in fiscal 1997 (net of cash proceeds from the disposal of land, property and equipment of $62.4 million). This decrease was offset by increased investment in fiscal 1998, totaling $19.0 million, of excess cash generated from profitable operations. Significant investing activities during the year also included additions to software costs of $18.6 million.

    FINANCING CASH FLOWS. Net cash and cash equivalents provided by financing activities in fiscal 1998 and fiscal 1997 consist primarily of proceeds from the sale of our common stock and from the issuance of our Series A-1 Preferred Stock and Series B Preferred Stock.

    Proceeds from the sale of our common stock represent stock options exercised, purchases under our Employee Stock Purchase Plan and issuances of convertible preferred stock by Cloudscape which were subsequently converted into common stock prior to the Cloudscape Merger. The proceeds totaled
$26.3 million, $13.4 million and $25.8 million for fiscal 1998, 1997 and 1996, respectively.

    During fiscal 1998, we raised net proceeds of $32.9 million through the exercise of warrants issued in conjunction with our Series A-1 Preferred Stock. In February 1998, the Series A-1 Preferred Stockholders exercised warrants to purchase 60,000 additional shares of Series A-1 Preferred at $250 per share for net proceeds of $14.1 million. In November 1998, the Series A-1 Preferred Stockholders exercised their remaining warrants in full to purchase 80,000 shares of Series A-1 Preferred, resulting in $18.8 million in net proceeds. These warrants were originally issued in August 1997 in connection with the sale of the 160,000 shares of Series A-1 Preferred, which resulted in net proceeds of $37.6 million.

    During fiscal 1998, 1997 and 1996, we received $11.4 million, $21.8 million and $207.2 million, respectively, of advances from customers and financial institutions. We may receive cash, either from the customer, or from a financial institution to whom the customer payment streams due under software license arrangements are sold, prior to the time the license fee is recognized as earned revenue. If we fail to comply with the contractual terms of the specific license agreement, we could be required to refund to the customer or the financial institution the amount received. However, we do not believe the refunds of amounts received, if any, would have a material effect on our results of operations, financial position, or cash flows.

    OTHER. During fiscal 1997, we assigned our leasehold interest and our related obligations under an office space lease in Santa Clara, California to an unrelated third party. The lease term was for fifteen years and minimum lease payments amount to $96.0 million over the term. We remain contingently liable for minimum lease payments under the terms of the assignment.

    We have several active software development and service provider contracts with third-party technology providers. These agreements contain financial commitments by us of $12.4 million, $10.2 million, $7.3 million and $2.7 million in fiscal 1999, 2000, 2001 and 2002, respectively.

    SUMMARY. We believe that our current cash, cash equivalents and short-term investments balances and cash flows from operations will be sufficient to meet our working capital requirements for at least the next 12 months.

RESULTS OF OPERATIONS FOR NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

    The following table and discussion compares the results of operations for the nine-month periods ended September 30, 1999 and 1998.

                                                              PERCENT OF
                                                             NET REVENUES
                                                        -----------------------
                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                        -----------------------
                                                          1999           1998
                                                        --------       --------
NET REVENUES
  Licenses............................................     50%            51%
  Services............................................     50             49
                                                          ---            ---
                                                          100            100
COSTS AND EXPENSES
  Cost of software distribution.......................      5              5
  Cost of services....................................     21             22
  Sales and marketing.................................     37             38
  Research and development............................     19             21
  General and administrative..........................      9             10
  Restructuring charges...............................     --             (1)
                                                          ---            ---
                                                           92             94
                                                          ---            ---
Operating income......................................      8              7
OTHER INCOME (EXPENSE)
  Interest income.....................................      1              1
  Interest expense....................................     (1)            (1)
  Litigation settlement expense.......................    (16)            --
  Other, net..........................................     --             (1)
                                                          ---            ---
INCOME (LOSS) BEFORE INCOME TAXES.....................     (7)             6
  Income taxes........................................      2             --
                                                          ---            ---
NET INCOME (LOSS).....................................     (9)%            5%
                                                          ===            ===

    Our operating results for the nine-month period ended September 30, 1999 improved over the same period of the prior year. For the nine-month period ended September 30, 1999, net revenue growth was 19% while costs and expenses increased by only 17% when compared to the same period in 1998. As a percentage of net revenues, most operating expense categories remained consistent for the nine-month period ended September 30, 1999, with cost of services, sales and marketing, research and development expenses and general and administrative expenses showing a slight downward trend when compared to the corresponding prior year period. Operating income for the first nine months of 1999 increased 62% over the corresponding period in 1998. Growth in revenues was realized in all regions during the nine-month period ended September 30, 1999 as total sales in Latin America, Asia/Pacific, Europe and North America increased by 33%, 20%, 19% and 17%, respectively, compared to the same period in 1998.

REVENUES

    We derive revenues from licensing software and providing post-license technical product support and updates to customers and from consulting and training services.

    LICENSE REVENUES. License revenues may involve the shipment of product by us or the granting of a license to a customer to manufacture products. Our products are sold directly to end-user customers or through resellers, including OEMs, distributors and value added resellers (VAR's). For the nine-month period ended September 30, 1999, license revenues increased 16% to $307.6 million from $265.9 million for the same period in 1998.

    Each of our regions reported increased license revenues for the nine-month period ended September 30, 1999 when compared to the same period in 1998, as follows:

    - Latin America license revenues increased to $29.0 million as compared to $22.5 million, an increase of 29%

    - Europe license revenues increased to $103.5 million as compared to $86.9 million, an increase of 19%

    - North America license revenues increased to $130.4 million as compared to $115.2 million, an increase of 13%

    - Asia Pacific license revenues increased to $44.6 million as compared to $41.3 million, an increase of 8%

    Revenues from the sale of Red Brick products partially contributed to the increase in license revenues. In addition, the international economies have shown signs of recovery from the economic turmoil of the past year.

    Our increased focus on reseller channels in 1996 resulted in a significant build-up of licenses that had not been resold or utilized by the resellers. Revenue from license agreements with resellers is recognized as earned by us when the licenses are resold or utilized by the reseller and all of our related obligations have been satisfied. Accordingly, amounts received from customers and financial institutions in advance of revenue being recognized are recorded as a liability in "advances from customers and financial institutions" in our financial statements. Advances in the amount of $53.1 million and $121.1 million had not been recognized as earned revenue as of September 30, 1999 and December 31, 1998, respectively. During the nine-month period ended September 30, 1999, we received $5.2 million in customer advances and recognized revenue from previously recorded customer advances of $64.4 million. Included in the $64.4 million recognized were $53.0 million of licenses which were resold or utilized by the reseller, $10.9 million related to contractual reductions in customer advances and $0.5 million related to previously-deferred revenue for solution sales which has now been recognized.

    Management believes that the level of licenses sold through these resellers is likely to continue, however revenue may not be sustained following full utilization of the "advances from customers and financial institutions" because there may be less incentive for resellers to sell our products.

    Contractual reductions result from settlements between us and resellers in which the customer advance contractually expires or a settlement is structured wherein the rights to resell our products terminate without sell through or deployment of the software. As of September 30, 1999, we had reached structured settlements with three resellers with remaining rights to resell a total of $10.1 million of our products. In accordance with the settlements, the minimum future reduction in customer advances totals $3.6 million and $6.5 million for the quarter ended December 31, 1999 and the year ended December 31, 2000, respectively.

    Our license transactions can be relatively large in size and difficult to forecast both in timing and dollar value. As a result, license transactions have caused fluctuations in net revenues and net income (loss) because of the relatively high gross margin on such revenues. As is common in the industry, a disproportionate amount of our license revenue is derived from transactions that close in the last weeks or days of a quarter. The timing of closing large license agreements also increases the risk of quarter-to-quarter fluctuations. We expect that these types of transactions and the resulting fluctuations in revenue will continue.

    SERVICE REVENUES. Service revenues are comprised of maintenance, consulting and training revenues. During the nine-month period ended September 30, 1999, service revenues increased $58.1 million, or 23%, to $312.9 million from $254.7 million for the same period in 1998. Service revenues accounted for 50% of net revenues for the nine-month period ended September 30, 1999, compared to 49% of net revenues for the nine-month period ended September 30, 1998.

    Maintenance revenues increased 30% to $235.3 million for the nine-month period ended September 30, 1999 when compared to the same period in 1998. This increase is attributable primarily to higher initial-year maintenance fees and the renewal of maintenance contracts in connection with our growing installed customer base. As our products continue to grow in complexity, more support services are expected to be required. We intend to satisfy this requirement through internal support, third-party services and OEM support.

    Consulting and training revenues increased slightly to $77.5 million for the nine-month period ended September 30, 1999 from $74.1 million for the same period in 1998.

COSTS AND EXPENSES

    COST OF SOFTWARE DISTRIBUTION. Cost of software distribution consists primarily of: (1) manufacturing and related costs such as media, documentation, product assembly and purchasing costs, freight, customs and third party royalties; and (2) amortization of previously capitalized software development costs and any write-offs of previously capitalized software. Cost of software distribution increased to $31.3 million for the nine-month period ended September 30, 1999 from $26.7 million for the same period in 1998. As a percentage of license revenues, cost of software distribution remained consistent at 10% for the nine-month period ended September 30, 1999 and the same period in 1998. Amortization of capitalized software remained relatively flat at $13.9 million, or 5% of license revenues, for the nine-month period ended September 30, 1999 compared to $15.8 million, or 6% of license revenues, for the same period in 1998.

    COST OF SERVICES. Cost of services consists primarily of maintenance, consulting and training expenses. Cost of services for the nine-month period ended September 30, 1999 increased by 16% when compared to the same period in 1998. This increase is primarily due to an increase of approximately 11% in headcount, a portion of which resulted from the addition of the Red Brick consulting team subsequent to the completion of our acquisition of Red Brick in December 1998.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses consist primarily of salaries, commissions, marketing programs and related overhead costs. Sales and marketing expenses increased 18% in the nine-month period ended September 30, 1999 when compared to the same period in 1998. This increase is in line with the net revenue growth rates over the corresponding prior year period as sales and marketing expenses have remained consistent at 37% and 38% of net revenues for the nine-month periods ended September 30, 1999 and 1998, respectively. The increase in absolute dollars in 1999 was due primarily to increased commissions and selling expenses, which resulted from the growth in net revenues. Also, during 1999 we have increased our marketing efforts in connection with the introduction of several new products and our new corporate logo and identity.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consist primarily of salaries, project consulting and related overhead costs for product development. Research and development expenses increased 9% to $120.5 million for the nine-month period ended September 30, 1999 when compared to the same period in 1998. This increase in research and development expenses in absolute dollars when compared to the corresponding period in 1998 is attributable primarily to amortization of intangible assets resulting from the Red Brick acquisition and an increase in headcount of approximately 9%. As a percentage of net revenues, research and development expenses decreased slightly to 19% for the nine-month period ended September 30, 1999, a level which we believe is consistent with our long-term objectives for research and development spending.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of finance, legal, information systems, human resources, bad debt expense and related overhead costs. For the nine-month periods ended September 30, 1999 and 1998, general and administrative expenses have remained consistent at 9% and 10% of net revenues, respectively.

    RESTRUCTURING CHARGES. In June and September of 1997, we approved plans to restructure our operations to bring expenses in line with forecasted revenues and substantially reduced our worldwide headcount and modified operations to improve efficiency. Accordingly, we recorded restructuring charges totaling $108.2 million for 1997. The significant components of these restructuring charges were severance and benefits, write-off of assets, and facility charges.

    During the nine-month periods ended September 30, 1999 and 1998, adjustments of $0.6 million and $7.3 million, respectively, were recorded to the results of operations. These adjustments, which appear as a credit to restructuring charges in our statement of operations, were due primarily to adjusting the estimated severance and facility components of the 1997 restructuring charge to actual costs incurred. We have substantially completed actions associated with our restructuring except for subleasing or settling our remaining long-term operating leases related to vacated properties. The terms of these operating leases expire at various dates through 2003. Accrued restructuring costs totaling $2.3 million remained as a liability in our financial statements as of September 30, 1999, all of which related to facility charges.

OTHER INCOME (EXPENSE)

    INTEREST INCOME. Interest income for the nine-month period ended September 30, 1999 increased to $8.0 million from $6.6 million for the same period in 1998 due to an increase in the average interest-bearing cash and short-term investment balances in 1999 provided by tax refunds received in the quarter ended December 31, 1998 and increased sales and operating income.

    INTEREST EXPENSE. Interest expense decreased to $3.3 million for the nine-month period ended September 30, 1999 from $4.6 million for the same period in 1998 due primarily to a decline in the amortization of interest charges incurred in connection with financing of customer accounts receivable prior to 1998, in addition to a decline in interest charges related to payments on capital leases.

    OTHER INCOME (EXPENSE), NET. Other income (expense), net increased from a net expense of approximately $2.4 million for the nine-month period ended September 30, 1998 to other income, net, of $0.2 million for the same period in 1999. This increase was due primarily to gains on the sales of securities and lower net foreign currency losses during the 1999 period when compared to the same period in 1998.

    LITIGATION SETTLEMENT EXPENSE. During the nine-month period ended September 30, 1999 we incurred a charge of $97.0 million in connection with our entering into a memorandum of understanding regarding the proposed settlement of the pending private securities and related litigation against us. The charge consists of $3.2 million in cash, $91.0 million in common stock and approximately $2.8 million in legal fees required to obtain and complete the settlement. The charge excludes approximately $13.8 million of insurance proceeds which, according to the terms of the memorandum of understanding, were contributed directly by our insurance carriers.

INCOME TAXES

    For the nine-month periods ended September 30, 1999 and 1998, income tax expense resulted from withholding taxes and taxable earnings in certain foreign jurisdictions where we have fully utilized our net operating loss carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

                                                                AS OF OR FOR THE
                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                              (DOLLARS IN MILLIONS)
Cash, cash equivalents, and short-term investments..........   $215.9      $163.1
Working capital (deficit)...................................    111.8        (8.6)
Cash and cash equivalents provided by (used for)
  operations................................................      1.8       (28.5)
Cash and cash equivalents used for investment activities....    (60.9)      (27.9)
Cash and cash equivalents provided by financing
  activities................................................     12.5        44.2

    OPERATING CASH FLOWS. Cash and cash equivalents provided by operations totaled $1.8 million for the nine-month period ended September 30, 1999 compared to cash and cash equivalents used by operations of $28.5 million for the same period in 1998. This increase in operating cash inflows was due primarily to improved operating profitability in 1999.

    INVESTING CASH FLOWS. Net cash and cash equivalents used for investment activities increased by approximately $33.0 million during the nine-month period ended September 30, 1999 when compared to the same period in 1998. This increase was due primarily to a net increase of approximately $28.3 million in our investment in available-for-sale securities of excess cash generated from operating income during the first nine months of 1999 when compared to the same period in 1998. Other significant changes in investing activities during the first nine months of 1999 compared to the corresponding period in 1998 include an increase in capital expenditures of $3.9 million, an increase in the capitalization of software development costs of $3.8 million and a net decrease in proceeds from the sale of strategic investments and marketable securities of $2.8 million.

    FINANCING CASH FLOWS. The $31.7 million decrease in cash and cash equivalents provided by financing activities during the first nine months of 1999 when compared to the same period in 1998 was due primarily to (i) net proceeds of $14.1 million received by us in the first quarter of 1998 from the issuance of 60,000 additional shares of our Series A-1 Preferred Stock at $250 per share; and (ii) net proceeds of approximately $10.0 million received from the issuance of convertible preferred stock by Cloudscape, which was subsequently converted into common stock prior to the Cloudscape Merger. Net cash and cash equivalents provided by financing activities during the nine-month period ended September 30, 1999 consisted primarily of proceeds from the sale of our common stock through the exercise of stock options and purchases under our Employee Stock Purchase Plan offset by principal payments on capital leases and payments for structured settlements with resellers.

    SUMMARY. We believe that our current cash, cash equivalents and short-term investments balances and cash flows from operations will be sufficient to meet our working capital requirements for at least the next 12 months.

QUARTERLY OPERATING RESULTS

    The quarterly operating results for 1999, 1998 and 1997 for Informix and Cloudscape are combined as follows:

1999 Quarterly Periods

                               Q1'99             Q2'99             Q3'99
                          ---------------   ---------------   ---------------
Informix................  March, 1999       June, 1999        September, 1999
Cloudscape..............  March, 1999       June, 1999        September, 1999

1998 Quarterly Periods

                               Q1'98             Q2'98             Q3'98             Q4'98
                          ---------------   ---------------   ---------------   ---------------
Informix................  March, 1998       June, 1998        September, 1998   December, 1998
Cloudscape..............  June, 1998        September, 1998   December, 1998    March, 1999

1997 Quarterly Periods

                               Q1'97             Q2'97             Q3'97             Q4'97
                          ---------------   ---------------   ---------------   ---------------
Informix................  March, 1997       June, 1997        September, 1997   December, 1997
Cloudscape..............  June, 1997        September, 1997   December, 1997    March, 1998

                                                     FIRST      SECOND       THIRD      FOURTH
                                                    QUARTER     QUARTER     QUARTER     QUARTER
                                                   ---------   ---------   ---------   ---------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Nine-month period ended September 30, 1999
  Net revenues...................................  $ 196,944   $ 207,208   $ 216,272
  Gross profit...................................    141,857     154,146     161,483
  Net income (loss)..............................      5,526     (81,453)     21,993
  Preferred stock dividend.......................       (303)       (279)       (247)
  Net income (loss) applicable to common
    stockholders.................................      5,223     (81,732)     21,746
                                                   =========   =========   =========
Net income (loss) per common share:
  Basic..........................................  $    0.03   $   (0.42)  $    0.11
                                                   =========   =========   =========
  Diluted........................................  $    0.03   $   (0.42)  $    0.10
                                                   =========   =========   =========
Year ended December 31, 1998
  Net revenues...................................  $ 161,019   $ 174,284   $ 185,284   $ 214,919
  Gross profit...................................    113,586     128,355     138,080     164,092
  Net income.....................................  $     118   $  10,593   $  16,919   $  22,554
  Preferred stock dividend.......................       (603)       (624)       (589)     (1,662)
  Value assigned to warrants.....................     (1,594)       (388)         --          --
                                                   ---------   ---------   ---------   ---------
  Net income (loss) applicable to common
    stockholders.................................  $  (2,079)  $   9,581   $  16,330   $  20,892
                                                   =========   =========   =========   =========
Net income (loss) per common share:
  Basic..........................................  $   (0.01)  $    0.06   $    0.10   $    0.12
                                                   =========   =========   =========   =========
  Diluted........................................  $   (0.01)  $    0.05   $    0.09   $    0.11
                                                   =========   =========   =========   =========
Year ended December 31, 1997
  Net revenues...................................  $ 149,902   $ 182,527   $ 150,184   $ 181,279
  Gross profit...................................     79,616     124,042      97,898     132,393
  Net income (loss)..............................  $(144,610)  $(111,931)  $(111,479)  $   7,632
  Preferred stock dividend.......................         --          --          --        (301)
  Value assigned to warrants.....................         --          --          --      (1,601)
                                                   ---------   ---------   ---------   ---------
  Net income (loss) applicable to common
    stockholders.................................  $(144,610)  $(111,931)  $(111,479)  $   5,730
                                                   =========   =========   =========   =========
Net income (loss) per common share:
  Basic..........................................  $   (0.96)  $   (0.74)  $   (0.73)  $    0.04
                                                   =========   =========   =========   =========
  Diluted........................................  $   (0.96)  $   (0.74)  $   (0.73)  $    0.03
                                                   =========   =========   =========   =========

    In the first quarter of fiscal 1997, we experienced a substantial shortfall in license revenues compared to forecasts, resulting in a substantial loss for the quarter. The shortfall in revenue was due to slow growth in demand for RDBMS products as well as our inability to close a number of sales transactions that management anticipated would close by the end of the quarter, especially in Europe. As a result of the shortfall in license revenues for this quarter, we, in the second and third quarters of fiscal 1997, initiated two internal restructurings of our operations intended to reduce operating expenses and improve our financial condition. These restructurings included reductions in headcount and leased facilities and the downsizing, elimination or conversion into solutions labs of our planned Information Superstores. Costs associated with the restructurings totaled approximately $108.2 million and had a material adverse impact on our results of operations for fiscal 1997. See "Restructuring Charges." Additionally, during fiscal 1997, we performed a major restatement for all of the periods included in the three years ended December 31, 1996, as well as for the quarter ended March 31, 1997. At that time, our administrative processes were weak which contributed to the existence of significant weaknesses in our internal controls. Following these events, customers were concerned about our viability and, accordingly, our management was concerned about whether customers would honor their financial obligations to us.

    The restructuring activities and the restatement of financial results impacted the environment in which we operated, and, accordingly, impacted the estimates and assumptions used by management in the preparation of our financial statements. As of December 31, 1997, we made certain estimates including allowances for uncollectable accounts receivable based on the probability of collections, estimates for product returns associated with ongoing customer uncertainty about our financial condition and contingencies associated with continuing issues related to fiscal 1997. These estimates, in the ordinary course of business, change as a result of management actions and environmental changes.

    During the last quarter of fiscal 1997 and the first two quarters of fiscal 1998, we took a number of actions to help restore customer confidence regarding our ongoing viability. These actions included: (i) generating a total of $63.3 million from an offering of Series B Preferred Stock and the exercise of warrants related to outstanding Series A-1 Preferred Stock and increasing the balance of cash, cash equivalents and short term investments; (ii) visits to key customers by senior management to reinforce our customers' confidence in us,
(iii) signing significant new contracts with existing customers and winning new customers in a variety of application areas including data warehousing and Web/content management; (iv) demonstrating continued ability to generate a meaningful revenue stream; (v) decreasing employee turnover and increasing the ability to attract new employees and senior management talent; and
(vi) introducing significant new products and increasing research and development funding. All of these factors contributed to customers honoring their financial obligations to us, while reducing the probability of product return and collections problems.

    Additionally, during the first two quarters of fiscal 1998, we took certain actions and made improvements in the quality of our accounts receivable balances. The actions taken included: (i) centralizing European credit and collections for most countries and outsourcing this function to a professional credit and collections firm; (ii) improving our Europe region's accounts receivable aging from a balance of $8.5 million outstanding greater than 90 days as of December 31, 1997 to a balance of $3.9 million outstanding greater than 90 days as of June 30, 1998; and (iii) refining our methodology for estimating general uncollectible accounts receivable over and above specific accounts receivable reserves.

    The improvement in both our financial condition and the credit and collections processes which resulted from our actions led to a decrease of risk such that reserves for product return and bad debts were reduced by $1.7 million and $5.0 million in the first and second quarters of fiscal 1998, respectively.

    As of December 31, 1997, our accrued liabilities included accruals for certain claims against us. During the first quarter of fiscal 1998, our lawyers determined that there was no merit to a specific claim for which we had recorded a liability of $1.9 million. Accordingly, we reversed this $1.9 million accrual during the first quarter of fiscal 1998. In addition, we reduced an accrued liability related to another specific claim by $2.0 million and $0.8 million during the second and third quarters of fiscal 1998, respectively, based on a legal opinion and a settlement offer.

    We recorded restructuring charges of $59.6 million and $49.7 million in the second and third quarters of fiscal 1997, respectively. The total restructuring expense decreased by $1.2 million during the fourth quarter of fiscal 1997 primarily due to adjusting the original estimate of the loss incurred on the sale of land to the actual loss. We recorded restructuring-related adjustments to decrease restructuring expense by $3.3 million, $1.4 million, $2.6 million and $3.0 million in the first, second, third, and fourth quarters of fiscal 1998, respectively, primarily due to adjusting the estimated severance and facility charges to actual costs incurred.

    In the first quarter of fiscal 1997, we recorded a charge of $30.5 million to write down the carrying values of certain of our Japanese subsidiary's long-lived assets to their fair values. During the same quarter, we also recorded a charge of $14.7 million to write down the carrying value of capitalized software development costs for certain products to their net realizable values. In connection with our acquisition of Red Brick in December 1998, we recorded a charge to operations in the fourth quarter of fiscal 1998 of $2.6 million for in-process research and development which had not yet reached technological feasibility and had no alternative future uses.

    We believe the actions taken by management improved our operating environment and helped restore customer confidence in our company and its products.

YEAR 2000 COMPLIANCE

GENERAL

    Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. These date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than three months, computer systems and/or software used by many companies may need to be upgraded to comply with Year 2000 requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance.

    We are:

    - Reviewing and updating the Year 2000 compliance status of the software and systems used in our internal business processes

    - Obtaining appropriate assurances of compliance from the manufacturers of these products and agreements, as necessary, to modify or replace all non-compliant products

    The program has been substantially completed as of the Fall of 1999.

    In addition, we are converting certain of our software and systems to commercial products from third parties that are known to be Year 2000 compliant. This conversion has required, and will continue to require:

    - The dedication of substantial time from our administrative and management information personnel

    - The assistance of consulting personnel from third party software vendors

    - The training of our personnel using such systems

    Based on the information available to date, we believe that we will be able to complete our Year 2000 compliance review and make necessary modifications prior to the end of 1999. To the extent that we are relying on the products of other vendors to resolve Year 2000 issues, there can be no guarantee that we will not experience delays in implementing such products. We could incur substantial costs and disruption of our business if key systems, or a significant number of systems, were to fail as a result of Year 2000 problems or if we were to experience delays in implementing Year 2000 compliant software products.

STATE OF READINESS

    Our Year 2000 project is divided into four major sections:

    - Product Readiness

    - Information Systems Operations & Applications Software (IS Systems)

    - Third-party Suppliers

    - Global Business Processes (includes Facilities, Legal, Manufacturing, Technical Support, Sales, Product Management and Development, Marketing and Finance)

    There are five general phases of our Year 2000 Project applicable to each of the four sections:

    - Awareness Phase. Increasing employee awareness through various forms of communication

    - Mission Critical Inventory Phase. Taking an inventory of mission critical items relevant to Year 2000 (including computer hardware, software, telecommunications equipment, embedded controllers within our facilities, and other non-computer related equipment), assigning priorities to identified items for assessment and possible renovation, and assessing the status of Year 2000 compliance of items which we have determined to be material to our business

    - Repair or Replace Phase. Repairing or replacing material items that are not Year 2000 compliant. Material items are those items that we believe have a significant negative impact on customer service, involve a risk to the safety of individuals, may cause damage to property or the environment, or may significantly affect revenue

    - Update Testing Phase. Testing of updates given by third party suppliers

    - Business Contingency Phase. Designing and implementing contingency plans for each internal organization and critical location during the Year 2000 rollover period

    We have completed the Awareness Phase and the Mission Critical Inventory Phase for each of the four sections of the project. We made significant progress in completing the Repair or Replace phase for each of the four sections up through the end of the third quarter of 1999 as various departments performed tests or received compliance information from third-party suppliers. We are performing most of the testing ourselves under the Update Testing Phase, although we have retained third-parties to test certain of our key applications. The level of testing is limited by our technical ability to emulate our complex systems and networks and cost/benefit considerations.

    We are working on the Business Contingency phase for each of the four sections. A working plan of the program was drafted during the third quarter of 1999.

    PRODUCT READINESS. All of our currently supported products are Year 2000 compliant, meaning that the use or occurrence of dates on or after January 1, 2000 will not adversely affect the performance or functionality of our products with respect to four-digit year dates or the ability of our products to correctly create, store, process, and output information related to such date data, including Leap Year calculations. However, Year 2000 compliance of our products may be affected by other parts of the system in which they are being used, as discussed below.

    Our products often depend on data from other parts of the system in which they are being used. Year 2000 compliance is not effective unless all of the hardware, operating system, other software, and firmware being used along with our products correctly interpret and/or translate date data into a four-digit year date and properly exchange date data with our products.

    We have tested our currently supported products under different Year 2000 test scenarios. Throughout the remainder of 1999 and beyond, we will continue to improve our testing efforts with each new release of our software products. From time to time, our Year 2000 Program Office updates the history table of each product family when a Year 2000 or DBCENTURY-related product deficiency is found and fixed in a certain interim or maintenance release. We have made Year 2000 testing scenarios part of our standard test suite.

    Our Year 2000 Program Office finished incorporating the Red Brick product compliance information and plans into our Year 2000 Program Plan during the first quarter of 1999. The Year 2000 Program Office has not included the recent Cloudscape acquisition into the Informix Year 2000 program plan to date. Work will proceed during the fourth quarter of 1999.

    IS SYSTEMS.

    - IS Operations Systems. Our IS operations systems consist of all computer hardware, systems software and telecommunications. Our current hardware inventory includes PC Desktops, PC Laptops, UNIX servers, UNIX workstations, and NT workgroup servers. Our current software inventory includes Windows 95 operating system and MS Office products, Product Development environment tools for UNIX, and various management systems. Our telecommunications equipment includes both voice and data services, including PBX systems, voicemail, ACD, video conferencing, local area networks, wide area networks, and remote access equipment. We made significant progress in remediating our mission critical IS Operations components by the end of September 1999, and plan to complete remediation of all mission critical IS Operations components by November 1999. Non-critical systems are scheduled to be made Year 2000 compliant by November 1999. Testing is ongoing as hardware or system software is renovated or replaced, although, the level of testing is significantly limited by our technical ability to emulate our complex systems and networks and cost/benefit considerations. We began contingency planning in December 1998, completed draft contingency plans by September 1999 and plan to continue to refine and rehearse as necessary through the end of the year.

    - IS Applications Systems. Our IS applications systems consist of all enterprise-wide applications either supplied by third-party vendors or internally-developed. We completed our remediation efforts of all mission critical IS applications by the end of March 1999. We made significant progress by the end of September 1999 towards making all important and non-important IS applications systems Year 2000 compliant. We plan to test and put back into production the two remaining important systems by November 1999. None of our other information technology projects have been delayed due to the implementation of the Year 2000 project. Contingency planning for this section began in the third quarter of 1998, completed draft contingency plans by September 1999 and plan to continue to refine and rehearse as necessary through the end of the year.

    THIRD-PARTY SUPPLIERS. We have identified and prioritized critical suppliers and communicated with them about our plans and progress in addressing the Year 2000 problem and how their individual compliance can impact our success. We have completed detailed evaluations of most critical suppliers. These evaluations will be followed by the development and implementation of contingency plans where appropriate, which began, in certain departments, in the fourth quarter of 1998, which were drafted by the end of September 1999. Follow-up reviews with each of our critical suppliers are scheduled through the remainder of 1999 to ascertain alternative communication channels and emergency procedures in the event of widespread outages.

    GLOBAL BUSINESS PROCESSES. We have completed the assessment of the hardware, software and associated embedded computer chips that are used in the operation of all of our critical facilities. All repair and testing of embedded systems within our critical facilities is scheduled to be completed by November 1999. We have also completed the preparation in our key business areas, including Finance,

Product Development and Legal. Customer Services has completed their Support Plans for the Year 2000 Rollover Weekend, and has documented their offerings on the Informix Year 2000 Web Site. We began contingency planning for these organizations and their respective critical business processes in the first quarter of 1999, and expect to be completed with such planning, testing and training by November 1999.

COSTS

    The total cost associated with required modifications to become Year 2000 compliant is not expected to be material to our financial position. The estimated total cost of the Year 2000 project is approximately $3.5 million. The total amount expended on the project through September 30, 1999 was approximately $2.0 million. The estimated future cost of completing the Year 2000 project is estimated to be approximately $1.5 million. We estimate that the remaining amount will be spent as follows:

    - $0.5 million for capital expenditures to repair or replace software and related hardware, including but not limited to local area network upgrades, replacement of desktop hardware, and backup data servers as identified in our contingency plan

    - approximately $0.1 million for capital expenditures to repair or replace non-IS equipment, including but not limited to security systems and backup generator supplies

    - $0.9 million for non-capital expenses for Technical Support, Product Development, Operations, IS Operations and Applications, Facilities, and the Year 2000 Program Office, including but not limited to our contingency planning efforts, and management of our Year 2000 Weekend Support Program offerings

    The Year 2000 Project is expected to significantly reduce our level of uncertainty about the Year 2000 problem and, in particular, about the Year 2000 compliance and readiness of our material third-party suppliers. We believe that the possibility of significant interruptions of normal operations will be reduced with the implementation of new business systems and completion of the project as scheduled.

EUROPEAN MONETARY CONVERSION

    On January 1, 1999, eleven of the fifteen member countries of the European Economic Community entered into a three-year transition phase during which a common currency, the "Euro," was introduced. Between January 1, 1999 and January 1, 2002, governments, companies and individuals may conduct business in these countries in both the Euro and existing national currencies. On January 1, 2002, the Euro will become the sole currency in these countries.

    During the transition phase, we will continue to evaluate the impact of conversion to the Euro on our business. In particular, we are reviewing:

    - Whether our internal software systems can process transactions denominated either in current national currencies or in the Euro, including converting currencies using computation methods specified by the European Economic Community

    - The cost to us if we must modify or replace any of our internal software systems

    - Whether we will have to change the terms of any financial instruments in connection with our hedging activities

    Based on current information and our initial evaluation, we do not expect the cost of any necessary corrective action to have a material adverse effect on our business. We have reviewed the effect of the conversion to the Euro on the prices of our products in the affected countries. As a result, we have made some adjustments to our prices to attempt to eliminate differentials that were identified. However, we will continue to evaluate the impact of these and other possible effects of the conversion to the Euro on our business. We cannot guarantee that the costs associated with conversion to the Euro or price adjustments will not in the future have a material adverse effect on our business.

RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes guidelines for the accounting for the costs of all computer software developed or obtained for internal use. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. SOP 98-1 did not have a significant impact on the Company's results of operations for the nine month period ended
September 30, 1999.

    In June 1998, the Financial Accounting Standards Board issued Statement No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities," which establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 is effective for fiscal years beginning after June 15, 1999. Earlier application of SFAS 133 is encouraged but should not be applied retroactively to financial statements of prior periods. We are currently evaluating the requirements and impact of SFAS 133.

    In December 1998, the AICPA issued Statement of Position 98-9 ("SOP 98-9"), "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions." This amendment clarified the specification of what was considered vendor specific objective evidence of fair value for the various elements in a multiple element arrangement. SOP 98-9 is effective for all transactions entered into by us in fiscal year 2000. The adoption of this statement is not expected to have a material impact on our operating results, financial position or cash flows.

DISCLOSURES ABOUT MARKET RATE RISK

    INTEREST RATE RISK. Our exposure to market rate risk for changes in interest rates relates primarily to our investment portfolio. We do not use derivative financial instruments in our investment portfolio. We place our investments with high quality issuers and, by policy, limit the amount of credit exposure to any one issuer. We are averse to principal loss and ensure the safety and preservation of our invested funds by limiting default, market and reinvestment risk. We classify our cash equivalents and short-term investments as "fixed-rate" if the rate of return on such instruments remains fixed over their term. These "fixed-rate" investments include fixed-rate U.S. government securities, municipal bonds, time deposits and certificates of deposits. We classify our cash equivalents and short-term investments as "variable rate" if the rate of return on such investments varies based on the change in a predetermined index or set of indices during their term. These "variable-rate" investments primarily include money market accounts held at various securities brokers and banks. The table below presents the amounts and related weighted interest rates of our investment portfolio at December 31, 1998:

                                                   AVERAGE
                                                INTEREST RATE     COST     FAIR VALUE
                                                -------------   --------   ----------
                                                       (DOLLARS IN THOUSANDS)
Cash equivalents(1)
  Fixed rate..................................      5.18%       $91,401      $91,569
  Variable rate...............................      4.92%         1,289        1,289
Short-term investments(1)
  Fixed rate..................................      5.42%        41,032       41,093
  Variable rate...............................      0.00%            --           --
Long-term investments(1)
  Fixed rate..................................      5.24%         6,033        6,009
  Variable rate...............................      0.00%            --           --

------------------------

(1) See definition in Note 1 to our Consolidated Financial Statements.

    FOREIGN CURRENCY EXCHANGE RATE RISK. We enter into foreign currency forward exchange contracts to reduce our exposure to foreign currency risk due to fluctuations in exchange rates underlying the value of intercompany accounts receivable and payable denominated in foreign currencies (primarily European and Asian currencies) until such receivables are collected and payables are disbursed. A foreign currency forward exchange contract obligates us to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange. These foreign exchange forward contracts are denominated in the same currency in which the underlying foreign receivables or payables are denominated and bear a contract value and maturity date which approximate the value and expected settlement date of the underlying transactions. For contracts that are designated and effective as hedges, discounts or premiums (the difference between the spot exchange rate and the forward exchange rate at inception of the contract) are accreted or amortized to other expenses over the contract lives using the straight-line method while unrealized gains and losses on open contracts at the end of each accounting period resulting from changes in the spot exchange rate are recognized in earnings in the same period as gains and losses on the underlying foreign currency denominated receivables or payables are recognized, and generally offset. Contract amounts in excess of the carrying value of our foreign currency denominated accounts receivable or payable balances are marked to market, with changes in market value recorded in earnings as foreign exchange gains or losses. We operate in certain countries in Latin America, Eastern Europe, and Asia/Pacific where there are limited forward foreign currency exchange markets and thus we have unhedged transaction exposures in these currencies.

    Most of our international revenue and expenses are denominated in local currencies. Due to the substantial volatility of currency exchange rates, among other factors, we cannot predict the effect of exchange rate fluctuations on our future operating results. Although we take into account changes in exchange rates over time in our pricing strategy, we do so only on an annual basis, resulting in substantial pricing exposure as a result of foreign exchange volatility during the period between annual pricing reviews. In addition, the sales cycle for our products is relatively long, depending on a number of factors including the level of competition and the size of the transaction. We attempt to reduce this exposure by entering into foreign currency forward exchange contracts to hedge up to 80% of the forecasted net income of our foreign subsidiaries of up to one year in the future. These forward foreign currency exchange contracts do not qualify as hedges and, therefore, are marked to market, accounting for a significant portion of our net foreign currency losses of $4.8 million in 1998. These losses are primarily offset by gains realized in cost of software distribution resulting from these foreign currency movements.

Notwithstanding our efforts to manage foreign exchange risk, there can be no assurances that our hedging activities will adequately protect us against the risks associated with foreign currency fluctuations.

    The table below provides information about our foreign currency forward exchange contracts. The information is provided in U.S. dollar equivalents and presents the notional amount (contract amount), the weighted average contractual foreign currency exchange rates and fair value. Fair value represents the difference in value of the contracts at the spot rate at December 31, 1998 and the forward rate, plus the unamortized premium or discount. All contracts mature within twelve months.

FORWARD CONTRACTS

                                                                      WEIGHTED AVERAGE
AT DECEMBER 31, 1998                                CONTRACT AMOUNT    CONTRACT RATE       FAIR VALUE
--------------------                                ---------------   ----------------   --------------
                                                    (IN THOUSANDS)                       (IN THOUSANDS)
Forward currency to be sold under contract:
  Japanese Yen....................................      $11,719             118.18           $(262)
  Deutsche Mark...................................        8,092               1.66              39
  Korean Won......................................        5,250           1,238.00            (119)
  Singapore Dollar................................        4,264               1.64              45
  British Pound...................................        3,322               1.66             (30)
  Australian Dollar...............................        2,756               0.61              (2)
  Netherland Guilder..............................        2,087               1.88               7
  Swiss Franc.....................................        2,010               1.35              21
  Brazilian Real..................................        1,382               1.45            (273)
  Other (individually less than $1 million).......        2,926                  *             (36)
                                                        -------                              -----
Total.............................................      $43,808                              $(610)
                                                        =======                              =====
Forward currency to be purchased under contract:
  British Pound...................................      $42,576               1.67           $  81
  French Franc....................................        3,046               5.58             (17)
  Swedish Krona...................................        1,493               7.96             (23)
  Danish Krone....................................        1,316               6.35              (3)
  Other (individually less than $1 million).......        1,692                  *              24
                                                        -------                              -----
Total.............................................      $50,123                              $  62
                                                        =======                              =====
Grand Total.......................................      $93,931                              $(548)
                                                        =======                              =====

------------------------

*   Not meaningful

            INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
INFORMIX

Report of KPMG LLP, Independent Auditors....................  F-2
Report of Ernst & Young LLP, Independent Auditors...........  F-3
Supplemental Consolidated Balance Sheets as of December 31,
  1998 and 1997.............................................  F-4
Supplemental Consolidated Statements of Operations for the
  Years ended December 31, 1998, 1997 and 1996..............  F-5
Supplemental Consolidated Statements of Cash Flows for the
  Years ended December 31, 1998, 1997 and 1996..............  F-6
Supplemental Consolidated Statements of Stockholders' Equity
  for the Years ended December 31, 1998, 1997 and 1996......  F-7
Notes to Supplemental Consolidated Financial Statements.....  F-8
Supplemental Unaudited Condensed Consolidated Balance Sheets
  as of September 30, 1999 and December 31, 1998............  F-42
Supplemental Unaudited Condensed Consolidated Statements of
  Operations for the nine-month periods ended September 30,
  1999 and 1998.............................................  F-43
Supplemental Unaudited Condensed Consolidated Statements of
  Cash Flows for the nine-month periods ended September 30,
  1999 and 1998.............................................  F-44
Notes to Supplemental Unaudited Condensed Consolidated
  Financial Statements......................................  F-45

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Informix Corporation:

    We have audited the accompanying supplemental consolidated balance sheet of Informix Corporation and subsidiaries as of December 31, 1998, and the related supplemental consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. Our audit also included the financial statement schedule included herein as of and for the year ended December 31, 1998. These supplemental consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements and financial statement schedule based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The supplemental consolidated financial statements and financial statement schedule give retroactive effect to the merger of Informix Corporation and Cloudscape, Inc. on October 8, 1999, which has been accounted for as a pooling of interests as described in Note 11 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements and financial statement schedule do not extend through the date of consummation. However, they will become the historical consolidated financial statements and financial statement schedule of Informix Corporation and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

    In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Informix Corporation and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination. Also, in our opinion, the related financial statement schedule as of and for the year ended December 31, 1998, when considered in relation to the basic supplemental consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                                                    /s/ KPMG LLP

Mountain View, California

November 5, 1999

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Informix Corporation

We have audited the supplemental consolidated balance sheet of Informix Corporation (formed as a result of the consolidation of Informix Corporation and Cloudscape, Inc.) as of December 31, 1997 and the related supplemental statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1997. The supplemental consolidated financial statements give retroactive effect to the merger of Informix Corporation and Cloudscape, Inc. on October 8, 1999, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. Our audits also included the supplemental financial statement schedule for the two years ended December 31, 1997. These supplemental financial statements and schedule are the responsibility of the management of Informix Corporation. Our responsibility is to express an opinion on these supplemental financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Informix Corporation at December 31, 1997, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1997, after giving retroactive effect to the merger of Informix Corporation and Cloudscape, Inc., as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles. Also, in our opinion, the related supplemental financial schedule, when considered in relation to the basic supplemental financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

San Jose, California
March 2, 1998

                              INFORMIX CORPORATION

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1998        1997
                                                              ---------   ---------
                                      ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $ 185,459   $ 141,559
  Short-term investments....................................     41,093      16,069
  Accounts receivable, less allowance for doubtful accounts
    of $15,089 in 1998 and $27,104 in 1997..................    187,342     142,055
  Recoverable income taxes..................................      3,255          --
  Deferred taxes............................................         --      12,249
  Other current assets......................................     20,373      26,264
                                                              ---------   ---------
Total current assets........................................    437,522     338,196
                                                              ---------   ---------
PROPERTY AND EQUIPMENT, net.................................     75,845      96,425
SOFTWARE COSTS, less accumulated amortization of $32,219 in
  1998 and $22,786 in 1997..................................     38,006      40,854
DEFERRED TAXES, including income tax refunds................         --      56,345
LONG-TERM INVESTMENTS.......................................     22,191      12,458
INTANGIBLE ASSETS, net......................................     41,482       8,277
OTHER ASSETS................................................      7,019      13,466
                                                              ---------   ---------
Total Assets................................................  $ 622,065   $ 566,021
                                                              =========   =========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................  $  29,900   $  36,901
  Accrued expenses..........................................     59,558      64,538
  Accrued employee compensation.............................     50,649      49,154
  Income taxes payable......................................         --       3,031
  Deferred revenue..........................................    132,390     100,828
  Advances from customers and financial institutions........    121,077     180,048
  Accrued restructuring costs...............................      5,813      26,597
  Other current liabilities.................................      6,875      15,902
                                                              ---------   ---------
Total current liabilities...................................    406,262     476,999
                                                              ---------   ---------
OTHER NON-CURRENT LIABILITIES...............................      3,759       6,544
DEFERRED TAXES..............................................         --      21,716
COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDERS' EQUITY
  Preferred stock, par value $.01 per share, 5,000,000
    shares authorized
    Series A-1 convertible preferred stock, 300,000 shares
     issued; none and 160,000 outstanding in 1998 and 1997,
     respectively...........................................         --           2
    Series B convertible preferred stock, 50,000 shares
     issued; 23,300 and 50,000 outstanding in 1998 and 1997,
     respectively; aggregate liquidation preference of
     $25,927................................................         --           1
    Convertible preferred stock of Cloudscape, Inc.,
     6,343,000 and 3,535,000 issued and outstanding in 1998
     and 1997, respectively; aggregate liquidation
     preference of $15,735 and $5,685 in 1998 and 1997,
     respectively...........................................         63          35
  Common stock, par value $.01 per share, 500,000,000 shares authorized; 191,244,000 and 154,496,000 shares issued
    and outstanding in 1998 and 1997, respectively..........      1,913       1,545
  Additional paid-in capital................................    445,352     353,200
  Accumulated deficit.......................................   (231,934)   (282,118)
  Accumulated other comprehensive loss......................     (3,350)    (11,903)
                                                              ---------   ---------
Total stockholders' equity..................................    212,044      60,762
                                                              ---------   ---------
Total Liabilities and Stockholders' Equity..................  $ 622,065   $ 566,021
                                                              =========   =========

          See Notes to Supplemental Consolidated Financial Statements.

                              INFORMIX CORPORATION

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              1998         1997         1996
                                                           ----------   ----------   ----------
NET REVENUES
  Licenses...............................................  $  383,947   $  378,164   $  502,730
  Services...............................................     351,559      285,728      231,810
                                                           ----------   ----------   ----------
                                                              735,506      663,892      734,540
  COSTS AND EXPENSES
  Cost of software distribution..........................      35,446       63,027       46,786
  Cost of services.......................................     155,947      166,916      144,850
  Sales and marketing....................................     271,881      418,139      413,690
  Research and development...............................     149,591      141,455      120,567
  General and administrative.............................      77,010       88,087       64,520
  Write-off of goodwill and other long-term assets.......          --       30,473           --
  Write-off of acquired research and development.........       2,600        7,000           --
  Restructuring charges..................................     (10,255)     108,248           --
  Expenses related to Illustra merger....................          --           --        5,914
                                                           ----------   ----------   ----------
                                                              682,220    1,023,345      796,327
                                                           ----------   ----------   ----------
  Operating income (loss)................................      53,286     (359,453)     (61,787)
  OTHER INCOME (EXPENSE)
  Interest income........................................      11,728        5,813        9,875
  Interest expense.......................................      (5,849)      (9,405)     (12,475)
  Other, net.............................................      (4,581)      10,474        2,899
                                                           ----------   ----------   ----------
  INCOME (LOSS) BEFORE INCOME TAXES......................      54,584     (352,571)     (61,488)
  Income taxes...........................................       4,400        7,817       12,531
                                                           ----------   ----------   ----------
  NET INCOME (LOSS)......................................      50,184     (360,388)     (74,019)
  Preferred stock dividend...............................      (3,478)        (301)          --
  Value assigned to warrants.............................      (1,982)      (1,601)          --
                                                           ----------   ----------   ----------
  NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS....  $   44,724   $ (362,290)  $  (74,019)
                                                           ==========   ==========   ==========
  NET INCOME (LOSS) PER COMMON SHARE
  Basic..................................................  $     0.26   $    (2.37)  $    (0.49)
                                                           ==========   ==========   ==========
  Diluted................................................  $     0.25   $    (2.37)  $    (0.49)
                                                           ==========   ==========   ==========
  SHARES USED IN PER SHARE CALCULATIONS
  Basic..................................................     169,581      152,543      149,525
                                                           ==========   ==========   ==========
  Diluted................................................     182,400      152,543      149,525
                                                           ==========   ==========   ==========

          See Notes to Supplemental Consolidated Financial Statements.

                              INFORMIX CORPORATION

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1998       1997        1996
                                                              --------   ---------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................  $ 50,184   $(360,388)  $(74,019)
Adjustments to reconcile net income (loss) to cash and cash
  equivalents provided by (used in) operating activities:
  License fees received in advance..........................   (66,069)    (64,797)   (58,206)
  Depreciation and amortization.............................    46,813      65,694     47,213
  Amortization of capitalized software......................    20,699      21,437     14,626
  Write-off of capitalized software.........................       771      14,749         --
  Write-off of long term assets.............................        --       6,799         --
  Write-off of intangibles..................................        --      20,033         --
  Write-off of acquired research and development............     2,600       7,000         --
  Foreign currency transaction losses (gains)...............     2,641       3,243     (5,349)
  (Gain) loss on sales of strategic investments.............       500      (5,007)    (3,856)
  Loss on disposal of property and equipment................     1,921      10,815      2,393
  Deferred tax expense......................................        --        (328)    (3,965)
  Provisions for losses on accounts receivable..............    (4,793)     19,929     14,983
  Restructuring charges.....................................   (10,255)     77,196         --
  Stock-based employee compensation.........................       941       7,509         --
  Changes in operating assets and liabilities:
    Accounts receivable.....................................   (38,399)     42,596    (45,426)
    Other current assets....................................    52,798      40,516         88
    Accounts payable and accrued expenses...................   (62,642)    (58,315)    52,271
    Deferred maintenance revenue............................    23,648       3,618     29,590
                                                              --------   ---------   --------
Net cash and cash equivalents provided by (used in)
  operating activities......................................    21,358    (147,701)   (29,657)
                                                              --------   ---------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
Investments of excess cash:
  Purchases of available-for-sale securities................   (53,054)    (35,255)  (152,179)
  Maturities of available-for-sale securities...............     9,725      14,468    126,137
  Sales of available-for-sale securities....................    24,300      45,957     83,696
Purchases of strategic investments..........................    (7,009)     (3,250)   (12,737)
Proceeds from sales of strategic investments................     1,500      10,454      7,299
Purchases of land, property and equipment...................   (20,811)    (94,211)  (148,319)
Proceeds from disposal of land, property and equipment......       864      62,371      1,929
Additions to software costs.................................   (18,620)    (20,776)   (32,381)
Business combinations, net of cash acquired.................     1,834      (9,749)    (4,340)
Other.......................................................     1,111     (33,511)   (14,595)
                                                              --------   ---------   --------
Net cash and cash equivalents used in investing
  activities................................................   (60,160)    (63,502)  (145,490)
                                                              --------   ---------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
Advances from customers and financial institutions..........    11,402      21,787    207,218
Proceeds from issuance of common stock, net.................    16,254       8,250     25,361
Proceeds from issuance of preferred stock, net..............    42,919      92,755        482
Principal payments on capital leases........................    (4,409)     (3,388)    (1,025)
Net borrowings under line of credit.........................       436         298         35
Acquisition of common stock.................................        --          --     (2,388)
Reissuance of treasury stock................................        --          --        578
                                                              --------   ---------   --------
Net cash and cash equivalents provided by financing
  activities................................................    66,602     119,702    230,261
                                                              --------   ---------   --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................    16,100       5,497      8,144
                                                              --------   ---------   --------
Increase (decrease) in cash and cash equivalents............    43,900     (86,004)    63,258
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............   141,559     227,563    164,305
                                                              --------   ---------   --------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $185,459   $ 141,559   $227,563
                                                              ========   =========   ========

          See Notes to Supplemental Consolidated Financial Statements.

                              INFORMIX CORPORATION
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                      PREFERRED STOCK
                                                              ---------------------------------------------------------------
                                                                  SERIES A-1             SERIES B             CLOUDSCAPE
                                                              -------------------   -------------------   -------------------
                                                               SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT
(In thousands)                                                --------   --------   --------   --------   --------   --------
Balance at December 31, 1995................................      --        --         --         --          --        --
Comprehensive loss
  Net loss..................................................
  Other comprehensive loss..................................
    Unrealized gain on available-for-sale securities, net of
     reclassification adjustments(1)........................
    Foreign currency translation adjustments................
  Other comprehensive loss..................................
Comprehensive loss..........................................
Issuance of preferred stock of Cloudscape...................                                                 654         7
Issuance of founders' common stock of Cloudscape............
Exercise of stock options...................................
Sale of stock to employees under employee stock purchase
  plan......................................................
Acquisition of treasury stock...............................
Reissuance of treasury stock................................
Tax benefits related to stock options.......................
                                                                ----        --        ---         --       -----        --
Balances at December 31, 1996...............................      --        --         --         --         654         7
                                                                ----        --        ---         --       -----        --
Comprehensive loss
  Net loss..................................................
  Other comprehensive loss
    Unrealized loss on available-for-sale securities, net of
     reclassification adjustments(1)........................
    Foreign currency translation adjustments................
  Other comprehensive loss..................................
Comprehensive loss..........................................
Issuance of preferred stock of Cloudscape...................                                               2,881        28
Exercise of stock options...................................
Sale of stock to employees under employee stock purchase
  plan......................................................
Stock-based compensation expense resulting from stock
  options...................................................
Issuance of Series A-1 convertible preferred stock and
  warrants, net.............................................     160         2
Issuance of Series B convertible preferred stock and
  warrants, net.............................................                           50          1
Common stock issued for services rendered...................
Accrual of 5% cumulative preferred dividends on Series B
  convertible preferred stock...............................
                                                                ----        --        ---         --       -----        --
Balance at December 31, 1997................................     160         2         50          1       3,535        35
                                                                ----        --        ---         --       -----        --
Comprehensive income
  Net income................................................
  Other comprehensive income
    Unrealized loss on available-for-sale securities, net of
     reclassification adjustments(1)........................
    Foreign currency translation adjustments................
  Other comprehensive income................................
Comprehensive income........................................
Issuance of preferred stock of Cloudscape...................                                               2,808        28
Exercise of stock options...................................
Common stock issued for services rendered...................
Sale of stock to employees under employee stock purchase
  plan......................................................
Stock-based compensation expense resulting from stock
  options...................................................
Exercise of Series A-1 convertible preferred stock warrants,
  net.......................................................     140         1
Conversion of Series A-1 to common stock....................    (300)       (3)
Conversion of Series B to common stock......................                          (27)        (1)
Accrual of 5% cumulative preferred dividends on Series B
  convertible preferred stock...............................
Additional Series B dividend................................
Acquisition of Red Brick....................................
                                                                ----        --        ---         --       -----        --
Balance at December 31, 1998................................      --        --         23         --       6,343        63
                                                                ====        ==        ===         ==       =====        ==
----------------------------------------
(1) Disclosure of reclassification amount for the years ended:


                                                                 COMMON STOCK       ADDITIONAL     TREASURY STOCK
                                                              -------------------    PAID-IN     -------------------   RETAINED
                                                               SHARES     AMOUNT     CAPITAL      SHARES     AMOUNT    EARNINGS
(In thousands)                                                --------   --------   ----------   --------   --------   --------
Balance at December 31, 1995................................  147,984      1,480     204,448         --          --    $154,099
Comprehensive loss
  Net loss..................................................                                                           (74,019)
  Other comprehensive loss..................................
    Unrealized gain on available-for-sale securities, net of
     reclassification adjustments(1)........................
    Foreign currency translation adjustments................

  Other comprehensive loss..................................

Comprehensive loss..........................................

Issuance of preferred stock of Cloudscape...................                             475
Issuance of founders' common stock of Cloudscape............    1,710         17         (13)
Exercise of stock options...................................    2,190         22      13,344
Sale of stock to employees under employee stock purchase
  plan......................................................      616          6      10,986
Acquisition of treasury stock...............................                                       (100)     (2,388)
Reissuance of treasury stock................................                                        100       2,388     (1,810)
Tax benefits related to stock options.......................                          14,787
                                                              -------    -------     -------       ----      ------    --------
Balances at December 31, 1996...............................  152,500      1,525     244,027         --          --     78,270
                                                              -------    -------     -------       ----      ------    --------
Comprehensive loss
  Net loss..................................................                                                           (360,388)
  Other comprehensive loss
    Unrealized loss on available-for-sale securities, net of
     reclassification adjustments(1)........................
    Foreign currency translation adjustments................

  Other comprehensive loss..................................

Comprehensive loss..........................................

Issuance of preferred stock of Cloudscape...................                           5,127
Exercise of stock options...................................    1,279         12       3,585
Sale of stock to employees under employee stock purchase
  plan......................................................      573          6       5,659
Stock-based compensation expense resulting from stock
  options...................................................                           7,501
Issuance of Series A-1 convertible preferred stock and
  warrants, net.............................................                          37,598
Issuance of Series B convertible preferred stock and
  warrants, net.............................................                          49,196
Common stock issued for services rendered...................      144          2         808
Accrual of 5% cumulative preferred dividends on Series B
  convertible preferred stock...............................                            (301)
                                                              -------    -------     -------       ----      ------    --------
Balance at December 31, 1997................................  154,496      1,545     353,200         --          --    (282,118)
                                                              -------    -------     -------       ----      ------    --------
Comprehensive income
  Net income................................................                                                            50,184
  Other comprehensive income
    Unrealized loss on available-for-sale securities, net of
     reclassification adjustments(1)........................
    Foreign currency translation adjustments................

  Other comprehensive income................................

Comprehensive income........................................

Issuance of preferred stock of Cloudscape...................                           9,991
Exercise of stock options...................................    3,614         36       8,455
Common stock issued for services rendered...................       46          1          14
Sale of stock to employees under employee stock purchase
  plan......................................................    1,613         16       7,754
Stock-based compensation expense resulting from stock
  options...................................................                             915
Exercise of Series A-1 convertible preferred stock warrants,
  net.......................................................                          32,899
Conversion of Series A-1 to common stock....................   17,413        174        (171)
Conversion of Series B to common stock......................    6,471         65         (65)
Accrual of 5% cumulative preferred dividends on Series B
  convertible preferred stock...............................                          (2,178)
Additional Series B dividend................................                          (1,300)
Acquisition of Red Brick....................................    7,591         76      35,838
                                                              -------    -------     -------       ----      ------    --------
Balance at December 31, 1998................................  191,244      1,913     445,352         --          --    (231,934)
                                                              =======    =======     =======       ====      ======    ========
----------------------------------------
(1) Disclosure of reclassification amount for the years ende


                                                                                ACCUMULATED
                                                                                   OTHER
                                                              COMPREHENSIVE    COMPREHENSIVE
                                                              INCOME (LOSS)    INCOME (LOSS)     TOTALS
(In thousands)                                                --------------   --------------   --------
Balance at December 31, 1995................................                       (2,279)       357,748
Comprehensive loss
  Net loss..................................................      (74,019)                       (74,019)
  Other comprehensive loss..................................
    Unrealized gain on available-for-sale securities, net of
     reclassification adjustments(1)........................        7,626                          7,626
    Foreign currency translation adjustments................       (3,838)                        (3,838)
                                                                 --------
  Other comprehensive loss..................................        3,788           3,788
                                                                 --------
Comprehensive loss..........................................      (70,231)
                                                                 ========
Issuance of preferred stock of Cloudscape...................                                         482
Issuance of founders' common stock of Cloudscape............                                           4
Exercise of stock options...................................                                      13,366
Sale of stock to employees under employee stock purchase
  plan......................................................                                      10,992
Acquisition of treasury stock...............................                                      (2,388)
Reissuance of treasury stock................................                                         578
Tax benefits related to stock options.......................                                      14,787
                                                                                  -------       --------
Balances at December 31, 1996...............................                        1,509        325,338
                                                                                  -------       --------
Comprehensive loss
  Net loss..................................................     (360,388)                      (360,388)
  Other comprehensive loss
    Unrealized loss on available-for-sale securities, net of
     reclassification adjustments(1)........................      (12,457)                       (12,457)
    Foreign currency translation adjustments................         (955)                          (955)
                                                                 --------
  Other comprehensive loss..................................      (13,412)        (13,412)
                                                                 --------
Comprehensive loss..........................................     (373,800)
                                                                 ========
Issuance of preferred stock of Cloudscape...................                                       5,155
Exercise of stock options...................................                                       3,597
Sale of stock to employees under employee stock purchase
  plan......................................................                                       5,665
Stock-based compensation expense resulting from stock
  options...................................................                                       7,501
Issuance of Series A-1 convertible preferred stock and
  warrants, net.............................................                                      37,600
Issuance of Series B convertible preferred stock and
  warrants, net.............................................                                      49,197
Common stock issued for services rendered...................                                         810
Accrual of 5% cumulative preferred dividends on Series B
  convertible preferred stock...............................                                        (301)
                                                                                  -------       --------
Balance at December 31, 1997................................                      (11,903)        60,762
                                                                                  -------       --------
Comprehensive income
  Net income................................................       50,184                         50,184
  Other comprehensive income
    Unrealized loss on available-for-sale securities, net of
     reclassification adjustments(1)........................        5,202                          5,202
    Foreign currency translation adjustments................        3,351                          3,351
                                                                 --------
  Other comprehensive income................................        8,553           8,553
                                                                 --------
Comprehensive income........................................       58,737
                                                                 ========
Issuance of preferred stock of Cloudscape...................                                      10,019
Exercise of stock options...................................                                       8,491
Common stock issued for services rendered...................                                          15
Sale of stock to employees under employee stock purchase
  plan......................................................                                       7,770
Stock-based compensation expense resulting from stock
  options...................................................                                         915
Exercise of Series A-1 convertible preferred stock warrants,
  net.......................................................                                      32,900
Conversion of Series A-1 to common stock....................                                          --
Conversion of Series B to common stock......................                                          (1)
Accrual of 5% cumulative preferred dividends on Series B
  convertible preferred stock...............................                                      (2,178)
Additional Series B dividend................................                                      (1,300)
Acquisition of Red Brick....................................                                      35,914
                                                                                  -------       --------
Balance at December 31, 1998................................                       (3,350)       212,044
                                                                                  =======       ========
----------------------------------------
(1) Disclosure of reclassification amount for the years ende

                                                                1998       1997       1996
                                                              --------   --------   --------
Net unrealized gain (loss) on available-for-sale securities
  arising during period.....................................   $5,202    $ (3,599)  $ 9,006
Less: reclassification adjustment for net gains included in
  net income (loss).........................................       --      (8,858)   (1,380)
                                                               ------    --------   -------
Net unrealized gain (loss) on available-for-sale
  securities................................................   $5,202    $(12,457)  $ 7,626
                                                               ======    ========   =======


Net unrealized gain (loss) on available-for-sale securities
  arising during period.....................................
Less: reclassification adjustment for net gains included in
  net income (loss).........................................
Net unrealized gain (loss) on available-for-sale
  securities................................................

          See Notes to Supplemental Consolidated Financial Statements.

                              INFORMIX CORPORATION

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND OPERATIONS. The Company is a leading multinational supplier of information management software and solutions to governments and enterprises worldwide. The Company designs, develops, manufactures, markets and supports relational database management systems, connectivity interfaces and gateways and graphical and character-based application development tools for building database applications that allow customers to access, retrieve and manipulate business data. The Company also offers complete solutions, which include its database management software, its own and third party software and consulting services to help customers design and rapidly deploy data warehousing (decision support), web-based enterprise repository and electronic commerce applications.

    The principal geographic markets for the Company's products are North America, Europe, Asia/ Pacific, and Latin America. Customers include businesses ranging from small corporations to Fortune 1000 companies, principally in the manufacturing, financial services, telecommunications, media, retail/wholesale, hospitality, and government services sectors.

    BASIS OF PRESENTATION. The supplemental consolidated financial statements have been prepared to give retroactive effect to the merger with Cloudscape, Inc. ("Cloudscape") on October 8, 1999. The supplemental consolidated financial statements have been restated for all periods presented as if Cloudscape and the Company had always been combined. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

    Prior to the combination, Cloudscape's fiscal year ended on March 31. In recording the pooling-of-interests combination, Informix's statement of operations for the years ended December 31, 1998 and 1997 have been combined with the Cloudscape statements of operations for the years ended March 31, 1999 and 1998, respectively. The Informix statement of operations for the year ended December 31, 1996 has been combined with the Cloudscape statement of operations for the period from August 2, 1996 (inception) through March 31, 1997. This presentation is in accordance with the rules and regulations of the Securities and Exchange Commission (SEC) which require that the fiscal periods combined in the supplemental consolidated financial statements be within 93 days of Informix's fiscal period ends. The supplemental consolidated balance sheets of Informix at December 31, 1998 and 1997 have been combined with the balance sheets of Cloudscape as of March 31, 1999 and 1998, respectively.

    USE OF ESTIMATES. The preparation of financial statements in conformity with general accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    PRINCIPLES OF CONSOLIDATION. The supplemental consolidated financial statements include the accounts of Informix Corporation and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

    FOREIGN CURRENCY TRANSLATION. For foreign operations with the local currency as the functional currency, assets and liabilities are translated at year-end exchange rates, and statements of operations are translated at the average exchange rates during the year. Exchange gains or losses arising from translation

                              INFORMIX CORPORATION

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

of such foreign entity financial statements are included as a component of other comprehensive income (loss).

    For foreign operations with the U.S. dollar as the functional currency, monetary assets and liabilities are remeasured at the year-end exchange rates as appropriate and non-monetary assets and liabilities are remeasured at historical exchange rates. Statements of operations are remeasured at the average exchange rates during the year. Foreign currency transaction gains and losses are included in other income (expense), net. The Company recorded net foreign currency transaction gains (losses) of $(4.8) million, $8.0 million and $0.3 million for the years ended December 31, 1998, 1997 and 1996, respectively.

    DERIVATIVE FINANCIAL INSTRUMENTS. The Company enters into foreign currency forward exchange contracts to reduce its exposure to foreign currency risk due to fluctuations in exchange rates underlying the value of intercompany accounts receivable and payable denominated in foreign currencies (primarily European and Asian currencies) until such receivables are collected and payables are disbursed. A foreign currency forward exchange contract obligates the Company to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange. These foreign currency forward exchange contracts, to qualify as hedges of existing assets or liabilities, are denominated in the same currency in which the underlying foreign currency receivables or payables are denominated and bear a contract value and maturity date which approximate the value and expected settlement date of the underlying transactions. For contracts that are designated and effective as hedges, discounts or premiums (the difference between the spot exchange rate and the forward exchange rate at inception of the contract) are accreted or amortized to other expenses over the contract lives using the straight-line method while unrealized gains and losses on open contracts at the end of each accounting period resulting from changes in the spot exchange rate are recognized in earnings in the same period as gains and losses on the underlying foreign denominated receivables or payables are recognized and generally offset. Contract amounts in excess of the carrying value of the Company's foreign currency denominated accounts receivable or payable balances are marked to market, with changes in market value recorded in earnings as foreign exchange gains or losses. The Company operates in certain countries in Latin America, Eastern Europe, and Asia/Pacific where there are limited forward currency exchange markets and thus the Company has unhedged transaction exposures in these currencies.

    Most of our international revenue and expenses are denominated in local currencies. Due to the substantial volatility of currency exchange rates, among other factors, we cannot predict the effect of exchange rate fluctuations on our future operating results. Although we take into account changes in exchange rates over time in our pricing strategy, we do so only on an annual basis, resulting in substantial pricing exposure as a result of foreign exchange volatility during the period between annual pricing reviews. In addition, the sales cycles for our products is relatively long, depending on a number of factors including the level of competition and the size of the transaction. We attempt to reduce this exposure by entering into foreign currency forward exchange contracts to hedge up to 80% of the forecasted net income of our foreign subsidiaries of up to one year in the future. These foreign currency forward exchange contracts do not qualify as hedges and, therefore are marked to market, accounting for a significant portion of our net foreign currency losses of $4.8 million in 1998. These losses are primarily offset by gains realized in cost of software distribution resulting from these foreign currency movements. Notwithstanding the Company's efforts to manage foreign exchange risk, there can be no assurances that

                              INFORMIX CORPORATION

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

the Company's hedging activities will adequately protect the Company against the risks associated with foreign currency fluctuations.

    REVENUE RECOGNITION POLICY. In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2 (SOP 97-2), "Software Revenue Recognition" which superseded SOP 91-1 and provides guidance on generally accepted accounting principles for recognizing revenue on software transactions. SOP 97-2 requires that revenue recognized from software arrangements be allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, upgrades, enhancements, post contract customer support, installation, or training. Under SOP 97-2, the determination of fair value is based on objective evidence which is specific to the vendor. If such evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement are delivered. SOP 97-2 was amended in February 1998 by Statement of Position 98-4 (SOP 98-4) "Deferral of the Effective Date of a Provision of SOP 97-2" and was amended again in December 1998 by Statement of Position 98-9 (SOP 98-9) "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions." Those amendments deferred and then clarified, respectively, the specification of what was considered vendor specific objective evidence of fair value for the various elements in a multiple element arrangement. The Company adopted the provisions of SOP 97-2 and SOP 98-4 as of January 1, 1998 and as a result, changed certain business practices. The adoption has, in certain circumstances, resulted in the deferral of software license revenues that would have been recognized upon delivery of the related software under prior accounting standards.

    SOP 98-9 is effective for all transactions entered into by the Company in fiscal year 2000. The adoption of this statement is not expected to have a material impact on the Company's operating results, financial position or cash flows.

    The Company's revenue recognition policy as of January 1, 1998 is as follows:

    LICENSE REVENUE. The Company recognizes revenue from sales of software licenses to end users upon persuasive evidence of an arrangement, delivery of the software to a customer and determination that collection of a fixed or determinable license fee is considered probable. Revenue for transactions with application vendors, OEMs and distributors is currently recognized as earned when the licenses are resold or utilized by the reseller and all related obligations of the Company have been satisfied. The Company provides for sales allowances on an estimated basis. The Company accrues royalty revenue through the end of the reporting period based on reseller royalty reports or other forms of customer-specific historical information. In the absence of customer-specific historical information, royalty revenue is recognized when the customer-specific objective information becomes available. Any subsequent changes to previously recognized royalty revenues are reflected in the period when the updated information is received from the reseller.

    SERVICE REVENUE. Maintenance contracts generally call for the Company to provide technical support and software updates and upgrades to customers. Maintenance revenue is recognized ratably over the term of the maintenance contract, generally on a straight-line basis. Other service revenue, primarily training and consulting, is generally recognized at the time the service is performed and it is determined that the Company has fulfilled its obligations resulting from the services contract, or on a contract accounting basis. When the fee for maintenance and service is bundled with the license fee, it is unbundled from the license

                              INFORMIX CORPORATION

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

fee using the Company's objective evidence of the fair value of the maintenance and/or services represented by the Company's customary pricing for such maintenance and/or services.

    ADVANCES FROM CUSTOMERS AND FINANCIAL INSTITUTIONS. Amounts received in advance of revenue being recognized are recorded as a liability on the accompanying financial statements. These amounts may be received either from the customer or from a financing entity to whom the customer payment streams are sold.

    The Company's license arrangements with some of its customers provide contractually for a non-refundable fee payable by the customer in single or multiple installment(s) at the initiation or over the term of the license arrangement. If the Company fails to comply with certain contractual terms of a specific license agreement, the Company could be required to refund the amount(s) received to the customer or the financial institution in the event of an assignment of receivables.

    Prior to fiscal 1998, the Company's arrangements for financing of license contracts with customers frequently took the form of a non-recourse sale of the future payment streams. When such customer contracts were sold to a third-party financing entity, they were typically sold at a discount which represented the financing cost. Such discounts offset revenues in cases where the license was recorded as a sale. For transactions where the financing was received prior to the recognition of revenue, the financing discount has been charged ratably to interest expense over the financing period, which approximates the "interest method."

    SALES OF RECEIVABLES. Prior to January 1, 1998, the Company financed amounts due from customers with financial institutions on a non-recourse basis. The Company accounted for these transactions in accordance with Statement of Financial Accounting Standards No. 77 (SFAS 77), "Reporting by Transferors for Transfers of Receivables with Recourse." Effective January 1, 1998, any such transactions would be accounted for by the Company in accordance with Statement of Financial Accounting Standards No. 125 (SFAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." If at the time of the transfer the amounts due from the customer have been recognized as revenue and a receivable, the transfer is accounted for as the sale of a receivable and the receivable is removed from the books and the financing fees are charged to operations immediately as interest expense. The Company did not enter into any such transactions during fiscal 1998.

    SALES OF FUTURE REVENUE STREAMS. If at the time of transfer the amounts due from the customers have not been recognized as revenue or a receivable, the transfer is accounted for as the sale of a future revenue stream in accordance with EITF 88-18. Accordingly, the receipt of cash is treated as a borrowing and recorded as "advances from customers and financial institutions" and the financing fees are amortized to interest expense over the term of the financing arrangement. The Company has not financed, and does not expect to finance, amounts due from customers subsequent to December 31, 1997.

    CONCURRENT TRANSACTIONS. In fiscal 1996 and 1997, the Company entered into software license agreements with certain computer and service vendors where the Company concurrently committed to acquire goods and services. If the agreement is with a reseller, revenue is recognized as earned on these transactions as the licenses are resold by the customer. If the agreement is with an end user, revenue is generally recognized as earned upon delivery of software. The computer equipment and services are recorded at their fair value. These concurrent transactions for 1996 included license agreements of approximately $170 million and committments by the Company to acquire goods and services in the

                              INFORMIX CORPORATION

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

aggregate of approximately $130 million. Concurrent transactions in 1997 included software license agreements of approximately $21 million and commitments by the Company to acquire goods and services in the aggregate of approximately $50 million. The Company did not enter into any significant concurrent transactions in fiscal 1998.

    INVENTORIES. Inventories, which consist primarily of software product components, finished software products, and marketing and promotional materials, are carried at the lower of cost (first in, first out) or market value, and are included in other current assets.

    SOFTWARE COSTS. The Company accounts for its software development expenses in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." This statement requires that, once technological feasibility of a developing product has been established, all subsequent costs incurred in developing that product to a commercially acceptable level be capitalized and amortized ratably over the revenue life of the product. The Company uses a detail program design approach in determining technological feasibility. Software costs also include amounts paid for purchased software and outside development on products which have reached technological feasibility. All software costs are amortized as a cost of software distribution over the remaining estimated economic life of the product, which is generally estimated to be three years. The Company recorded amortization of $20.7 million, $21.4 million, and $14.6 million of software costs in 1998, 1997 and 1996, respectively, in cost of software distribution.

    PROPERTY AND EQUIPMENT. Depreciation of property and equipment is calculated using the straight-line method over its estimated useful life, generally the shorter of the applicable lease term or three-to-seven years for financial reporting purposes. The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of property and equipment to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Property and equipment to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

    BUSINESSES ACQUIRED. The purchase price of businesses acquired, accounted for as purchase business combinations, is allocated to the tangible and identifiable intangible assets acquired based on their estimated fair values with any amount in excess of such allocations being designated as goodwill. Intangible assets are amortized over their estimated useful lives, which to date range from five to seven years. As of December 31, 1998, 1997 and 1996, the Company had $48.3 million, $19.2 million and $50.6 million of intangible assets, with accumulated amortization of $6.8 million, $10.9 million and $15.9 million, respectively, as a result of these acquisitions. The carrying value of goodwill is evaluated for recoverability if the facts and circumstances suggest that it may be impaired. If this evaluation indicates that the goodwill will not be recoverable, as determined based on the undiscounted cash flows of the acquired business over the remaining amortization period, the Company's carrying value is reduced to net realizable value. The carrying values of specified intangible assets are reviewed in a manner consistent with the policy for reviewing impairment of property and equipment, as described above. During 1997, the Company wrote down $30.5 million of impaired long-term assets related to the shortfall in business activity of its Japanese subsidiary (see Note 13). There were no writedowns of intangible assets in 1998 or 1996.

                              INFORMIX CORPORATION

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    STOCK-BASED COMPENSATION. As permitted under Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," the Company has elected to follow Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees" in accounting for stock-based awards to employees (see Note 7).

    CONCENTRATION OF CREDIT RISK. The Company designs, develops, manufactures, markets, and supports computer software systems to customers in diversified industries and in diversified geographic locations. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral.

    No single customer accounted for 10% or more of the consolidated net revenues of the Company in 1998, 1997 or 1996.

    CASH, CASH EQUIVALENTS, SHORT-TERM INVESTMENTS, AND LONG-TERM
INVESTMENTS. The Company considers liquid investments purchased with a remaining maturity of three months or less to be cash equivalents. The Company considers investments with a maturity of more than three months but less than one year to be short-term investments. Investments with a remaining original maturity of more than one year are considered long-term investments. Short-term and long-term investments are classified as available-for-sale and are carried at fair value.

    The Company invests its excess cash in accordance with its short-term and long-term investments policy, which is approved by the Board of Directors. The policy authorizes the investment of excess cash in government securities, municipal bonds, time deposits, certificates of deposit with approved financial institutions, commercial paper rated A-1/P-1, and other specific money market instruments of similar liquidity and credit quality. The Company has not experienced any significant losses related to these investments.

    The Company invests in equity instruments of privately-held, information technology companies for business and strategic purposes. These investments are included in long-term investments and are accounted for under the cost method when ownership is less than 20%. For these non-quoted investments, the Company's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. When the Company determines that a decline in fair value below the cost basis is other than temporary, the related investment is written down to fair value.

    SECURITIES HELD-TO-MATURITY AND AVAILABLE-FOR-SALE. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and the ability to hold the securities until maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization, as well as any interest on the securities, is included in interest income.

    Marketable equity securities and debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported as a component of other comprehensive income (loss). The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in other income (expense), net. The cost of securities sold is based on the specific identification method. Interest on securities

                              INFORMIX CORPORATION

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

classified as available-for-sale is included in interest income. The Company realized gross gains of approximately $8.5 million and $5.2 million and gross losses of approximately $1.2 million and $1.3 million on the sale of available-for-sale equity securities during 1997 and 1996, respectively. Realized gains and losses were not significant in 1998.

    FAIR VALUE OF FINANCIAL INSTRUMENTS. Fair values of cash, cash equivalents, short and long term investments and foreign currency forward contracts are based on quoted market prices.

    RECLASSIFICATIONS. Certain prior period amounts have been reclassified to conform to the current period presentation.

NOTE 2 - BALANCE SHEET COMPONENTS

                                                            DECEMBER 31,
                                                        ---------------------
                                                          1998        1997
                                                        ---------   ---------
                                                           (IN THOUSANDS)
Property and equipment, net:
  Computer equipment..................................  $ 182,545   $ 190,245
  Furniture and fixtures..............................     35,804      36,286
  Leasehold improvements..............................     33,297      34,722
  Buildings and other.................................      2,511       2,291
                                                        ---------   ---------
                                                          254,157     263,544
  Less: accumulated amortization......................   (178,312)   (167,119)
                                                        ---------   ---------
                                                        $  75,845   $  96,425
                                                        =========   =========

Long-term investments:
  Marketable equity securities (Note 3)...............  $  10,308   $   3,083
  Investments in privately-held companies.............      5,874       9,375
  Corporate bonds.....................................      6,009          --
                                                        ---------   ---------
                                                        $  22,191   $  12,458
                                                        =========   =========

                              INFORMIX CORPORATION

NOTE 3 - FINANCIAL INSTRUMENTS

    The following is a summary of available-for-sale debt and equity securities:

                                                               AVAILABLE-FOR-SALE SECURITIES
                                                      -----------------------------------------------
                                                                   GROSS        GROSS
                                                                 UNREALIZED   UNREALIZED   ESTIMATED
DECEMBER 31, 1998                                       COST       GAINS        LOSSES     FAIR VALUE
-----------------                                     --------   ----------   ----------   ----------
                                                                      (IN THOUSANDS)
U.S. treasury securities............................  $  8,363     $   --        $  --      $  8,363
Commercial paper, corporate bonds and medium-term
  notes.............................................    99,522        211          (28)       99,705
Municipal bonds.....................................    28,866         23           (1)       28,888
International bonds.................................     3,004         --           --         3,004
                                                      --------     ------        -----      --------
  Total debt securities.............................   139,755        234          (29)      139,960
U.S. equity securities..............................     6,046      4,717         (455)       10,308
                                                      --------     ------        -----      --------
                                                      $145,801     $4,951        $(484)     $150,268
                                                      ========     ======        =====      ========

Amounts included in cash and cash equivalents.......  $ 92,690     $  168        $  --      $ 92,858
Amounts included in short-term investments..........    41,032         63           (2)       41,093
Amounts included in long-term investments...........    12,079      4,720         (482)       16,317
                                                      --------     ------        -----      --------
                                                      $145,801     $4,951        $(484)     $150,268
                                                      ========     ======        =====      ========

                                                               AVAILABLE-FOR-SALE SECURITIES
                                                      -----------------------------------------------
                                                                   GROSS        GROSS
                                                                 UNREALIZED   UNREALIZED   ESTIMATED
DECEMBER 31, 1997                                       COST       GAINS        LOSSES     FAIR VALUE
-----------------                                     --------   ----------   ----------   ----------
                                                                      (IN THOUSANDS)
U.S. treasury securities............................  $  3,701     $    1        $  --      $  3,702
Commercial paper, corporate bonds and medium-term
  notes.............................................    51,547         25           --        51,572
Municipal bonds.....................................    11,903         --           (3)       11,900
Repurchase agreements...............................    23,262         --           --        23,262
                                                      --------     ------        -----      --------
  Total debt securities.............................    90,413         26           (3)       90,436
U.S. equity securities..............................     3,866         --         (783)        3,083
                                                      --------     ------        -----      --------
                                                      $ 94,279     $   26        $(786)     $ 93,519
                                                      ========     ======        =====      ========

Amounts included in cash and cash equivalents.......  $ 74,343     $   25        $  (1)     $ 74,367
Amounts included in short-term investments..........    16,070          1           (2)       16,069
Amounts included in long-term investments...........     3,866         --         (783)        3,083
                                                      --------     ------        -----      --------
                                                      $ 94,279     $   26        $(786)     $ 93,519
                                                      ========     ======        =====      ========

                              INFORMIX CORPORATION

NOTE 3 - FINANCIAL INSTRUMENTS (CONTINUED)

    Maturities of debt securities at market value at December 31, 1998 are as follows (in thousands):


Mature in one year or less..................................  $133,951
Mature after one year through five years....................     6,009
Mature after five years.....................................        --
                                                              --------
                                                              $139,960
                                                              ========

NOTE 4 - DERIVATIVE FINANCIAL INSTRUMENTS

    The Company enters into foreign currency forward exchange contracts primarily to hedge the value of intercompany accounts receivable or accounts payable denominated in foreign currencies against fluctuations in exchange rates until such receivables are collected or payables are disbursed. Subsequent to fiscal year end 1997, the Company began entering into foreign currency forward exchange contracts to hedge no more than 80% of anticipated net income of foreign subsidiaries of up to a maximum of one year in the future. From an accounting perspective, these hedges are considered to be speculative. The Company's outstanding foreign currency forward exchange contracts used to hedge anticipated net income are marked to market with unrealized gains and losses recognized as incurred in results of operations. The purpose of the Company's foreign exchange exposure management policy and practices is to attempt to minimize the impact of exchange rate fluctuations on the value of the foreign currency denominated assets and liabilities being hedged. Substantially all forward foreign exchange contracts entered into by the Company have maturities of 360 days or less. There are no significant unrealized gains or losses on these contracts at December 31, 1998 and 1997. At December 31, 1998 and 1997, the Company had approximately $93.9 million and $102.7 million of foreign currency forward exchange contracts outstanding, respectively.

                              INFORMIX CORPORATION

NOTE 4 - DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

    The table below summarizes by currency the contractual amounts of the Company's foreign currency forward exchange contracts at December 31, 1998 and December 31, 1997. The information is provided in U.S. dollar equivalents and presents the notional amount (contract amount), the unrealized gain (loss) and fair value. Fair value represents the difference in value of the contracts at the spot rate at December 31, 1998 and the forward rate, plus the unamortized premium or discount. All contracts mature within twelve months.

FORWARD CONTRACTS

                                                                             UNREALIZED
AT DECEMBER 31, 1998                                       CONTRACT AMOUNT   GAIN/(LOSS)   FAIR VALUE
--------------------                                       ---------------   -----------   ----------
                                                                         (IN THOUSANDS)
Forward currency to be sold under contract:
  Japanese Yen...........................................      $11,719          $ 13          $(262)
  Deutsche Mark..........................................        8,092            (1)            39
  Korean Won.............................................        5,250             5           (119)
  Singapore Dollar.......................................        4,264            17             45
  British Pound..........................................        3,322            --            (30)
  Australian Dollar......................................        2,756            (4)            (2)
  Netherland Guilder.....................................        2,087            (3)             7
  Swiss Franc............................................        2,010             3             21
  Brazilian Real.........................................        1,382            --           (273)
  Other (individually less than $1 million)..............        2,926            (6)           (36)
                                                               -------          ----          -----
Total....................................................      $43,808          $ 24          $(610)
                                                               -------          ----          -----

Forward currency to be purchased under contract:
  British Pound..........................................      $42,576          $ (8)         $  81
  French Franc...........................................        3,046            (1)           (17)
  Swedish Krona..........................................        1,493           (16)           (23)
  Danish Krone...........................................        1,316             1             (3)
  Other (individually less than $1 million)..............        1,692             9             24
                                                               -------          ----          -----
Total....................................................      $50,123          $(15)         $  62
                                                               -------          ----          -----
Grand Total..............................................      $93,931          $  9          $(548)
                                                               =======          ====          =====

                              INFORMIX CORPORATION

NOTE 4 - DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

                                                                              UNREALIZED
AT DECEMBER 31, 1997                                         CONTRACT VALUE   GAIN/(LOSS)   FAIR VALUE
--------------------                                         --------------   -----------   ----------
                                                                          (IN THOUSANDS)
Forward currency to be sold under contract:
  British Pound............................................     $ 55,740         $ 28          $241
  Deutsche Mark............................................       17,050           13           (75)
  French Franc.............................................       14,139            9           (66)
  Italian Lira.............................................        3,901            4             4
  Spanish Peseta...........................................        3,166            1            (7)
  Swedish Krona............................................        1,682            2            (3)
  Other (individually less than $1 million)................        2,090           41            47
                                                                --------         ----          ----
Total......................................................     $ 97,768         $ 98          $141
                                                                --------         ----          ----

Forward currency to be purchased under contract:
  Swiss Franc..............................................     $  1,636         $ (1)         $ 16
  Dutch Guilder............................................        1,096           --             5
  Other (individually less than $1 million)................        2,208           15            12
                                                                --------         ----          ----
Total......................................................     $  4,940         $ 14          $ 33
                                                                --------         ----          ----
Grand Total................................................     $102,708         $112          $174
                                                                ========         ====          ====

    While the contract amounts provide one measure of the volume of these transactions, they do not represent the amount of the Company's exposure to credit risk. The amounts (arising from the possible inabilities of counterparties to meet the terms of their contracts) are generally limited to the amounts, if any, by which the counterparties' obligations exceed the obligations of the Company as these contracts can be settled on a net basis at the option of the Company. The Company controls credit risk through credit approvals, limits and monitoring procedures.

    As of December 31, 1998, other than foreign currency forward exchange contracts discussed immediately above, the Company does not currently invest in or hold any other derivative financial instruments.

NOTE 5 - PREFERRED STOCK

    In August 1997, the Company sold 160,000 shares of newly authorized
Series A Convertible Preferred Stock, face value $250 per share, which shares are generally not entitled to vote on corporate matters, to a private investor for aggregate net proceeds of $37.6 million and issued a warrant to the same investor to purchase up to an additional 140,000 shares of Series A Convertible Preferred Stock at an aggregate purchase price of up to $35 million. In
November 1997, the Company canceled the Series A Convertible Preferred Stock in exchange for the same number of shares of a substantially identical Series A-1 Convertible Stock (the "Series A-1 Preferred") issued to the same investor, with a corresponding change to the warrant shares. The mandatory redemption provisions of the new Series A-1 Preferred differ from the Series A Convertible Preferred Stock. The redemption provisions in the Series A-1 Preferred effectively preclude the Company from having to redeem the preferred stock except by actions solely within its control. Accordingly, the Supplemental Consolidated Balance Sheet reflects the Series A-1 Preferred under stockholder's equity.

    The Series A-1 Preferred shares are convertible into common shares at any time, at the holder's option, at a per share price equal to 101% of the average price of the Company's common stock for the 30 days ending five trading days prior to conversion, but not greater than the lesser of (i) 105% of the

                              INFORMIX CORPORATION

NOTE 5 - PREFERRED STOCK (CONTINUED)

common stock's average price of the first five trading days of such thirty day period, or (ii) $12 per share. If not converted prior, the Series A-1 Preferred will automatically convert into common shares eighteen months after their issuance, subject to extension of the automatic conversion date in certain defined circumstances of default. However, if at the time of conversion, the aggregate number of shares of common stock already issued and to be issued as a result of the conversion of the shares of the Series A-1 Convertible Preferred Stock were to exceed 19.9% of the total number of shares of then outstanding common stock, then such excess does not convert unless or until stockholder approval is obtained.

    On February 13, 1998, the holders of the Series A-1 Preferred Stock exercised warrants to purchase 60,000 additional shares of Series A-1 Preferred at $250 per share resulting in net proceeds to the Company of $14.1 million. In addition, pursuant to the Series A-1 Subscription Agreement, the Series A-1 Preferred stockholders converted 220,000 shares of Series A-1 Preferred into 12,769,908 shares of the Company's Common Stock.

    On November 25, 1998, the holders of the Series A-1 Preferred Stock exercised their remaining warrants to purchase 80,000 additional shares of Series A-1 Preferred at $250 per share resulting in net proceeds to the Company of $18.8 million. In addition, pursuant to the Series A-1 Subscription Agreement, the Series A-1 Preferred stockholders converted the remaining 80,000 shares of Series A-1 Preferred into 4,642,525 shares of the Company's Common Stock. As a result of these conversions, no Series A-1 Preferred Stock or Series A-1 Preferred warrants were outstanding at December 31, 1998.

    In November 1997, the Company sold 50,000 shares of newly authorized Series B Convertible Preferred Stock ("Series B Preferred"), face value $1,000 per share, which shares are generally not entitled to vote on corporate matters, to private investors for aggregate proceeds of $50.0 million (excluding a $1.0 million fee paid to a financial advisor of the Company). In connection with the sale, the Company also agreed to issue a warrant to such investors upon conversion of such Series B Preferred to purchase 20% of the shares of Common Stock into which the Series B Preferred is convertible, but no less than 1,500,000 shares at a per share exercise price which is presently indeterminable and will depend on the trading price of the Common Stock of the Company in the period prior to the conversion of the Series B Preferred. The Company also agreed to issue additional warrants to purchase up to an aggregate of 200,000 shares at a per share exercise price which is presently indeterminable and will depend on the trading price of the Common Stock of the Company in the period prior to the conversion of the Series B Preferred. The Series B Preferred is convertible at the election of the holder into shares of Common Stock beginning six months after issuance, and upon the occurrence of certain events, including a merger. The Series B Preferred will automatically convert into Common Stock three years following the date of its issuance. Each Series B Preferred share is convertible into the number of shares of Common Stock at a per share price equal to the lowest of (i) the average of the closing prices for the Common Stock for the 22 days immediately prior to the 180th day following the initial issuance date, (ii) 101% of the average closing price for the 22 trading days prior to the date of actual conversions, or (iii) 101% of the lowest closing price for the Common Stock during the five trading days immediately prior to the date of actual conversion. The conversion price of the Series B Preferred is subject to modification and adjustment upon the occurrence of certain events. The Company reserved 22.8 million shares of Common Stock for issuance upon conversion of the Series B Preferred and upon exercise of the Series B Warrants.

    The Series B Preferred accrues cumulative dividends at an annual rate of 5% of per share face value. The dividend is generally payable upon the conversion or redemption of the Series B Preferred, and may be paid in cash or, at the holder's election, in shares of Common Stock. The Series B is junior to the

                              INFORMIX CORPORATION

NOTE 5 - PREFERRED STOCK (CONTINUED)

Company's outstanding Series A-1 Preferred in respect to the right to receive dividend payments and liquidation preferences.

    On June 10, 1998, a holder of the Series B Preferred Stock converted 500 shares of Series B Preferred into 80,008 shares of the Company's Common Stock. In connection with such conversion, the Company also issued such Series B Preferred Stockholder a warrant to purchase up to 66,000 shares of Common Stock at a purchase price of $7.84 per share. Also, during the quarter ended June 30, 1998, the Company issued a warrant pursuant to the provisions of the Series B Preferred to purchase up to an additional 50,000 shares of Common Stock at a purchase price of $7.84 per share to a financial advisor of the Company because, as of May 15, 1998, the closing sales price of the Company's Common Stock was less than $12.50. Such warrant was issued in connection with services provided by such financial advisor related to the sale of shares of the Series B Preferred in November 1997.

    During the third and fourth quarters of fiscal 1998, holders of the Series B Preferred Stock converted a total of 26,200 shares of Series B Preferred into 6,391,639 shares of the Company's Common Stock. In connection with such conversions, the Company also issued such Series B Preferred Stockholders warrants to purchase up to 1,428,319 shares of Common Stock at a purchase price of $7.84 per share and paid cash dividends in the amount of $1,170,068 to such stockholders.

    During the nine-month period ended September 30, 1999, holders of the Series B Preferred Stock converted a total of 4,300 shares of Series B Preferred into 626,393 shares of the Company's Common Stock. In connection with such conversions, the Company also issued such Series B Preferred Stockholders warrants to purchase up to 125,276 shares of Common Stock at a purchase price of $7.84 per share and paid cash dividends in the amount of $334,178 to such stockholders.

    The fair value of the warrants issued in connection with the Series A-1 Preferred and Series B Preferred are deemed to be a discount to the conversion price of the respective equity instruments available to the preferred stockholders. The discounts were recognized as a return to the preferred stockholders (similar to a dividend) over the minimum period during which the preferred stockholders could realize this return, immediate for the Series A-1 Preferred and six months for the Series B Preferred. The discount has been accreted to additional paid in capital (accumulated deficit) in the Company's balance sheet and has been disclosed as a decrease in the amount available to common stockholders on the face of the Company's statements of operations and for purposes of computing net income (loss) per share. The fair value assigned to the warrants is based on an independent appraisal performed by a nationally recognized investment banking firm. The appraisal was completed utilizing the Black-Scholes valuation model. This model requires assumptions related to the remaining life of the warrant, the risk free interest rate at the time of issuance, stock volatility, and an illiquidity factor associated with the security. These assumptions and the values assigned to the Series A-1 and Series B warrants were as follows:

                                                     SERIES A-1      SERIES B
                                                    ------------   ------------
Volatility........................................           0.4            0.6
Expected life.....................................     18 months      24 months
Risk free interest rate...........................          5.6%           5.6%
Dividend yield....................................            0%             0%
Illiquidity discount..............................           33%            33%
Exercise price....................................         $7.59          $9.73
Assigned value....................................  $0.9 million   $2.7 million

                              INFORMIX CORPORATION

NOTE 5 - PREFERRED STOCK (CONTINUED)

    In connection with the issuance of the Series B Convertible Preferred Stock in November 1997, the Company paid a fee of $1,000,000 for financial advisory services provided in connection with such financing. In addition, the Company issued 100,000 shares of its Common Stock, and also agreed to issue a warrant to purchase an additional 50,000 shares of the Company's Common Stock to the service provider in the event that, as of May 17, 1998, the trading price of the Company's Common Stock is less than $12.50 per share. Such warrant will be exercisable according to the same terms as the warrants issued in connection with the issuance of the Series B Convertible Preferred Stock.

    On June 9, 1998, the Company filed a Post-Effective Amendment to its Registration Statement on Form S-1 pertaining to the Company's sale of its Series B Preferred. The Securities and Exchange Commission ("SEC") reviewed the Post-Effective Amendment and declared it effective on August 13, 1998. The Series B Preferred stockholders claimed that during August 1998 they were prevented from selling shares of Series B Preferred stock until the SEC completed its review of the Post-Effective Amendment and, as a result, the Company had failed to comply with certain terms of a Registration Rights Agreement between the Series B Preferred stockholders and the Company. As a result, the Company recorded a $1.3 million dividend as of December 31, 1998, which was paid in cash to the Series B Preferred stockholders in the second quarter of 1999.

    As of December 31, 1998, 6,343,000 shares of preferred stock were outstanding that related to Series A, B, and C preferred stock issuances by Cloudscape ("Cloudscape Preferred Stock") in fiscal 1996, 1997, and 1998, respectively. Each series of Cloudscape Preferred Stock maintained noncumulative dividend rights and liquidation preferences to any proceeds received in the event of a liquidation of Cloudscape. Additionally, the Cloudscape Preferred Stock was convertible into Cloudscape Common Stock on a one-for-one basis and the holders of the Cloudscape Preferred Stock were entitled to the number of votes based on an as-if converted basis. Immediately prior to the merger between Informix and Cloudscape on October 8, 1999, all the Cloudscape preferred shareholders converted their Cloudscape Preferred Stock into an equal number of shares of Cloudscape Common Stock.

                              INFORMIX CORPORATION

NOTE 6 - NET INCOME (LOSS) PER COMMON SHARE

    The following table sets forth the computation of basic and diluted net income (loss) per common share:

                                                                 1998         1997          1996
                                                              ----------   -----------   ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Numerator:
  Net income (loss).........................................   $ 50,184     $(360,388)    $(74,019)
  Preferred stock dividends.................................     (3,478)         (301)          --
  Value assigned to warrants................................     (1,982)       (1,601)          --
                                                               --------     ---------     --------
  Numerator for basic and diluted net income (loss) per
    common share............................................   $ 44,724     $(362,290)    $(74,019)
                                                               ========     =========     ========

Denominator:
  Denominator for basic net income (loss) per common share--
    weighted-average shares.................................    169,581       152,543      149,525
  Effect of dilutive securities:
    Employee stock options and restricted stock.............      4,277            --           --
    Series A-1 convertible preferred stock..................      2,748            --           --
    Cloudscape Convertible Preferred Stock..................      5,794            --           --
                                                               --------     ---------     --------
  Denominator for diluted net income (loss) per common
    share--adjusted weighted-average shares and assumed
    conversions.............................................    182,400       152,543      149,525
                                                               ========     =========     ========
Basic net income (loss) per common share....................   $   0.26     $   (2.37)    $  (0.49)
                                                               ========     =========     ========
Diluted net income (loss) per common share..................   $   0.25     $   (2.37)    $  (0.49)
                                                               ========     =========     ========

    The Company excluded potentially dilutive securities for each period presented from its diluted EPS computation because either the exercise price of the securities exceeded the average fair value of the Company's common stock or the Company had net losses and, therefore, these securities were anti-

                              INFORMIX CORPORATION

NOTE 6 - NET INCOME (LOSS) PER COMMON SHARE (CONTINUED)

dilutive. A summary of the excluded potentially dilutive securities and the related exercise/conversion features follows:

                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1998       1997       1996
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Potentially dilutive securities:
Stock options and restricted common stock...................   10,018     20,367     17,221
Stock warrants
  Common Stock (Series B Warrants)..........................    1,750      1,750         --
  Series A-1 Warrants.......................................       --        140         --
Series A-1 Convertible Preferred Stock
  Preferred Shares..........................................       --        160         --
  Equivalent common shares upon assumed conversion..........       --      4,955         --
Series B Convertible Preferred Stock
  Preferred Shares..........................................       23         50         --
  Equivalent common shares upon assumed conversion..........    7,901      3,387         --
Cloudscape Convertible Preferred Stock......................       --      3,409        429

    The stock options have per share exercise prices ranging from $6.75 to $42.09, $10.78 to $34.25, and $25.63 to $34.75 at December 31, 1998, 1997 and
1996, respectively.

    The warrants to purchase shares of Common Stock of the Company (the "Series B Warrants") were issued in connection with the conversion of certain shares of the Company's Series B Preferred into shares of Common Stock of the Company. Upon conversion of the Series B Preferred, the holders are eligible to receive Series B Warrants to purchase that number of shares of the Company's Common Stock equal to 20% of the shares of the Company's Common Stock into which the Series B Preferred is convertible, but not less than an aggregate of 1,750,000, of which approximately 1,494,000 have been issued as of December 31, 1998, at a per share exercise price of $7.84. The Series B Warrants are exercisable through November 2002.

    Warrants to purchase shares of the Company's Series A-1 Preferred (the "Series A-1 Warrants") were exercised into shares of Series A-1 Preferred at a per share price of $250 and converted into 8,125,000 shares of Common Stock during 1998. No Series A-1 Warrants were outstanding as of December 31, 1998.

    Certain of the outstanding shares of Cloudscape Common Stock held by employees are subject to repurchase upon termination of employment. The number of shares subject to this repurchase right decreases as the shares vest over time, generally four years. As of December 31, 1998, 1997 and 1996, 1,407,000, 992,000, and 1,377,000 shares, respectively, were subject to repurchase.

NOTE 7 - EMPLOYEE BENEFIT PLANS

OPTION PLANS

    Under the Company's 1986 Employee Stock Option Plan, options are granted at fair market value on the date of the grant. Options are generally exercisable in cumulative annual installments over three to five years. Payment for shares purchased upon exercise of options may be by cash or, with Board approval, by full recourse promissory note or by exchange of shares of the Company's common stock at fair market

                              INFORMIX CORPORATION

NOTE 7 - EMPLOYEE BENEFIT PLANS (CONTINUED)

value on the exercise date. Unissued options under the 1986 Plan expired on July 29, 1996, which was 10 years after adoption of the plan.

    Additionally, 1,600,000 shares were authorized for issuance under the 1989 Outside Directors Stock Option Plan, whereby non-employee directors are automatically granted non-qualified stock options upon election or re-election to the Board of Directors. At December 31, 1998, 600,000 shares were available for grant under this Plan.

    In April 1994, the Company adopted the 1994 Stock Option and Award Plan; 8,000,000 shares were authorized for grant under this Plan. Options can be granted to employees on terms substantially equivalent to those described above. The 1994 Stock Option and Award Plan also allows the Company to award performance shares of the Company's common stock to be paid to recipients on the achievement of certain performance goals set with respect to each recipient. In May 1997, the Company's stockholders approved an additional 8,000,000 shares to be reserved for issuance under the Company's 1994 Stock Option and Award Plan. At December 31, 1998, 4,116,930 shares were available for grant under this Plan.

    In July 1997, the Company's Board of Directors approved a resolution authorizing the grant of a maximum of 500,000 non-statutory stock options to executives and other employees, as determined by the Board, under the newly created 1997 Non-Statutory Stock Option Plan ("the 1997 Stock Plan"). The authorization of such shares for grant under the 1997 Stock Plan is not subject to stockholder approval. Terms of each option are determined by the Board or committee delegated such duties by the Board. Concurrent with the authorization of the 1997 Stock Plan, the Board granted the Company's current chief executive officer 500,000 options to purchase the Company's common stock thereunder. Such options vest ratably over five years beginning with the first anniversary of the date of grant.

    In September 1997, the Company's Board of Directors authorized the repricing of outstanding options to purchase Common Stock under the Company's stock option plans. Employees were eligible to participate only if they remained actively employed at the effective date of the repricing and were only permitted to exchange options granted and outstanding prior to May 1, 1997. The repricing/option exchange was effective November 21, 1997 (the "Repricing Effective Date"). The repricing program offered eligible employees the opportunity to exchange eligible outstanding options with exercise prices in excess of the closing sales price of the Company's Common Stock on the Repricing Effective Date for a new option with an exercise price equal to such price. Other than the exercise price, each new option issued upon exchange has terms substantially equivalent to the surrendered option, including the number of shares, vesting terms and expiration except that options issued in connection with the exchange may not be exercised for a period of one year from the Repricing Effective Date. In addition, officers of the Company participating in the option exchange were required to forfeit 20% of the shares subject to each option being surrendered. The exercise price for repriced options was $7.1563, the closing sales price of the Company's Common Stock on the Repricing Effective Date.

    In December 1997, the Company's Board of Directors authorized the repricing of outstanding options to purchase Common Stock under the Company's stock option plans. Employees were eligible to participate only if they remained actively employed at the effective date of the repricing and were only permitted to exchange options granted and outstanding prior to May 1, 1997. The repricing/option exchange was effective January 9, 1998 (the "Repricing Effective Date"). The repricing program offered eligible employees the opportunity to exchange eligible outstanding options with exercise prices in excess of the closing sales price of the Company's Common Stock on the Repricing Effective Date for a new

                              INFORMIX CORPORATION

NOTE 7 - EMPLOYEE BENEFIT PLANS (CONTINUED)

option with an exercise price equal to such price. Other than the exercise price, each new option issued upon exchange has terms substantially equivalent to the surrendered option, including the number of shares, vesting terms and expiration except that options issued in connection with the exchange may not be exercised for a period of one year from the Repricing Effective Date. In addition, Officers and Directors of the Company were not eligible to have their shares repriced. The exercise price for repriced options was $5.0938, the closing sales price of the Company's Common Stock on the Repricing Effective Date.

    In July 1998, the Company adopted the 1998 Non-Statutory Stock Option Plan; 5,500,000 shares were authorized for grant under this Plan. Options can be granted to employees on terms substantially equivalent to those described above. At December 31, 1998, 2,341,451 shares were available for grant under this Plan.

    As a result of its acquisition of Red Brick Systems, Inc. ("Red Brick") in December 1998, the Company assumed all outstanding Red Brick stock options which had been issued under Red Brick's 1995 Stock Option Plan (including options granted under the predecessor 1991 Stock Option Plan) and Supplemental Stock Option Plan. Each Red Brick stock option so assumed is subject to the same terms and conditions as the original grant, except that each option was adjusted at a ratio of 0.6 shares of Informix common stock for each one share of Red Brick common stock, and the exercise price was adjusted by multiplying the exercise price by 0.6.

    As a result of its acquisition of Cloudscape, Inc. ("Cloudscape") in October 1999, the Company assumed all outstanding Cloudscape stock options which had been issued under Cloudscape's 1996 Equity Incentive Plan. Each Cloudscape stock option so assumed is subject to the same terms and conditions as the original grant, except that each option was adjusted at a ratio of approximately 0.56 shares of Informix common stock for each one share of Cloudscape common stock, and the exercise price was adjusted by multiplying the exercise price by approximately 0.56.

                              INFORMIX CORPORATION

NOTE 7 - EMPLOYEE BENEFIT PLANS (CONTINUED)

    Following is a summary of activity for all stock option plans for the three years ended December 31, 1998:

                                                  NUMBER OF        OPTIONS
                                                   SHARES      PRICE PER SHARE
                                                 -----------   ----------------
Outstanding at December 31, 1995...............   15,753,082   $0.06 to $34.00

                                                                 WEIGHTED AVERAGE
                                                                  EXERCISE PRICE
                                                                 ----------------
Options granted and assumed......................    5,965,637       $23.8760
Options exercised................................   (2,935,603)        4.5940
Options canceled.................................   (1,561,800)       17.1483
                                                   -----------
Outstanding at December 31, 1996.................   17,221,316        13.3663
Options granted and assumed......................   14,433,864         7.8378
Options exercised................................   (1,279,878)        2.6103
Options canceled.................................  (10,008,150)       18.8573
                                                   -----------
Outstanding at December 31, 1997.................   20,367,152         7.5088
Options granted..................................   10,349,476         5.3990
Options assumed..................................    2,466,727         5.4012
Options exercised................................   (3,570,217)        2.4007
Options canceled.................................   (8,866,872)        9.1053
                                                   -----------
Outstanding at December 31, 1998.................   20,746,266       $ 6.3791
                                                   -----------

    The following table summarizes information about options outstanding at December 31, 1998:

                                  NUMBER         WEIGHTED AVERAGE      WEIGHTED           NUMBER            WEIGHTED
                             OUTSTANDING AS OF      REMAINING          AVERAGE       EXERCISABLE AS OF      AVERAGE
RANGE OF EXERCISE PRICES     DECEMBER 31, 1998   CONTRACTUAL LIFE   EXERCISE PRICE   DECEMBER 31, 1998   EXERCISE PRICE
------------------------     -----------------   ----------------   --------------   -----------------   --------------
                                              OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                             -----------------------------------------------------   ----------------------------------
$0.0800 - $5.0938..........      7,871,874             7.29            $ 4.0420          2,943,572          $ 2.5647
$5.1563 - $6.7500..........      4,608,573             9.45              5.5609            158,526            6.6740
$6.7813 - $9.0313..........      5,831,557             8.13              8.2713          1,927,676            8.1340
$9.0625 - $13.3400.........      2,245,793             8.18             10.8698            960,198           10.9714
$13.5500 - $33.2500........        179,469             7.37             20.5408            149,514           19.8744
$42.0900...................          9,000             7.80             42.0900              4,500           42.0900
                                ----------                                               ---------
$0.0800 - $42.0900.........     20,746,266             8.12              6.5234          6,143,986            6.4902
                                ----------                                               ---------

    In connection with all stock option plans, 31,869,993 shares of Common Stock were reserved for issuance as of December 31, 1998, and 6,143,986 options were exercisable. At December 31, 1997, 36,631,617 shares of Common Stock were reserved for issuance, and 8,543,778 options were exercisable.

EMPLOYEE STOCK PURCHASE PLAN

    The Company had a qualified Employee Stock Purchase Plan (ESPP) under which 7,600,000 shares of common stock, in the aggregate, were authorized for issuance. Under the terms of the Plan, employees

                              INFORMIX CORPORATION

NOTE 7 - EMPLOYEE BENEFIT PLANS (CONTINUED)

could contribute, through payroll deductions, up to 10 percent of their base pay and purchase up to 20,000 shares per quarter (with the limitation of purchases of $25,000 annually in fair market value of the shares). Employees could elect to withdraw from the Plan during any quarter and have their contributions for the period returned to them. Also, employees could elect to reduce the rate of contribution one time in each quarter. The price at which employees could purchase shares was 85 percent of the lower of the fair market value of the stock at the beginning or end of the quarter. The Plan was qualified under
Section 423 of the Internal Revenue Code of 1986, as amended. During 1997 and 1996, the Company issued 573,343 shares and 616,128 shares, respectively, under this Plan. The Plan was terminated on July 1, 1997, which was 10 years after the offering date for the Plan's first offering period.

    In May 1997, the Company's stockholders approved the 1997 Employee Stock Purchase Plan (the "1997 ESPP"). The Company has reserved 4,000,000 shares of Common Stock for issuance under the 1997 ESPP. The 1997 ESPP permits participants to purchase Common Stock through payroll deductions of up to 15 percent of an employee's compensation, including commissions, overtime, bonuses and other incentive compensation. The price of Common Stock purchased under the 1997 ESPP is equal to 85 percent of the lower of the fair market value of the Common Stock at the beginning or at the end of each calendar quarter in which an eligible employee participates. The Plan qualifies as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended. During fiscal 1998, the Company issued approximately 1,613,000 shares of Common Stock under the 1997 ESPP. No shares of Common Stock were issued under this plan during fiscal 1997.

STOCK-BASED COMPENSATION

    As permitted under Statement of Financial Accounting Standards No. 123 (SFAS
123), "Accounting for Stock-Based Compensation," the Company has elected to continue to follow Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees" in accounting for stock-based awards to employees. Under APB 25, the Company generally recognizes no compensation expense with respect to such awards.

    Pro forma information regarding the net income (loss) and net income (loss) per share is required by SFAS 123 for awards granted or modified after December 31, 1994 as if the Company had accounted for its stock based awards to employees under the fair value method of SFAS 123. The fair value of the Company's stock-based awards to employees was estimated using a Black-Scholes option pricing model.

    The fair value of the Company's stock-based awards was estimated assuming no expected dividends and the following weighted-average assumptions:

                              1998       1997         1996           1998           1997           1996
                            --------   --------   ------------   ------------   ------------   ------------
                                         OPTIONS                                    ESPP
                            ----------------------------------   ------------------------------------------
Expected life (years).....      4.5        4.5             4.5           0.25            .25            .25
Expected volatility.......    72.57%     79.00%    58.22-63.27%   55.98-94.99%   50.66-89.54%   57.65-96.62%
Risk-free interest rate...     4.66%      5.71%      5.20-6.09%      4.69-5.3%     5.23-5.40%     5.01-5.85%

                              INFORMIX CORPORATION

NOTE 7 - EMPLOYEE BENEFIT PLANS (CONTINUED)

    For pro forma purposes, the estimated fair value of the Company's stock based awards is amortized over the award's vesting period (for options) and the three month purchase period (for stock purchases under the ESPP). The Company's pro forma information follows:

                                                                    1998          1997           1996
                                                                  --------      ---------      --------
                                                                   (IN THOUSANDS EXCEPT FOR PER SHARE
                                                                              INFORMATION)
Net income (loss)
  applicable to common stockholders...........   As reported      $44,724       $(362,290)     $(74,019)
                                                   Pro forma      $ 9,745        (391,115)      (94,650)
Net income (loss) per common share:
  Basic.......................................   As reported      $  0.26       $   (2.37)     $  (0.49)
                                                   Pro forma      $  0.06           (2.56)        (0.63)
  Diluted.....................................   As reported      $  0.25       $   (2.37)     $  (0.49)
                                                   Pro forma      $  0.05           (2.56)        (0.63)

    Calculated under SFAS 123, the weighted-average fair value of the options granted during fiscal 1998, 1997 and 1996 was $3.47, $4.81 and $12.79 per share, respectively. The weighted average fair value of employee stock purchase rights granted under the ESPP during fiscal 1998, 1997 and 1996 were $1.91, $3.83 and $7.47, respectively.

401(k) PLAN

    The Company has a 401(k) plan covering substantially all of its U.S. employees. Under this plan, participating employees may defer up to 15 percent of their pre-tax earnings, subject to the Internal Revenue Service annual contribution limits. In fiscal 1998, the Company matched 50 percent of each employee's contribution up to a maximum of $2,000. The Company's matching contributions to this 401(k) plan for 1998, 1997 and 1996 were $3.5 million, $4.2 million and $3.8 million, respectively.

                              INFORMIX CORPORATION

NOTE 8 - COMMITMENTS AND CONTINGENCIES

    The Company leases certain computer and office equipment under capital leases having terms of three-to-five years. Amounts capitalized for such leases are included on the consolidated balance sheets as follows:

                                                                DECEMBER 31,
                                                             -------------------
                                                               1998       1997
                                                             --------   --------
                                                               (IN THOUSANDS)
Computer and office equipment..............................  $10,023     $7,288
Less: accumulated amortization.............................    5,147      1,489
                                                             -------     ------
                                                             $ 4,876     $5,799
                                                             =======     ======

    During fiscal 1998, 1997 and 1996, the Company financed approximately $1.9 million, $10.5 million and $1.8 million, respectively, of equipment purchases under capital lease arrangements. Amortization of the cost of leased equipment is included in depreciation expense.

    The Company leases certain of its office facilities and equipment under non-cancelable operating leases and total rent expense was $30.7 million, $34.8 million and $42.4 million in 1998, 1997 and 1996, respectively.

    In November 1996, the Company leased approximately 200,000 square feet of office space in Santa Clara, California. The lease term is for fifteen years and minimum lease payments amount to $96.0 million over the term. The minimum lease payments increase within a contractual range based on changes in the Consumer Price Index. In the fourth quarter of 1997, the Company assigned the lease to an unrelated third party. The Company remains contingently liable for minimum lease payments under this assignment.

    Future minimum payments, by year and in the aggregate, under the capital and non-cancelable operating leases as of December 31, 1998, are as follows:

                                                                    NON-CANCELABLE
YEAR ENDING DECEMBER 31                           CAPITAL LEASES   OPERATING LEASES
-----------------------                           --------------   ----------------
                                                           (IN THOUSANDS)
1999............................................      $5,012            $30,279
2000............................................       2,594             26,440
2001............................................         209             19,749
2002............................................          --             14,825
2003............................................          --              5,805
Thereafter......................................          --              2,552
                                                                        -------
Total payments..................................       7,815            $99,650
                                                                        =======
Less: amount representing interest..............         582
                                                      ------
Present value of minimum lease payments.........       7,233
Less current portion............................       4,685
                                                      ------
                                                      $2,548
                                                      ======

    As of December 31, 1998, the Company was contractually obligated to purchase approximately $2.1 million of various computer equipment.

                              INFORMIX CORPORATION

NOTE 8 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

    The Company has several active software development and service provider contracts with third-party technology providers. These agreements contain financial commitments by the Company of $12.4 million, $10.2 million, $7.3 million and $2.7 million in fiscal 1999, 2000, 2001 and 2002, respectively.

NOTE 9 - BUSINESS SEGMENTS

    In 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which was adopted by the Company in 1998. SFAS No. 131 requires companies to report financial and descriptive information about its reportable operating segments, including segment profit or loss, certain specific revenue and expense items and segment assets, as well as information about the revenues derived from the Company's products and services, the countries in which the Company earns revenues and holds assets, and major customers.

    The Company has four reportable operating segments, North America, Europe, Asia/Pacific and Latin America, which are organized, managed and analyzed geographically and operate in one industry segment: the development and marketing of information management software and related services. The Company evaluates operating segment performance based primarily on net revenues and certain operating expenses. The Company's products are marketed internationally through the Company's subsidiaries and through application resellers, OEMs and distributors.

    Financial information for the Company's North America, Europe, Asia/Pacific and Latin America operating segments is summarized below by year:

                                                          NORTH                                LATIN
                                                         AMERICA     EUROPE    ASIA/PACIFIC   AMERICA    OTHER(3)      TOTAL
                                                        ---------   --------   ------------   --------   ---------   ---------
                                                                                    (IN THOUSANDS)
1998:
  Net revenues from unaffiliated customers............  $ 367,373   $240,964     $ 77,191     $ 49,978   $      --   $ 735,506
  Transfers between segments(1).......................    (11,256)       (52)       4,093        7,215          --          --
  Total net revenues..................................    356,117    240,912       81,284       57,193          --     735,506
  Operating income (loss)(2)..........................     (1,281)    59,306        1,733       (7,173)        701      53,286
  Interest income.....................................      9,821        873          192          842          --      11,728
  Interest expense....................................      3,424      2,315           35           75          --       5,849
  Identifiable assets at December 31..................    694,652    138,470       76,918       40,328    (328,303)    622,065
  Depreciation and amortization expense...............     31,839      9,771        3,718        1,485          --      46,813
  Capital expenditures................................     15,065      4,099          853          794          --      20,811
  Income tax expense (credit).........................     (1,387)     3,375          488        3,372      (1,448)      4,400
  Net income (loss)...................................  $   4,364   $ 53,042     $  1,386     $(10,733)  $   2,125   $  50,184

                                                          NORTH                                LATIN
                                                         AMERICA     EUROPE    ASIA/PACIFIC   AMERICA    OTHER(3)      TOTAL
                                                        ---------   --------   ------------   --------   ---------   ---------
                                                                                    (IN THOUSANDS)
1997:
  Net revenues from unaffiliated customers............  $ 307,870   $224,829     $ 81,130     $ 50,063   $      --   $ 663,892
  Transfers between segments(1).......................     (7,147)     3,242          333        3,572          --          --
  Total net revenues..................................    300,723    228,071       81,463       53,635          --     663,892
  Operating income (loss)(2)..........................   (231,542)   (77,871)     (48,814)       4,210      (5,436)   (359,453)
  Interest income.....................................      4,756        612          144          301          --       5,813
  Interest expense....................................      3,430      4,976          209          790          --       9,405
  Identifiable assets at December 31..................    558,253    130,174       61,875       38,948    (223,229)    566,021
  Depreciation and amortization expense...............     34,325     23,238        7,023        1,108          --      65,694
  Capital expenditures................................     71,087     15,102        6,534        1,488          --      94,211
  Income tax expense (credit).........................     11,776     (4,763)         285          756        (237)      7,817
  Net income (loss)...................................  $(242,368)  $(64,750)    $(49,855)    $  1,833   $  (5,248)  $(360,388)

                              INFORMIX CORPORATION

NOTE 9 - BUSINESS SEGMENTS (CONTINUED)

                                                          NORTH                                LATIN
                                                         AMERICA     EUROPE    ASIA/PACIFIC   AMERICA    OTHER(3)      TOTAL
                                                        ---------   --------   ------------   --------   ---------   ---------
                                                                                    (IN THOUSANDS)
1996:
  Net revenues from unaffiliated customers............  $ 356,863   $233,224     $ 93,622     $ 50,831   $      --   $ 734,540
  Transfers between segments(1).......................    (15,348)     2,646        6,156        6,546          --          --
  Total net revenues..................................    341,515    235,870       99,778       57,377          --     734,540
  Operating income (loss)(2)..........................    (35,736)   (20,520)     (11,576)       4,693       1,352     (61,787)
  Interest income.....................................      8,435        835           60          545          --       9,875
  Interest expense....................................      7,879      4,363          233                       --      12,475
  Identifiable assets at December 31..................    736,113    218,196      101,203       44,803    (217,056)    883,259
  Depreciation and amortization expense...............     24,874     11,692        9,475        1,172          --      47,213
  Capital expenditures................................    101,809     30,030       14,505        1,975          --     148,319
  Income tax expense (credit).........................       (924)    10,933        1,114        1,109         299      12,531
  Net income (loss)...................................  $  (7,686)  $(57,520)    $(13,052)    $  3,468   $     771   $ (74,019)

------------------------------

(1) The Company makes allocations of revenue to operating segments depending on the location of the country where the order is placed, the location of the country where the license is installed or service is delivered, the type of revenue (license or service) and whether the sale was through a reseller or to an end user.

   The accounting policies of the segments are the same as those described in
    Note 1 - Summary of Significant Accounting Policies.

(2) Operating income/(loss) excludes the effect of transfers between segments.

(3) Represents consolidating adjustments such as elimination of intercompany balances.

    The Company's revenues are derived from licensing our database servers and related tools and connectivity/gateway software, and performing services, which include maintenance and consulting/training. Information as to the Company's revenues from external customers for all reportable segments is as follows:

                                                        1998       1997       1996
                                                      --------   --------   --------
                                                              (IN MILLIONS)
License revenues....................................   $383.9     $378.2     $502.7
                                                       ------     ------     ------
Service revenues
  Maintenance.......................................    253.7      188.0      159.0
  Consulting and training...........................     97.9       97.7       72.8
                                                       ------     ------     ------
                                                        351.6      285.7     $231.8
                                                       ------     ------     ------
                                                       $735.5     $663.9     $734.5
                                                       ------     ------     ------

                              INFORMIX CORPORATION

NOTE 9 - BUSINESS SEGMENTS (CONTINUED)

    Information as to the Company's operations in different geographical areas is as follows:

                                                        1998       1997       1996
                                                      --------   --------   --------
                                                              (IN MILLIONS)
Revenues, net of transfers between segments:
  United States.....................................   $356.1     $300.7     $341.4
                                                       ------     ------     ------
  Total North America...............................    356.1      300.7      341.4
                                                       ======     ======     ======
  United Kingdom....................................     63.8       61.0       56.3
  Germany...........................................     69.2       63.8       92.6
  France............................................     19.5       26.2       23.9
  Italy.............................................     10.9       18.0       11.7
  Spain.............................................     10.8        7.0        7.5
  Other countries...................................     66.7       52.1       43.9
                                                       ------     ------     ------
  Total Europe......................................    240.9      228.1      235.9
                                                       ======     ======     ======
  Japan.............................................     26.2       18.7       31.5
  Hong Kong.........................................     10.8       16.1       19.5
  China.............................................      9.7        3.4        0.5
  Korea.............................................      5.6       12.4       16.7
  Other countries...................................     29.0       30.9       31.6
                                                       ------     ------     ------
  Total Asia/Pacific................................     81.3       81.5       99.8
                                                       ======     ======     ======
  Mexico............................................     21.6       18.8       25.4
  Brazil............................................     11.3        9.2        6.6
  Argentina.........................................      7.5        7.9        7.8
  Other countries...................................     16.8       17.7       17.6
                                                       ------     ------     ------
  Total Latin America...............................     57.2       53.6       57.4
                                                       ------     ------     ------
                                                       $735.5     $663.9     $734.5
                                                       ======     ======     ======

                              INFORMIX CORPORATION

NOTE 9 - BUSINESS SEGMENTS (CONTINUED)

                                                          1998       1997       1996
                                                        --------   --------   --------
                                                                (IN MILLIONS)
Property and equipment, net
  United States.......................................   $57.8      $72.1      $128.2
  Other...............................................     0.2        0.2         0.2
                                                         -----      -----      ------
  Total North America.................................    58.0       72.3       128.4
                                                         =====      =====      ======
  United Kingdom......................................     2.0        3.5        13.3
  Germany.............................................     3.9        3.9        11.7
  France..............................................     1.3        1.9         4.6
  Ireland.............................................     1.1        1.6         2.5
  Other countries.....................................     3.6        5.9         8.5
                                                         -----      -----      ------
  Total Europe........................................    11.9       16.8        40.6
                                                         =====      =====      ======
  Asia/Pacific........................................     3.0        4.0        14.6
  Latin America.......................................     2.9        3.3         3.1
                                                         -----      -----      ------
  Total Asia/Pacific and Latin America................     5.9        7.3        17.7
                                                         =====      =====      ======
                                                         $75.8      $96.4      $186.7
                                                         =====      =====      ======

    No single customer accounted for 10% or more of the consolidated revenues of the Company in fiscal 1998, 1997 or 1996.

NOTE 10 - INCOME TAXES

    The provision for income taxes applicable to income (loss) before income taxes consists of the following:

                                                     1998       1997       1996
                                                   --------   --------   --------
                                                           (IN THOUSANDS)
Currently payable:
  Federal........................................  $ 2,690    $(2,264)   $ 1,540
  State..........................................       90         --        565
  Foreign........................................   (1,357)    10,415      6,216
                                                   -------    -------    -------
                                                     1,423      8,151      8,321
Deferred:
  Federal........................................   (4,071)    (3,857)    (1,748)
  State..........................................   (1,461)      (189)    (2,983)
  Foreign........................................    8,509      3,712      8,941
                                                   -------    -------    -------
                                                     2,977       (334)     4,210
                                                   -------    -------    -------
                                                   $ 4,400    $ 7,817    $12,531
                                                   -------    -------    -------

    In 1998, 1997 and 1996, the Company recognized tax benefits related to stock option plans of $0 million, $0 million and $14.8 million, respectively. Such benefits were recorded as an increase to additional paid-in capital.

                              INFORMIX CORPORATION

NOTE 10 - INCOME TAXES (CONTINUED)

    Income (loss) before income taxes consists of the following:

                                                 1998       1997        1996
                                               --------   ---------   ---------
                                                        (IN THOUSANDS)
  Domestic...................................  $ 2,704    $(230,787)  $ (26,964)
  Foreign....................................   51,880     (121,784)    (34,524)
                                               -------    ---------   ---------
                                               $54,584    $(352,571)  $ (61,488)
                                               =======    =========   =========

    The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate to income (loss) before income taxes. The sources and tax effects of the differences are as follows:

                                                         AMOUNT    PERCENT     AMOUNT     PERCENT     AMOUNT    PERCENT
                                                        --------   --------   ---------   --------   --------   --------
                                                               1998                   1997                  1996
                                                        -------------------   --------------------   -------------------
                                                                                 (IN THOUSANDS)
Computed tax at federal statutory rate................  $ 19,104     35.0 %   $(123,400)   (35.0)%   $(21,521)   (35.0)%
Valuation allowance...................................   (11,194)   (20.5)%     118,211     33.5 %     41,351     67.3 %
Research and development credits......................        --      0.0 %          --      0.0 %     (1,457)    (2.4)%
State income taxes, net of federal tax benefit........    (1,372)    (2.5)%          --      0.0 %     (1,572)    (2.6)%
Foreign withholding taxes not currently creditable....     2,690      4.9 %          --      0.0 %         --      0.0 %
Foreign taxes, net....................................    (4,395)    (8.0)%      10,415      3.0 %
Other, net............................................      (433)    (0.8)%       2,591      0.7 %     (4,270)    (6.9)%
                                                        --------    -----     ---------    -----     --------    -----
                                                        $  4,400      8.1 %   $   7,817      2.2 %   $ 12,531     20.5 %
                                                        --------    -----     ---------    -----     --------    -----

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax

                              INFORMIX CORPORATION

NOTE 10 - INCOME TAXES (CONTINUED)

purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 and 1997 are as follows:

                                                                1998        1997
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
Deferred Tax Assets:
Reserves and accrued expenses...............................  $   7,981   $  13,457
Deferred revenue............................................      3,381       3,626
Foreign net operating loss carryforwards....................     43,490      74,243
Domestic net operating loss carryforwards...................     83,132      81,512
Domestic net operating loss carryback.......................         --      34,000
Foreign taxes credit........................................      7,247       4,555
R&D credit carryforwards....................................     22,218      15,559
Valuation of investment portfolio FAS 115...................         --         307
Other.......................................................     11,146       2,345
                                                              ---------   ---------
Total deferred tax assets...................................    178,595     229,604
                                                              ---------   ---------
Valuation allowance for deferred tax assets.................   (162,487)   (179,941)
                                                              ---------   ---------
Deferred tax assets, net of valuation allowance.............     16,108      49,663
Deferred Tax Liabilities:
Capitalized software........................................     14,130      14,051
Revenue recognition.........................................         --       1,612
Valuation of investment portfolio FAS 115...................      1,978          --
                                                              ---------   ---------
Total deferred tax liabilities..............................     16,108      15,663
                                                              ---------   ---------
Net deferred tax assets.....................................  $      --   $  34,000
                                                              ---------   ---------

    At December 31, 1998, the Company had approximately $175.3 million,
$175.3 million and $164.2 million of foreign, federal and state net operating loss carryforwards, respectively. The foreign and state net operating loss carryforwards expire at various dates beginning in 1999. The federal net operating loss carryforwards expire at various dates beginning in 2007. Income taxes paid amounted to $4.7 million, $11.3 million and $22.7 million in 1998, 1997 and 1996, respectively. The valuation allowance for deferred tax assets decreased by $17.4 million in 1998 and increased by $133.4 million and $41.4 million in 1997 and 1996, respectively.

    Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets at December 31, 1998 will be as follows:

Income tax benefit from continuing operations...............  $148,360
Goodwill and other noncurrent intangible assets.............    14,127
                                                              --------
Total.......................................................  $162,487
                                                              ========

                              INFORMIX CORPORATION

NOTE 11 - BUSINESS COMBINATIONS

    On October 8, 1999, the Company completed its acquisition of Cloudscape, a privately-held provider of synchronized database solutions for the remote and occasionally connected workforce. In the acquisition, the former shareholders of Cloudscape received shares of the Company's Common Stock in exchange for their shares of Cloudscape at the rate of approximately 0.56 shares of Informix Common Stock for each share of Cloudscape Common Stock (the "Merger"). An aggregate of 9,583,000 shares of Informix Common Stock were issued pursuant to the Merger, and an aggregate of 417,000 options and warrants to purchase Cloudscape Common Stock were assumed by Informix.

    The Merger was accounted for as a pooling-of-interests combination and, accordingly, the supplemental consolidated financial statements for periods prior to the combination have been restated to include the accounts and results of operations of Cloudscape. The results of operations previously reported by the separate enterprises and the combined amounts presented in the accompanying supplemental consolidated financial statements are summarized below.

                                                  YEARS ENDED DECEMBER 31,
                                               -------------------------------
                                                 1998       1997        1996
                                               --------   ---------   --------
Net revenues:
  Informix...................................  $734,983   $ 663,892   $734,540
  Cloudscape.................................       523          --         --
                                               --------   ---------   --------
  Combined...................................  $735,506   $ 663,892   $734,540
                                               ========   =========   ========

Net income (loss):
  Informix...................................  $ 57,718   $(356,867)  $(73,565)
  Cloudscape.................................    (7,534)     (3,521)      (454)
                                               --------   ---------   --------
  Combined...................................  $ 50,184   $(360,388)  $(74,019)
                                               ========   =========   ========

    No adjustments were necessary to conform accounting policies of the combined entities.

    On December 31, 1998, the Company acquired Red Brick Systems, Inc. ("Red Brick"), a provider of scalable decision support solutions for data warehousing, data marts, OLAP and data mining. Under terms of the acquisition, the Company issued approximately 7.6 million shares of its Common Stock in exchange for all outstanding shares of Red Brick Common Stock. In addition, the Company issued options to purchase approximately 2.5 million shares of the Company's Common Stock in exchange for outstanding unvested options to purchase Red Brick common stock. The acquisition was accounted for using the purchase method of accounting, and a summary of the purchase price for the acquisition is as follows (in thousands):

Stock and stock options, net of issuance costs.............             $35,914
Direct acquisition costs...................................               1,042
Other liabilities assumed..................................               5,892
Accrued merger and integration costs.......................               7,850
Deferred revenue...........................................               5,149
                                                                        -------
Total......................................................             $55,847
                                                                        =======

                              INFORMIX CORPORATION

NOTE 11 - BUSINESS COMBINATIONS (CONTINUED)

    The purchase price was allocated as follows:

Cash and short-term investments acquired...................             $ 7,763
Other tangible assets acquired.............................              10,281

Intangible assets..........................................
  Capitalized software.....................................    7,400
  Workforce................................................    4,700
  Goodwill.................................................   23,103
                                                              ------
                                                                         35,203
In-process research and development........................               2,600
                                                                        -------
Total                                                                   $55,847
                                                                        =======

    In-process research and development represents the fair value of technologies acquired for use in the Company's own development efforts. The Company determined the amount of the purchase price to be allocated to in-process research and development based on an independent appraisal of certain intangible assets which indicated that approximately $2.6 million of the acquired intangible assets consisted of in-process research and development that had not yet reached technological feasibility and had no alternative future uses. Accordingly, the Company recorded a charge to operations of $2.6 million in the fourth quarter of fiscal 1998. The remaining intangible assets acquired, with an assigned value of approximately $35.2 million, were included in "Intangible Assets" in the accompanying consolidated balance sheets, and are being amortized over three to five years.

    Accrued merger and integration costs included approximately $1.6 million for severance and related costs, $4.7 million for costs associated with the shutdown and consolidation of the Red Brick facilities and $1.6 million for costs associated with settling acquired royalty commitments for abandoned technology. As of December 31, 1998, no accrued merger and integration costs had been paid. The Company expects to complete its termination of employees and consolidation of facilities by the end of fiscal 1999.

    The following unaudited pro forma finanacial information presents the combined results of operations of Informix and Red Brick as if the acquisition had occurred as of the beginning of 1998 and 1997, after giving effect to certain adjustments, including amortization of goodwill and excluding the write-off of acquired in-process research and development in 1998. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the two companies constituted a single entity during such periods.

                                                        YEAR ENDED DECEMBER 31,
                                                       -------------------------
                                                         1998            1997
                                                       ---------       ---------
                                                       (IN THOUSANDS, EXCEPT FOR
                                                            PER SHARE DATA)
Net revenues.........................................  $769,989        $707,207
Net income (loss)....................................    21,886        (385,452)
Net income (loss) per share..........................      0.09           (2.38)

                              INFORMIX CORPORATION

NOTE 11 - BUSINESS COMBINATIONS (CONTINUED)

    In February 1997, the Company acquired all of the outstanding capital stock of CenterView Software, Inc. ("CenterView"), a privately-owned company which develops and sells software application development tools. The aggregate purchase price paid was approximately $8.7 million, which included cash and direct acquisition costs. The transaction has been accounted for as a purchase and, based on an independent appraisal of the assets acquired and liabilities assumed, the purchase price has been allocated to the net tangible and intangible assets acquired, including developed software technology, acquired workforce, in-process technology, and goodwill. The in-process technology, which based on the independent appraisal has been valued at $7 million, had not, at the date of acquisition, reached technological feasibility and had no alternative future uses in other research and development projects. Consequently, its value was charged to operations in the first quarter of fiscal 1997, the period the acquisition was consummated. The remaining identifiable intangible assets are being amortized over three to five years. CenterView's results of operations for fiscal 1996 were not material.

    In February 1996, the Company acquired Illustra Information Technologies, Inc. ("Illustra"), a company that provides dynamic content management database software and tools for managing complex data in the Internet, multimedia/entertainment, financial services, earth sciences and other markets. Approximately 12.7 million shares of the Company's common stock were issued to acquire all outstanding shares of Illustra common stock. An additional
2.3 million shares of the Company's common stock were reserved for issuance in connection with the assumption of Illustra's outstanding stock options and warrants. The transaction has been accounted for as a pooling of interests, and accordingly, the consolidated financial statements for all prior periods presented have been restated to include the accounts and operations of Illustra as if the merger was consummated at the beginning of the earliest period presented. Merger fees of approximately $5.9 million were recorded in the first quarter of 1996.

NOTE 12 - LITIGATION

    Commencing in April 1997, a series of class action lawsuits purportedly by or on behalf of stockholders and a separate but related stockholder action were filed in the United States District Court for the Northern District of California. These actions name as defendants the Company, certain of its present and former officers and directors and, in some cases, its former independent auditors. The complaints allege various violations of the federal securities laws and seek unspecified but potentially significant damages. Similar actions were also filed in California state court and in Newfoundland, Canada.

    Stockholder derivative actions, purportedly on behalf of the Company and naming virtually the same individual defendants and the Company's former independent auditors, were also filed, commencing in August 1997, in California state court. While these actions allege various violations of state law, any monetary judgments in these derivative actions would accrue to the benefit of the Company.

    Pursuant to Delaware law and certain indemnification agreements between the Company and each of its current and former officers and directors, the Company is obligated to indemnify its current and former officers and directors for certain liabilities arising from their employment with or service to the Company. This includes the costs of defending against the claims asserted in the above-referenced actions and any amounts paid in settlement or other disposition of such actions on behalf of these individuals. The Company's obligations do not permit or require it to provide such indemnification to any such individual who is adjudicated to be liable for fraudulent or criminal conduct. Although the Company has purchased directors' and officers' liability insurance to reimburse it for the costs of indemnification for its directors and officers, the coverage under its policies is limited. Moreover, although the directors' and officers'

                              INFORMIX CORPORATION

NOTE 12 - LITIGATION (CONTINUED)

insurance coverage presumes that 100 percent of the costs incurred in defending claims asserted jointly against the Company and its current and former directors and officers are allocable to the individuals' defense, the Company does not have insurance to cover the costs of its own defense or to cover any liability for any claims asserted against it. The Company has not set aside any financial reserves relating to any of the above-referenced actions.

    On May 26, 1999, the Company entered into a memorandum of understanding regarding the settlement of pending private securities and related litigation against the Company. The settlement will resolve all material litigation arising out of the restatement of the Company's financial statements that was publicly announced in November, 1997. In accordance with the terms of the memorandum of understanding, the Company paid approximately $3.2 million in cash during the second quarter of 1999 and an additional amount of approximately $13.8 million of insurance proceeds was contributed directly by certain insurance carriers on behalf of certain of the Company's current and former officers and directors. The Company will also contribute a minimum of 9 million shares of the Company's common stock, which will have a guaranteed value of $91 million for a maximum term of one year from the date of the final approval of the settlement by the courts. The Company's former independent auditors, Ernst & Young LLP, will pay $34 million in cash. The total amount of the settlement, which has received final approval with respect to the federal class action and is pending final state court approval with respect to the derivative and state class actions, will be $142 million.

    In July 1997, the Securities and Exchange Commission issued a formal order of investigation of the Company and certain unidentified individuals associated with the Company with respect to non-specified accounting matters, public disclosures and trading activity in the Company's securities. The Company is cooperating with the investigation and is providing all information subpoenaed by the Commission. The approval of the proposed settlement of the pending lawsuits will not affect this investigation.

    The Company also has been advised by the office of the United States Attorney for the Northern District of California ("U.S. Attorney") that the U.S. Attorney is conducting an investigation of the events leading to the restatement of the Company's financial statements that was announced publicly in November 1997 (the "restatement"). The Company will cooperate fully in the investigation. The Company currently is negotiating the terms of a cooperation agreement with the U.S. Attorney providing that, in return for the Company's cooperation, the U.S. Attorney will not take any action against the Company relating to the restatement.

    From time to time, in the ordinary course of business, the Company is involved in various legal proceedings and claims. The Company does not believe that any of these proceedings and claims will have a material adverse effect on the Company's business or financial condition.

NOTE 13 - NONRECURRING CHARGES

    In accordance with Statement of Financial Accounting Standards No. 121 (SFAS
121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company records impairment losses on long-lived assets used in its operations when events and circumstances indicate that the assets might be impaired and the estimated future undiscounted cash flows to be generated by those assets are less than the assets' carrying amounts. During the first quarter of 1997, the Company's Japanese subsidiary experienced a significant shortfall in business activity compared to historical levels. Accordingly, the Company evaluated the ongoing value of the subsidiary's long-lived assets

                              INFORMIX CORPORATION

NOTE 13 - NONRECURRING CHARGES (CONTINUED)

(primarily computer and other equipment) and goodwill. Based on this evaluation, the Company determined that the subsidiary's assets had been impaired and wrote them down by $30.5 million to their estimated fair values. Fair value was determined using estimated future discounted cash flows and/or estimated resale values as appropriate.

    In February 1997, the Company acquired CenterView Software (see Note 11) and, as a direct result, revised its database application tool business strategy to incorporate CenterView's developed technology and "Data Director" product. This revision to the tools business strategy significantly altered the Company's current and future marketing plans for its own NewEra family of application tools, including projected future NewEra product revenues. As a result, the Company reevaluated the net realizable value of its NewEra products and found it to be significantly below the net balance of related capitalized software development costs. Accordingly, the Company recorded a charge during the first quarter 1997 of $14.7 million to reduce the carrying value of these capitalized product development costs to the revised estimated net realizable value of the NewEra products.

    In June 1997 and again in September 1997, the Company approved plans to restructure its operations in order to bring expenses in line with forecasted revenues. In connection with these restructurings, the Company substantially reduced its worldwide headcount and consolidated facilities and operations to improve efficiency. The following analysis sets forth the significant components of the restructuring expense charge and adjustments to restructuring expense included in the Company's consolidated statements of operations for the years ended December 31, 1998 and 1997 as well as the significant components of the restructuring reserve at December 31, 1998:

                                                              ACCRUAL                                          ACCRUAL
                                                             BALANCE AT                                       BALANCE AT
                       RESTRUCTURING   NON-CASH     CASH      DEC. 31,    NON-CASH     CASH                    DEC. 31,
                          EXPENSE       COSTS     PAYMENTS      1997       COSTS     PAYMENTS   ADJUSTMENTS      1998
                       -------------   --------   --------   ----------   --------   --------   -----------   ----------
                                 YEAR ENDED DECEMBER 31, 1997                      YEAR ENDED DECEMBER 31, 1998
                       ------------------------------------------------   ----------------------------------------------
                                                                 (IN MILLIONS)
Severance and
  benefits...........     $ 21.9        $  --      $19.5        $ 2.4       $ --       $0.1        $ 2.2         $0.1
Write-off of
  assets.............       48.2         48.2         --           --         --         --           --           --
Facility charges.....       34.7          7.7        3.8         23.2        1.1        8.8          8.1          5.2
Other................        3.4          2.2        0.2          1.0         --        0.5           --          0.5
                          ------        -----      -----        -----       ----       ----        -----         ----
                          $108.2        $58.1      $23.5        $26.6       $1.1       $9.4        $10.3         $5.8
                          ======        =====      =====        =====       ====       ====        =====         ====

    Severance and benefits represent the reduction of approximately 670 employees, primarily sales and marketing personnel, on a worldwide basis. Temporary employees and contractors were also reduced. Write-off of assets include the write-off or write-down in carrying value of equipment as a result of the Company's decision to reduce the number of Information Superstores throughout the world, as well as the write-off of equipment associated with headcount reductions. The equipment subject to the write-offs and write-downs consisted primarily of computer servers, workstations, and personal computers that are no longer utilized in the Company's operations. Facility charges include early termination costs associated with the closing of certain domestic and international sales offices.

    In fiscal 1998, the Company recorded restructuring-related adjustments to decrease restructuring expense by $10.3 million primarily due to adjusting the estimated severance and facility charges to actual costs incurred. The Company has substantially completed actions associated with its restructuring except

                              INFORMIX CORPORATION

NOTE 13 - NONRECURRING CHARGES (CONTINUED)

for subleasing or settling its remaining long-term operating leases related to vacated properties. The terms of such operating leases expire at various dates through 2003.

NOTE 14 - SENIOR SECURED CREDIT AGREEMENT

    In December 1997, the Company entered into a Senior Secured Credit Agreement with a syndicate of commercial banks, providing for a revolving credit facility of up to $75 million (the "Credit Facility"). The actual amount available under the Credit Facility, for either direct borrowings or issuances of letters of credit, is based on certain eligibility criteria. As a result, the aggregate amount available under the Credit Facility will vary from time to time based on the amount and eligibility of the Company's receivables. As of December 31, 1998, no borrowings were outstanding under the Credit Facility, the Company's net accounts receivable totaled $187 million and its borrowing base under the Credit Facility was $61 million. The term of the Credit Facility is two years and is secured by all of the assets of Informix Software and the capital stock of the Company's domestic subsidiaries. The availability of the Credit Facility is subject to the Company's compliance with certain covenants, including the following financial covenants requiring the Company to: (a) maintain a ratio of
1.25 to 1.00 in respect of the sum of cash and accounts receivable to the difference of current liabilities less deferred and unearned revenues, (b) maintain quarterly revenues of $154 million, (c) maintain quarterly operating profit of at least $14.5 million for the quarter ended December 31, 1998 and a quarterly operating profit of at least $3 million for the quarter ending March 31, 1999 and a quarterly operating profit of at least $15 million for the quarter ending June 30, 1999 and thereafter, (d) maintain a positive quarterly cash flow consisting of operating income which does not include any restated revenue resulting from the Company's November 1997 restatement of its financial statements, capitalized software costs, capital expenditures or cash outlays in respect of accrued expenses arising from restructuring charges (but which income figure does take into account depreciation and amortization expenses), (e) maintain an interest coverage ratio of 1.25 to 1.00 in respect of quarterly operating cash flow to interest expense plus scheduled amortization of debt, (f) refrain from making additional investments in fixed or capital assets, in any fiscal year, in excess of $30 million, plus any carry forward amount which carry forward amount cannot exceed $5.0 million, and (g) obtain permission from the lenders before entering into any merger, consolidation, reorganization or other transaction resulting in a fundamental change.

    For the quarter ended December 31, 1998, the Company exceeded its investment in capital assets allowed by the loan agreement and its subsequent amendments. However, the banks waived the compliance of the capital expenditures covenant for the quarter in an amendment to the loan agreement made prior to December 31, 1998. There is no assurance that the Company will be able to meet its obligations under the amended loan agreement.

NOTE 15 - COMPREHENSIVE INCOME (LOSS)

    On January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income" which establishes standards for displaying comprehensive income and its components.

                              INFORMIX CORPORATION

NOTE 15 - COMPREHENSIVE INCOME (LOSS) (CONTINUED)

    The components of accumulated other comprehensive income (loss) consist of the following items:

                                                                                        ACCUMULATED
                                                                      UNREALIZED           OTHER
                                                        FOREIGN    GAINS/(LOSSES) ON   COMPREHENSIVE
                                                        CURRENCY      SECURITIES       INCOME/(LOSS)
                                                        --------   -----------------   -------------
                                                                       (IN THOUSANDS)
December 31, 1995.....................................  $ (6,343)       $  4,064          $ (2,279)
Current-period change.................................    (3,838)          7,626             3,788
                                                        --------        --------          --------
December 31, 1996.....................................   (10,181)         11,690             1,509
Current-period change.................................      (955)        (12,457)          (13,412)
                                                        --------        --------          --------
December 31, 1997.....................................   (11,136)           (767)          (11,903)
Current-period change.................................     3,351           5,202             8,553
                                                        --------        --------          --------
December 31, 1998.....................................  $ (7,785)       $  4,435          $ (3,350)
                                                        --------        --------          --------

    The tax effect on components of comprehensive income (loss) is not significant.

NOTE 16 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 (SOP 98-1), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes guidelines for the accounting for the costs of all computer software developed or obtained for internal use. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. SOP 98-1 did not have a significant impact on the Company's results of operations for the nine month period ended September 30, 1999.

    In June 1998, the Financial Accounting Standards Board issued Statement No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities," which establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 is effective for fiscal years beginning after June 15, 1999. Earlier application of SFAS 133 is encouraged but should not be applied retroactively to financial statements of prior periods. The Company is currently evaluating the requirements and impact of SFAS 133.

    In December 1998, the AICPA issued Statement of Position 98-9 (SOP 98-9), "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions." This amendment clarified the specification of what was considered vendor specific objective evidence of fair value for the various elements in a multiple element arrangement. SOP 98-9 is effective for all transactions entered into by the Company in fiscal year 2000. The adoption of this statement is not expected to have a material impact on the Company's operating results, financial position or cash flows.

                              INFORMIX CORPORATION

          SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                   1999            1998
                                                              --------------   -------------
                                           ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................     $ 136,230       $ 185,459
  Short-term investments....................................        79,701          41,093
  Accounts receivable, net..................................       184,382         187,342
  Recoverable income taxes..................................            --           3,255
  Other current assets......................................        30,227          20,373
                                                                 ---------       ---------
Total current assets........................................       430,540         437,522
PROPERTY AND EQUIPMENT, net.................................        62,772          75,845
SOFTWARE COSTS, net.........................................        39,214          38,006
LONG-TERM INVESTMENTS.......................................        14,092          22,191
INTANGIBLE ASSETS, net......................................        32,046          41,482
OTHER ASSETS................................................         4,656           7,019
                                                                 ---------       ---------
Total Assets................................................     $ 583,320       $ 622,065
                                                                 =========       =========

                            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................     $  18,011       $  29,900
  Accrued expenses..........................................        50,463          59,558
  Accrued employee compensation.............................        55,139          50,649
  Deferred revenue..........................................       135,198         132,390
  Advances from customers and financial institutions........        53,148         121,077
  Accrued restructuring costs...............................         2,289           5,813
  Other current liabilities.................................         4,459           6,875
                                                                 ---------       ---------
Total current liabilities...................................       318,707         406,262
OTHER NON-CURRENT LIABILITIES...............................         2,090           3,759
STOCKHOLDERS' EQUITY
  Preferred stock...........................................            63              63
  Common stock..............................................         1,950           1,913
  Shares to be issued for litigation settlement.............        91,000              --
  Additional paid-in capital................................       458,223         445,352
  Accumulated deficit.......................................      (283,848)       (231,934)
  Accumulated other comprehensive loss......................        (4,865)         (3,350)
                                                                 ---------       ---------
Total stockholders' equity..................................       262,523         212,044
                                                                 ---------       ---------
Total Liabilities and Stockholders' Equity..................     $ 583,320       $ 622,065
                                                                 =========       =========

See Notes to Supplemental Unaudited Condensed Consolidated Financial Statements.

                              INFORMIX CORPORATION

     SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
NET REVENUES
  Licenses..................................................  $307,562   $265,870
  Services..................................................   312,862    254,717
                                                              --------   --------
                                                               620,424    520,587
COSTS AND EXPENSES
  Cost of software distribution.............................    31,304     26,662
  Cost of services..........................................   131,634    113,904
  Sales and marketing.......................................   230,987    196,094
  Research and development..................................   120,464    110,071
  General and administrative................................    57,987     51,162
  Restructuring charges.....................................      (578)    (7,255)
                                                              --------   --------
                                                               571,798    490,638
                                                              --------   --------
Operating income............................................    48,626     29,949

OTHER INCOME (EXPENSE)
  Interest income...........................................     8,005      6,613
  Interest expense..........................................    (3,300)    (4,636)
  Litigation settlement expense.............................   (97,016)        --
  Other, net................................................       245     (2,396)
                                                              --------   --------
INCOME (LOSS) BEFORE INCOME TAXES...........................   (43,440)    29,530
  Income taxes..............................................    10,494      1,900
                                                              --------   --------
NET INCOME (LOSS)...........................................   (53,934)    27,630
  Preferred stock dividend..................................      (829)    (1,816)
  Value assigned to warrants................................        --     (1,982)
                                                              --------   --------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS.........  $(54,763)  $ 23,832
                                                              ========   ========
NET INCOME (LOSS) PER COMMON SHARE
Basic.......................................................  $  (0.28)  $   0.14
                                                              ========   ========
Diluted.....................................................  $  (0.28)  $   0.13
                                                              ========   ========
SHARES USED IN PER SHARE CALCULATIONS
Basic.......................................................   195,930    166,917
                                                              ========   ========
Diluted.....................................................   195,930    180,359
                                                              ========   ========

See Notes to Supplemental Unaudited Condensed Consolidated Financial Statements.

                              INFORMIX CORPORATION

     SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).........................................  $(53,934)  $ 27,630
  Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by (used in) operating
    activities:
    License fees received in advance........................   (64,439)   (48,561)
    Depreciation and amortization...........................    35,623     35,449
    Amortization of capitalized software....................    13,937     15,841
    Write-off of capitalized software.......................     2,371        771
    Litigation settlement...................................    91,000         --
    Gain on sale of marketable securities...................    (2,118)       880
    (Gain) loss on disposal of property and equipment.......      (263)     1,736
    Provisions for losses on accounts receivable............       561     (5,569)
    Restructuring charges...................................      (578)    (7,255)
    Other...................................................    (1,187)       893
    Changes in operating assets and liabilities:
      Accounts receivable...................................     6,636     (8,656)
      Other current assets..................................    (4,150)     3,273
      Accounts payable, accrued expenses and other
        liabilities.........................................   (19,542)   (57,618)
      Deferred maintenance revenue..........................    (2,088)    12,720
                                                              --------   --------
Net cash and cash equivalents provided by (used in)
  operating activities......................................     1,829    (28,466)
                                                              --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Investments of excess cash:
      Purchases of available-for-sale securities............   (80,936)   (30,798)
      Maturities of available-for-sale securities...........    19,329      5,119
      Sales of available-for-sale securities................    30,530     24,300
  Proceeds from sale of strategic investments and marketable
    securities..............................................     4,340      1,500
  Purchases of strategic investments........................        --     (1,000)
  Purchases of property and equipment.......................   (17,708)   (13,755)
  Additions to software costs...............................   (17,516)   (13,728)
  Other.....................................................     1,040        454
                                                              --------   --------
Net cash and cash equivalents used in investing
  activities................................................   (60,921)   (27,908)
                                                              --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Advances from customers...................................     5,183     10,092
  Proceeds from issuance of common stock, net...............    13,910     12,809
  Proceeds from issuance of preferred stock, net............        --     24,119
  Payments for structured settlements with resellers........    (3,225)        --
  Principal payments on capital leases......................    (4,300)    (3,349)
  Net borrowings under line of credit.......................       935        501
                                                              --------   --------
Net cash and cash equivalents provided by financing
  activities................................................    12,503     44,172
                                                              --------   --------
ADJUSTMENT TO CONFORM FISCAL YEAR OF POOLED COMPANY.........      (733)        --
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................    (1,908)    16,247
                                                              --------   --------
Increase (decrease) in cash and cash equivalents............   (49,230)     4,045
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............   185,460    141,559
                                                              --------   --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $136,230   $145,604
                                                              ========   ========

See Notes to Supplemental Unaudited Condensed Consolidated Financial Statements.

                              INFORMIX CORPORATION

  NOTES TO SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--PRESENTATION OF INTERIM FINANCIAL STATEMENTS

    The supplemental unaudited condensed consolidated financial statements have been prepared to give retroactive effect to the merger with Cloudscape on October 8, 1999. The supplemental unaudited condensed consolidated financial statements have been restated for all periods presented as if Cloudscape and the Company had always been combined. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

    Prior to the combination, Cloudscape's fiscal year ended on March 31. In recording the pooling-of-interests combination, Informix's statement of operations for the years ended December 31, 1998 and 1997 have been combined with the Cloudscape statements of operations for the years ended March 31, 1999 and 1998, respectively. The Informix statement of operations for the year ended December 31, 1996 has been combined with the Cloudscape statement of operations for the period from August 2, 1996 (inception) through March 31, 1997. This presentation is in accordance with the rules and regulations of the Securities and Exchange Commission (SEC) which require that the fiscal periods combined in the supplemental consolidated financial statements be within 93 days of Informix's fiscal period ends. The supplemental consolidated balance sheets of Informix at December 31, 1998 and 1997 have been combined with the balance sheets of Cloudscape as of March 31, 1999 and 1998, respectively.

    The supplemental unaudited condensed consolidated financial statements have been prepared on the same basis as the audited supplemental consolidated financial statements. In the opinion of management, all significant adjustments which are normal, recurring in nature and necessary for a fair presentation of the financial position and results of the operations of the Company, have been consistently recorded. The operating results for the interim periods presented are not necessarily indicative of expected performance for the entire year. Certain previously reported amounts have been reclassified to conform to the current presentation format. The supplemental unaudited information should be read in conjunction with the audited supplemental financial statements of the Company and the notes thereto for the year ended December 31, 1998 included in
Item 5. of this Form 8-K.

                              INFORMIX CORPORATION

  NOTES TO SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

NOTE B--NET INCOME (LOSS) PER SHARE

    The following table sets forth the computation of basic and diluted net income (loss) per common share (in thousands, except per share data):

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                           -------------------
                                                             1999       1998
                                                           --------   --------
Numerator:
  Net income (loss)......................................  $(53,934)  $27,630
  Preferred stock dividend...............................      (829)   (1,816)
  Value assigned to warrants.............................        --    (1,982)
                                                           --------   -------
                                                           $(54,763)  $23,832
                                                           ========   =======
Denominator:
  Denominator for basic net income (loss) per common
    share--
    Weighted-average shares outstanding..................   191,710   166,917
    Weighted-average shares to be issued for litigation
      settlement.........................................     4,220        --
                                                           --------   -------
                                                            195,930   166,917
                                                           ========   =======
  Effect of dilutive securities:
    Employee stock options and restricted common stock...        --     4,829
    Series A-1 convertible preferred stock and series A-1
      warrants...........................................        --     2,999
    Cloudscape Convertible Preferred Stock...............        --     5,614
                                                           --------   -------

  Denominator for diluted net income (loss) per common
    share--adjusted weighted-average shares and assumed
    conversions..........................................   195,930   180,359
                                                           ========   =======
Basic net income (loss) per common share.................  $  (0.28)  $  0.14
                                                           ========   =======
Diluted net income (loss) per common share...............  $  (0.28)  $  0.13
                                                           ========   =======

    The Company excluded potentially dilutive securities for each period presented from its diluted EPS computation because either the exercise price of the securities exceeded the average fair value of the Company's Common Stock or the Company had net losses and, therefore, these securities were antidilutive. A summary of the excluded potential dilutive securities and the related exercise/conversion features as of September 30, 1999 follows (in thousands):

Potential dilutive securities:
  Stock options and restricted common stock.................  20,568
  Common Stock Warrants (Series B Warrants).................   1,750
  Cloudscape Convertible Preferred Stock....................   6,343
  Contingently issuable shares for litigation settlement....   2,383

                              INFORMIX CORPORATION

  NOTES TO SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

NOTE B--NET INCOME (LOSS) PER SHARE (CONTINUED)

    The stock options have per share exercise prices ranging from $0.07 to $42.09 and are exercisable through September 2009.

    The warrants to purchase shares of Common Stock of the Company (the
"Series B Warrants") were issued in connection with the conversion of certain shares of the Company's Series B Preferred Stock into shares of Common Stock of the Company. Upon conversion of the Series B Preferred Stock, the holders are eligible to receive Series B Warrants to purchase that number of shares of the Company's Common Stock equal to 20% of the shares of the Company's Common Stock into which the Series B Preferred Stock is convertible, but not less than an aggregate of 1,750,000, of which approximately 1,620,000 have been issued as of September 30, 1999, at a per share exercise price of $7.84. The Series B Warrants are exercisable through November 2002.

    In accordance with the memorandum of understanding regarding the settlement of pending private securities and related litigation against us (see Note G), the Company will contribute a minimum of 9 million shares of the Company's Common Stock with a guaranteed value of $91 million for a maximum term of one year from the date of final approval of the settlement by the courts. The issuance of these shares is pending final court approval. In the event that the average price of the Company's Common Stock fails to average $10.11 over certain specified periods after the Common Stock is issued, the Company is required to contribute cash and/or issue additional shares of its Common Stock. Based on the average closing price of the Company's Common Stock for the final twenty trading days ending September 30, 1999, the Company would potentially be required to issue an additional 2,383,000 shares of Common Stock pursuant to the memorandum of understanding. Because the Company has a net loss for the nine-month period ended September 30, 1999, the denominator for the Company's net loss per common share calculation for such period excludes these shares of potentially-issuable Common Stock.

NOTE C--COMPREHENSIVE INCOME

    The following table sets forth the calculation of comprehensive income
(loss) for the nine-month periods ended September 30, 1999 and 1998 (in thousands):

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                           -------------------
                                                             1999       1998
                                                           --------   --------
Net income (loss)........................................  $(53,934)  $27,630
Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale
  securities.............................................      (431)    3,851
Foreign currency translation adjustment..................    (1,084)    4,828
                                                           --------   -------
                                                           $(55,449)  $36,309
                                                           ========   =======

    The tax effect on components of other comprehensive income is not significant.

NOTE D--STOCKHOLDERS' EQUITY

    During the three months and nine months ended September 30, 1999, holders of the Company's Series B Preferred Stock converted 2,000 shares and 4,300 shares, respectively, of Series B Preferred Stock into 283,364 shares and 626,393 shares, respectively, of the Company's Common Stock. In connection with

                              INFORMIX CORPORATION

  NOTES TO SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

NOTE D--STOCKHOLDERS' EQUITY (CONTINUED)

such conversions, the Company also issued such Series B Preferred Stockholders warrants to purchase up to 56,672 shares and 125,276 shares, respectively, of Common Stock at a purchase price of $7.84 per share.

Reconciliation of outstanding Common Stock shares (in
  thousands):
  Shares outstanding at December 31, 1998...................  191,244
  Shares issued upon exercises of stock options.............    2,105
  Shares sold and issued under the employee stock purchase
    plan....................................................      921
  Shares issued upon conversion of Series B Preferred
    Stock...................................................      626
  Shares to be issued for litigation settlement.............    9,000
  Shares issued for services................................       17
                                                              -------
  Shares outstanding at September 30, 1999..................  203,913
                                                              =======

NOTE E--RESTRUCTURING CHARGES

    In June and September of 1997, the Company approved plans to restructure its operations in order to bring expenses in line with forecasted revenues. In connection with these restructurings, the Company substantially reduced its worldwide headcount and consolidated facilities and operations to improve efficiency. The following analysis sets forth the significant components of the restructuring reserve at September 30, 1999 (in millions):

                                                              SEVERANCE &    FACILITY
                                                                BENEFITS     CHARGES     OTHER      TOTAL
                                                              ------------   --------   --------   --------
Accrual balances, December 31, 1998.........................      $0.1         $5.2      $ 0.5       $5.8

Cash payments...............................................        --          1.1        0.2        1.3
Non-cash costs..............................................        --          1.0        0.6        1.6
Adjustments.................................................       0.1          0.8       (0.3)       0.6
                                                                  ----         ----      -----       ----
Accrual balances, September 30, 1999........................      $ --         $2.3      $  --       $2.3
                                                                  ====         ====      =====       ====

    In the first quarter of 1999, the Company recorded restructuring-related adjustments to decrease restructuring expense by $578,000 primarily due to adjusting the estimated severance and facility charges to actual costs incurred. The Company has substantially completed actions associated with its restructuring except for subleasing or settling its remaining long-term operating leases related to vacated properties. The terms of such operating leases expire at various dates through 2003.

NOTE F--BUSINESS SEGMENTS

    The Company currently has four reportable operating segments, North America, Europe, Asia/Pacific and Latin America, which are organized, managed and analyzed geographically and operate in one industry segment: the development and marketing of information management software and related services. The Company evaluates operating segment performance based primarily on net revenues and certain operating expenses. The Company's products are marketed internationally through the Company's subsidiaries and through application resellers, OEMs and distributors. Financial information for the

                              INFORMIX CORPORATION

  NOTES TO SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

NOTE F--BUSINESS SEGMENTS (CONTINUED)

Company's North America, Europe, Asia/Pacific and Latin America operating segments is summarized below for the nine-month periods ended September 30, 1999 and 1998:

                                           NORTH                  ASIA      LATIN
NINE MONTHS ENDED SEPTEMBER 30,           AMERICA     EUROPE    PACIFIC    AMERICA    ELIMINATIONS    TOTAL
-------------------------------           --------   --------   --------   --------   ------------   --------
                                                                    (IN THOUSANDS)
1999:
Net revenues from unaffiliated
  customers.............................  $321,445   $184,970   $66,798    $47,211      $    --      $620,424
Transfers between segments..............   (25,994)    15,626     5,914      4,454           --            --
Total net revenues......................   295,451    200,596    72,712     51,665           --       620,424
Operating income........................    16,338     18,213     8,280      4,657        1,138        48,626
Net income (loss).......................   (69,675)    15,487     7,443     (1,933)      (5,256)      (53,934)

1998:
Net revenues from unaffiliated
  customers.............................  $259,261   $169,544   $57,672    $34,110      $    --      $520,587
Transfers between segments..............    (7,282)      (304)    2,789      4,797           --            --
Total net revenues......................   251,979    169,240    60,461     38,907           --       520,587
Operating income (loss).................   (34,857)    67,751       880      1,460       (5,285)       29,949
Net income (loss).......................   (31,270)    64,475       759     (1,410)      (4,924)       27,630

NOTE G--LITIGATION

    Commencing in April 1997, a series of class action lawsuits purportedly by or on behalf of stockholders and a separate but related stockholder action were filed in United States District Court for the Northern District of California. These actions name as defendants the Company, certain of its present and former officers and directors and in some cases, its former independent auditors. The complaints allege various violations of the federal securities laws and seek unspecified but potentially significant damages. Similar actions were also filed in California state court and in Newfoundland, Canada.

    Stockholder derivative actions, purportedly on behalf of the Company and naming virtually the same individual defendants and the Company's former independent auditors, were also filed, commencing in August 1997, in California state court. While these actions allege various violations of state law, any monetary judgments in the derivative actions would accrue to the benefit of the Company.

    Pursuant to Delaware law and certain indemnification agreements between the Company and each of its current and former officers and directors, the Company is obligated to indemnify its current and former officers and directors for certain liabilities arising from their employment with or service to the Company. This includes the costs of defending against the claims asserted in the above-referenced actions and any amounts paid in settlement or other disposition of such actions on behalf of these individuals. The Company's obligations do not permit or require it to provide such indemnification to any such individual who is adjudicated to be liable for fraudulent or criminal conduct. Although the Company has purchased directors' and officers' liability insurance to reimburse it for the costs of indemnification for its directors and officers, the coverage under its policies is limited. Moreover, although directors' and officers' insurance presumes that 100 percent of the costs incurred in defending claims asserted jointly against the Company and its current and former directors and officers are allocable to the individuals' defense, the Company does not have insurance to cover the costs of its own defense or to cover any liability for any claims asserted against it. The Company has not set aside any financial reserves relating to any of the above-referenced actions.

                              INFORMIX CORPORATION

  NOTES TO SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

NOTE G--LITIGATION (CONTINUED)

    On May 26, 1999, the Company entered into a memorandum of understanding regarding the settlement of pending private securities and related litigation against the Company. The settlement will resolve all material litigation arising out of the restatement of the Company's financial statements that was publicly announced in November, 1997. In accordance with the terms of the memorandum of understanding, the Company paid approximately $3.2 million in cash during the second quarter of 1999 and an additional amount of approximately $13.8 million of insurance proceeds was contributed directly by certain insurance carriers on behalf of certain of the Company's current and former officers and directors. The Company will also contribute a minimum of 9 million shares of the Company's common stock, which will have a guaranteed value of $91 million for a maximum term of one year from the date of the final approval of the settlement by the courts. The Company's former independent accountants, Ernst & Young LLP, will pay $34 million in cash. The total amount of the settlement, which has received final approval with respect to the federal class action and is pending final state court approval with respect to the derivative and state class actions, will be $142 million.

    In July 1997, the Securities and Exchange Commission issued a formal order of investigation of the Company and certain unidentified individuals associated with the Company with respect to non-specified accounting matters, public disclosures and trading activity in the Company's securities. The Company is cooperating with the investigation and is providing all information subpoenaed by the Commission. The approval of the proposed settlement of the pending lawsuits will not affect this investigation.

    The Company also has been advised by the office of the United States Attorney for the Northern District of California ("U.S. Attorney") that the U.S. Attorney is conducting an investigation of the events leading to the restatement of the Company's financial statements that was announced publicly in November 1997 (the "restatement"). The Company will cooperate fully in the investigation. The Company currently is negotiating the terms of a cooperation agreement with the U.S. Attorney providing that, in return for the Company's cooperation, the U.S. Attorney will not take any action against the Company relating to the restatement.

    From time to time, in the ordinary course of business, the Company is involved in various legal proceedings and claims. The Company does not believe that any of these proceedings and claims will have a material adverse effect on the Company's business or financial position.

NOTE H--BUSINESS COMBINATIONS

    On October 8, 1999, the Company completed its acquisition of Cloudscape, Inc., ("Cloudscape"), a privately-held provider of synchronized database solutions for the remote and occasionally connected workforce. In the acquisition, the former shareholders of Cloudscape received shares of the Company's Common Stock in exchange for their shares of Cloudscape at the rate of approximately 0.56 shares of Informix Common Stock for each share of Cloudscape Common Stock (the "Merger"). An aggregate of 9,583,000 shares of Informix Common Stock were issued pursuant to the Merger, and an aggregate of 417,000 options and warrants to purchase Cloudscape Common Stock were assumed by Informix. Immediately prior to the Cloudscape Merger, the outstanding shares of Cloudscape Preferred Stock were converted into Cloudscape Common Stock.

    The Merger was accounted for as a pooling-of-interests combination and, accordingly, the supplemental consolidated financial statements for periods prior to the combination have been restated to include the accounts and results of operations of Cloudscape. The results of operations previously reported by the

                              INFORMIX CORPORATION

  NOTES TO SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

NOTE H--BUSINESS COMBINATIONS (CONTINUED)

separate enterprises and the combined amounts presented in the accompanying supplemental consolidated financial statements are summarized below.

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Net revenues:
  Informix..............................................  $619,207   $520,411
  Cloudscape............................................     1,217        176
                                                          --------   --------
  Combined..............................................  $620,424   $520,587
                                                          ========   ========

Net income (loss):
  Informix..............................................  $(47,605)  $ 33,144
  Cloudscape............................................    (6,329)    (5,514)
                                                          --------   --------
  Combined..............................................  $(53,934)  $ 27,630
                                                          ========   ========

    No adjustments were necessary to conform accounting policies of the combined entities.

    Prior to the combination, Cloudscape's fiscal year ended March 31. In recording the pooling-of-interests combination, Informix's statement of operations for the nine-month period ended September 30, 1999 has been combined with the Cloudscape statement of operations for the same period. The Informix statement of operations for the nine-month period ended September 30, 1998 has been combined with the Cloudscape statement of operations for the nine-month period ended December 31, 1998. Informix's statement of operations for the years ended December 31, 1998 and 1997 have been combined with the Cloudscape statements of operations for the years ended March 31, 1999 and 1998, respectively. The Informix statement of operations for the year ended December 31, 1996 has been combined with the Cloudscape statement of operations for the period from August 2, 1996 (inception) through March 31, 1997. This presentation is in accordance with the rules and regulations of the Securities and Exchange Commission (SEC) which require that the fiscal periods combined in the supplemental consolidated financial statements be within 93 days of Informix's fiscal period ends. As a consequence, the results of Cloudscape for the three-month period ended March 31, 1999 are included in the results of operations for both the year ended December 31, 1998 and the nine-month period ended September 30, 1999. Cloudscape revenues and net loss for the three-month period ended March 31, 1999 were $347,000 and $2,020,000, respectively. The supplemental consolidated balance sheets of Informix at September 30, 1999 and December 31, 1998 have been combined with the balance sheets of Cloudscape as of September 30, 1999 and March 31, 1999, respectively.

    On December 31, 1998, the Company acquired Red Brick Systems, Inc. ("Red Brick"), a provider of scalable decision support solutions for data warehousing, data marts, OLAP and data mining. The acquisition was accounted for using the purchase method of accounting. Accrued merger and integration costs recorded in connection with the acquisition of Red Brick included approximately
$1.6 million for severance and other acquisition-related costs, $4.7 million for costs associated with the shutdown and consolidation of the Red Brick facilities and $1.6 million for costs associated with settling acquired royalty commitments for abandoned technology. As of September 30, 1999, $1.1 million had been paid for severance and other acquisition-related costs, $1.3 million had been paid for costs associated with the shutdown and consolidation of Red Brick facilities and $0.8 million had been paid to settle acquired royalty

                              INFORMIX CORPORATION

  NOTES TO SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

NOTE H--BUSINESS COMBINATIONS (CONTINUED)

commitments for abandoned technology. During the first quarter of 1999, the accrual for estimated costs associated with the shutdown and consolidation of the Red Brick facilities was reduced by $2.0 million, which resulted in a corresponding $2.0 million decrease in goodwill. This adjustment was the result of a decrease in the estimated costs associated with the former Red Brick headquarters facility due to a change in the amount of sublease income to be received for such facility. The Company expects to complete its termination of employees and consolidation of facilities by the end of 1999.

    The following unaudited pro forma financial information presents the combined results of operations of Informix and Red Brick for the nine-month period ended September 30, 1998 as if the acquisition had occurred as of the beginning of 1998. This financial information gives effect to certain adjustments, including amortization of goodwill. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the two companies constituted a single entity during such periods.

                                                                 FOR THE
                                                               PERIOD ENDED
                                                              SEPTEMBER 30,
                                                                   1998
                                                              --------------
                                                               NINE MONTHS
                                                              --------------
Net revenues................................................     $545,743
Net income (loss) applicable to common stockholders.........        2,736
Net income (loss) per share.................................         0.02

NOTE I--RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 (SOP 98-1), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes guidelines for the accounting for the costs of all computer software developed or obtained for internal use. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. SOP 98-1 did not have a significant impact on the Company's results of operations for the nine month period ended September 30, 1999.

    In June 1998, the Financial Accounting Standards Board issued Statement
No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities," which establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. Earlier application of SFAS 133 is encouraged but should not be applied retroactively to financial statements of prior periods. The Company is currently evaluating the requirements and impact of SFAS 133.

    In December 1998, the AICPA issued Statement of Position 98-9 (SOP 98-9), "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions." This amendment clarifies the specification of what is considered vendor specific objective evidence of fair value for the various elements in a multiple element arrangement. SOP 98-9 is effective for all transactions entered into by the Company in fiscal year 2000. The adoption of this statement is not expected to have a material impact on the Company's operating results, financial position or cash flows.